- As filed with the Securities and Exchange Commission on August 6, 1998

                                                    - Registration No. 333-58043


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                               COMNET CORPORATION
             (Exact name of Registrant as specified in its charter)

    Delaware                         7372                        52-0852578
(State or other          (Primary Standard Industrial         (I.R.S. Employer
jurisdiction of          Classification Code Number)         Identification No.)
incorporation or
 organization)

      4200 Parliament Place, Suite 600, Lanham, MD 20706-1481, 301-918-0400
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Robert S. Bowen
                               COMNET CORPORATION
                        4200 Parliament Place, Suite 600
                              Lanham, MD 20706-1481
                                 (301) 918-0400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With a copy to:
                            Louis J. Bevilacqua, Esq.
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                               New York, NY 10038


     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If any securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. 2)

Filed by the  Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_| Preliminary Proxy Statement
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rules 14a-11(c) or 14a-12

                             GROUP 1 SOFTWARE, INC.

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
|_| No fee required.
|X| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

Common Stock, $.01 par value, of

                             GROUP 1 SOFTWARE, INC.

     ---------------------------------------------------------------------------

     2)   Aggregate number of securities to which transaction applies: 4,293,697

     ---------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.) 1.15 (the "Exchange Ratio" in the "Merger") of $13.1875, the average price per share of Common Stock on June 25, 1998.

     ---------------------------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction: $65,116,598

     5)   Total fee paid: $3,525.55

|X| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filling by registration statement number, or the Form or Schedule and the date of its filing.

     ---------------------------------------------------------------------------

     1)   Amount Previously Paid: $3,525.55

     ---------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.: Registration Statement on Form S-4 (File No. 333-58043)

     ---------------------------------------------------------------------------

     3)   Filing Party: COMNET Corporation

     ---------------------------------------------------------------------------

     4)   Date Filed: June 29, 1998

                               COMNET CORPORATION

                              CROSS REFERENCE SHEET

       Furnished Pursuant to Rule 404(a) and Item 501(b) of Regulation S-K

Registration Statement                    Location or Caption in
Item Number and Caption                   Proxy Statement Prospectus
-----------------------                   --------------------------

A.  INFORMATION ABOUT THE TRANSACTION

    1.   Forepart   of    Registration
         Statement  and Outside  Front
         Cover Page of Prospectus.......  Facing   Page   of  the   Registration
                                          Statement;  Cross Reference Sheet; and
                                          Outside  Front  Cover  Page  of  Proxy
                                          Statement Prospectus

    2.   Inside Front and Outside Back
         Cover Pages of Prospectus......  Inside   Front  Cover  Page  of  Proxy
                                          Statement Prospectus; and Outside Back
                                          Cover   Page   of   Proxy    Statement
                                          Prospectus

    3.   Risk   Factors,    Ratio   of
         Earnings to Fixed Charges and
         Other Information..............  Summary; Risk Factors; and Description
                                          of the Companies

    4.   Terms of the Transaction.......  Summary;    The    Proposed    Merger;
                                          Description  of COMNET  Common  Stock;
                                          and Comparison of  Stockholder  Rights
                                          Pro Forma Combined Condensed Financial
                                          Statements

    5.   Pro      Forma      Financial
         Information....................

    6.   Material  Contacts  With  the
         Company Being Acquired.........  Summary; and The Proposed Merger

    7.   Additional        Information
         Required  for  Reoffering  by
         Person and parties  Deemed to
         be Underwriters................                    *

    8.   Interests  of  Named  Experts
         and Counsel....................                    *

    9.   Disclosure    of   Commission
         Position  on  Indemnification
         for       Securities      Act
         Liabilities....................                    *

B.  INFORMATION ABOUT THE REGISTRANT

    10.  Information  with  Respect to
         S-3 Companies..................  Summary; Description of the Companies;
                                          Pro Forma Combined Condensed Financial
                                          Statements

    11.  Incorporation    of   Certain
         Information by Reference.......  Incorporation by Reference

    12.  Information  With  Respect to
         S-2 or S-3 Registrants.........                     *

    13.  Incorporation    of   Certain
         Information by Reference.......                     *

    14.  Information  With  Respect to
         Foreign   Registrants   Other
         Than S-2 or S-3 Registrants....                     *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

    15.  Information  With  Respect to
         S-3 Companies..................  Summary;  Information Concerning Group
                                          1; and Pro  Forma  Combined  Condensed
                                          Financial Statements

    16.  Information  With  Respect to
         S-2 or S-3 Companies...........                     *

    17.  Information  With  Respect to
         Foreign  Companies Other Than
         S-2 or S-3 Companies...........                     *

D.  VOTING AND MANAGEMENT INFORMATION

    18.  Information    if    Proxies,
         Consents  or   Authorizations
         Are To Be Solicited............  Outside  Front  Cover  Page  of  Proxy
                                          Statement  Prospectus;   Summary;  The
                                          Special Meeting;  The Proposed Merger;
                                          Description  of  the  Companies;   and
                                          Solicitation of Proxies

    19.  Information    if    Proxies,
         Consents  or   Authorizations
         Are Not To Be Solicited in an
         Exchange Offer.................                     *

--------------------
*Item is omitted because not applicable.

                               COMNET CORPORATION
                        4200 Parliament Place, Suite 600
                              Lanham, MD 20706-1481

Dear COMNET Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of COMNET Corporation, which will be held on September 25, 1998, at 10:30 a.m., at One Liberty Plaza, 46th Floor, New York, New York 10292.

     At the Annual Meeting, you will be asked to vote on a proposal to approve and adopt an Agreement and Plan of Merger providing for the merger of Group 1 Software, Inc. with and into COMNET (the "Merger"). In the Merger, each outstanding share of Group 1 common stock will be converted into the right to receive 1.15 shares of COMNET common stock. After the Merger is completed, COMNET stockholders will own approximately 77.9% of the shares of the merged company and former Group 1 stockholders (excluding COMNET) will own approximately 22.1% of the shares of the merged company.

     COMNET's Board of Directors has determined, based on the report and recommendations of a special committee appointed by the Board of Directors, that the Merger is in the best interests of COMNET and its stockholders. We believe the Merger will serve the best interests of stockholders of COMNET by increasing the number of shares held by the public, and by reducing costs and other inefficiencies as well as the market confusion related to COMNET's holding company status. Accordingly, the Board of Directors has unanimously approved the Agreement and Plan of Merger and recommends that you vote in favor of COMNET's Merger with Group 1.

     In addition to the matters related to the Merger, at the Annual Meeting, we propose to (i) amend COMNET's certificate of incorporation to increase the number of shares of common stock COMNET is authorized to issue from 10 million to 14 million, (ii) elect 3 directors to the board of directors of the merged company or, if the Merger is not approved, COMNET, and (iii) approve an amendment to COMNET's 1995 Non-Employee Director's Stock Option Plan to increase the number of authorized shares of COMNET common stock that may be granted under that plan to 300,000 shares.

     Your participation in the Annual Meeting, in person or by proxy, is especially important because the items to be voted on are very significant to COMNET and its stockholders. Whether or not you plan to attend the Annual Meeting, we urge you to complete, date, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares will be represented at the Annual Meeting.

     Thank you, and I look forward to seeing you at the Annual Meeting.

August 6, 1998                                 /s/Robert S. Bowen
                                               -----------------------
                                               Robert S. Bowen
                                               Chief Executive Officer

                               COMNET CORPORATION
                        4200 Parliament Place, Suite 600
                           Lanham, Maryland 20706-1860

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held September 25, 1998

To the Stockholders of COMNET Corporation:

     PLEASE TAKE NOTICE that the annual meeting of stockholders of COMNET Corporation, a Delaware corporation ("COMNET" or the "Company"), will be held on September 25, 1998, at 10:30 a.m., at One Liberty Plaza, 46th Floor, New York, New York 10292 (the "Annual Meeting"), to consider and vote upon the following matters described in the accompanying Proxy Statement Prospectus:

     (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated June 23, 1998 (the "Merger Agreement"), by and between COMNET and Group 1 Software, Inc., a Delaware corporation and majority-owned subsidiary of COMNET ("Group 1"), providing for the merger of Group 1 with and into COMNET;

     (2) To amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 10 million to 14 million;

     (3) To elect three (3) directors to hold office until the third annual meeting of stockholders of the Company following their election and until the election and qualification of their successors;

     (4) To amend the Company's 1995 Non-Employee Directors' Stock Option Plan to increase the number of authorized shares of Common Stock of the Company that may be granted under that plan to 300,000; and

     (5) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only COMNET stockholders of record at the close of business on July 27, 1998 are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

     We hope that you will be able to attend the Annual Meeting in person.

          ------------------------------------------------------------

IN ORDER TO ASSURE A QUORUM AND TO AVOID THE EXPENSE AND DELAY OF SENDING FOLLOW-UP LETTERS, PLEASE FILL IN, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

          ------------------------------------------------------------
          Lanham, Maryland          By Order of the Board of Directors
          August 6, 1998                       Edward Weiss, Secretary

                               COMNET CORPORATION

             THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 25, 1998

     The undersigned hereby appoints Edward Weiss and Mark D. Funston, and each of them, with full power of substitution, proxies to vote all shares of Common Stock of COMNET CORPORATION, a Delaware corporation (the "Company"), owned by the undersigned at the Annual Meeting of Stockholders to be held at One Liberty Plaza, 46th Floor, New York, New York 10292, on September 25, 1998, at 10:30 a.m., local time, and at any and all adjournments or postponements thereof, as follows:

     1. Approval and adoption of the Agreement and Plan of Merger, dated June 23, 1998 (the "Merger Agreement"), by and between the Company and Group 1 Software, Inc., a Delaware corporation and a majority-owned subsidiary of the Company ("Group 1"), providing for the merger of Group 1 with and into the Company.


          FOR                     AGAINST                      ABSTAIN

     2. Approval and adoption of an amendment to the Company's Certificate of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 10 million to 14 million.

          FOR                     AGAINST                      ABSTAIN

     3. Election of the nominees listed below to the Company's Board of Directors to hold office until the third annual meeting of stockholders of the Company following their election and until the election and qualification of their successors.

          FOR                     WITHOLD AUTHORITY          Nominees:
          all nominees listed     to vote for all nominees   Charles G. Sindelar
          at right (except as     listed at right            James P. Marden
          marked to the                                      Charles A. Mele
          contrary below)

          To withhold authority to vote for an individual nominee, print the name of such nominee on the line provided

          ------------------------------------------------------------

     4. Amendment to the Company's 1995 Non-Employee Director's Stock Option Plan to increase the number of authorized shares of Common Stock of the Company that may be issued under that plan to 300,000.

          FOR                     AGAINST                      ABSTAIN

     5. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof, including discretionary authority to consider and vote upon procedural matters and any adjournment or postponement of the meeting.

          FOR                     AGAINST                      ABSTAIN

     The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted FOR the approval and adoption of the Merger Agreement, the election of the nominees for director and the other proposals set forth in the Company's Notice of Annual Meeting of Stockholders.


                                  Dated:  ________________________________, 1998


                                  ----------------------------------------------

                                  ----------------------------------------------
                                  Signature

                                  IMPORTANT; Please sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the proxy.

                                  IN ORDER TO ASSURE A QUORUM AND TO AVOID THE EXPENSE AND DELAY OF SENDING FOLLOW-UP LETTERS, PLEASE FILL IN, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. The above-signed hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement Prospectus furnished herewith.

                             GROUP 1 SOFTWARE, INC.
                        4200 Parliament Place, Suite 600
                              Lanham, MD 20706-1481

Dear Group 1 Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of Group 1 Software, Inc., which will be held on September 25, 1998, at 10:00 a.m., at One Liberty Plaza, 46th Floor, New York, New York 10292.

     At the Special Meeting, you will be asked to vote on a proposal to approve and adopt an Agreement and Plan of Merger providing for the merger of Group 1 with and into COMNET Corporation (the "Merger"). In the Merger, each outstanding share of Group 1 common stock will be converted into the right to receive 1.15 shares of COMNET common stock. After the Merger is completed, COMNET stockholders will own approximately 77.9% of the shares of the merged company and former Group 1 stockholders (excluding COMNET) will own approximately 22.1% of the shares of the merged company.

     Group 1's Board of Directors has determined, based on the report and recommendations of a special committee appointed by the Board of Directors, that the Merger is in the best interests of Group 1 and its stockholders. We believe the Merger will serve the best interests of stockholders of Group 1 by increasing the number of shares held by the public, and by reducing costs and other inefficiencies as well as the market confusion related to Group 1's relationship to COMNET as its parent company. Accordingly, the Board of Directors has unanimously approved the Agreement and Plan of Merger providing for the Merger and recommends that you vote in favor of the Group 1's Merger with COMNET.

     If,  at  the  Special  Meeting,  the  Merger  is  not  approved,   Group  1
stockholders will also be asked to elect 2 directors to the Group 1 board of directors.

     Your participation in the Special Meeting, in person or by proxy, is especially important because the items to be voted on are very significant to Group 1 and its stockholders. Whether or not you plan to attend the Special Meeting, we urge you to complete, date, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope to ensure that your shares will be represented at the Special Meeting.

     Thank you, and I look forward to seeing you at the Special Meeting.

August 6, 1998                                 /s/Robert S. Bowen
                                               -----------------------
                                               Robert S. Bowen
                                               Chief Executive Officer

                             GROUP 1 SOFTWARE, INC.
                        4200 Parliament Place, Suite 600
                           Lanham, Maryland 20706-1844

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          To be Held September 25, 1998

To the Stockholders of Group 1 Software, Inc.:

     PLEASE TAKE NOTICE that a special meeting of stockholders of Group 1 Software, Inc., a Delaware corporation ("Group 1" or the "Company") will be held on September 25, 1998, at 10:00 a.m., at One Liberty Plaza, 46th Floor, New York, New York 10292 (the "Special Meeting"), for the following purposes:

     (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated June 23, 1998 (the "Merger Agreement"), by and between COMNET Corporation, a Delaware corporation ("COMNET"), and the Company, providing for the Merger of the Company with and into COMNET;

     (2) If the merger contemplated by the Merger Agreement is not approved, to elect two (2) directors to hold office until the third annual meeting of stockholders of Group 1 following their election and until the election and qualification of their successors; and

     (3) To transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

     Only Group 1 stockholders of record at the close of business on July 27, 1998 are entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

     We hope that you will be able to attend the Special Meeting in person.

                         HOLDERS OF GROUP 1 STOCK SHOULD
               NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

          ------------------------------------------------------------

IN ORDER TO ASSURE A QUORUM AND TO AVOID THE EXPENSE AND DELAY OF SENDING FOLLOW-UP LETTERS, PLEASE FILL-IN, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU ARE PRESENT AT THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES PERSONALLY.

          ------------------------------------------------------------

Lanham, Maryland                              By Order of the Board of Directors
August 6, 1998                                           Edward Weiss, Secretary

                             GROUP 1 SOFTWARE, INC.

             THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 25, 1998

     The undersigned hereby appoints Edward Weiss and Mark D. Funston, and each of them, with full power of substitution, proxies to vote all shares of Common Stock of GROUP 1 SOFTWARE, INC., a Delaware corporation (the "Company"), owned by the undersigned at the Special Meeting of Stockholders to be held at One Liberty Plaza, 46th Floor, New York, New York 10292, on September 25, 1998, at 10:00 a.m., local time, and at any and all adjournments or postponements thereof, as follows:

     1. Approval and adoption of the Agreement and Plan of Merger, dated June 23, 1998 (the "Merger Agreement"), by and between the COMNET Corporation, a Delaware corporation ("COMNET"), and the Company, providing for the merger of the Company with and into COMNET (the "Merger").


          FOR                     AGAINST                      ABSTAIN

     2. If the Merger is not approved, election of the nominees listed below to the Company's Board of Directors to hold office until the third annual meeting of stockholders of the Company following their election and until the election and qualification of their successors.

          FOR                     WITHOLD AUTHORITY            Nominees:
          all nominees listed     to vote for all nominees     Robert S. Bowen
          at right (except as     listed at right              Mark D. Funston
          marked to the
          contrary below)

          To withhold authority to vote for an individual nominee, print the name of such nominee on the line provided

          ------------------------------------------------------------

     3. OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof, including discretionary authority to consider and vote upon procedural matters and any adjournment or postponement of the meeting.

          FOR                     AGAINST                      ABSTAIN

     The shares represented by this Proxy will be voted in the manner directed and, if no instructions to the contrary are indicated, will be voted FOR the approval and adoption of the Merger Agreement, the election of the nominees for director (if the Merger is not approved) and the other proposals set forth in the Notice of Special Meeting of Stockholders of the Company.


                                  Dated:  ________________________________, 1998


                                  ----------------------------------------------

                                  ----------------------------------------------
                                  Signature

                                  IMPORTANT; Please sign your name exactly as it appears hereon. When signing as attorney, agent, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. Each joint owner should sign the proxy.

                                  IN ORDER TO ASSURE A QUORUM AND TO AVOID THE EXPENSE AND DELAY OF SENDING FOLLOW-UP LETTERS, PLEASE FILL IN, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. The above-signed hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement Prospectus furnished herewith.

     Subject to Completion             -               Dated August 6, 1998

      COMNET CORPORATION                                  GROUP 1 SOFTWARE, INC.
PROXY STATEMENT AND PROSPECTUS                               PROXY STATEMENT

     This Proxy Statement Prospectus relates to the proposed merger (the "Merger") of Group 1 Software, Inc., a Delaware corporation ("Group 1"), with COMNET Corporation, a Delaware corporation ("COMNET"), pursuant to an Agreement and Plan of Merger, dated June 23, 1998 (the "Merger Agreement"). At the effective time of the Merger, each outstanding share of Common Stock, par value $.01 per share, of Group 1 (the "Group 1 Common Stock") will be converted into the right to receive 1.15 shares of Common Stock, par value $.50 per share, of COMNET (the "COMNET Common Stock"). COMNET Common Stock is listed for trading on the National Market of The Nasdaq Stock Market, Inc. under the symbol "CNET." COMNET and Group 1 are soliciting proxies from their respective stockholders for use at the Annual Meeting of Stockholders of COMNET (including any adjournments or postponements thereof, the "COMNET Meeting") and the Special Meeting of Stockholders of Group 1 (including any adjournments or postponements thereof, the "Group 1 Meeting"), respectively, each scheduled to be held on September 25, 1998, to consider and vote upon the approval and adoption of the Merger Agreement providing for the Merger. The Merger is expected to be consummated immediately after approval of the Merger by the stockholders of COMNET and Group 1.

     This Proxy Statement Prospectus constitutes both the proxy statement of COMNET relating to the solicitation of proxies by its Board of Directors for use at the COMNET Meeting and the prospectus of COMNET with respect to the COMNET Common Stock to be issued in the Merger in exchange for outstanding shares of Group 1 Common Stock. In addition to adopting and approving the Merger Agreement providing for the Merger, at the COMNET Meeting, holders of COMNET Common Stock and holders of COMNET 6% Cumulative Convertible Preferred Stock (the "COMNET Preferred Stock") will be asked to consider and vote upon the following other proposals (the "Non-Merger Proposals"): (i) an amendment to COMNET's Certificate of Incorporation increasing the number of shares of COMNET Common Stock that COMNET is authorized to issue from 10 million to 14 million, (ii) the election of three members to the Board of Directors of the merged company or, if the Merger is not approved, COMNET, and (iii) an amendment to COMNET's 1995 Non-Employee Director's Stock Option Plan (the "Plan") to increase the number of authorized shares of COMNET Common Stock that may be issued under the Plan from 150,000 to 300,000 shares.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT PROSPECTUS OR THE COMNET COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, NOR HAVE THEY DETERMINED IF THIS PROXY STATEMENT PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Proxy Statement Prospectus is also furnished by Group 1 in connection with its solicitation of proxies for use at the Group 1 Meeting. Group 1 stockholders will not vote upon any of the Non-Merger Proposals. However, if the Merger is not approved, Group 1 stockholders will also be asked to elect two members to the Board of Directors of Group 1.

     This Proxy Statement Prospectus is dated August 10, 1998, and is first being mailed, together with a form of proxy, to stockholders of COMNET and Group 1 on or about August 12, 1998.

     See  "RISK  FACTORS"  commencing  on page    for a description  of  certain
factors concerning COMNET and its operations following the Merger.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE COMNET OR THE GROUP 1 PROPOSALS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COMNET OR GROUP 1. THIS PROXY STATEMENT PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROXY STATEMENT PROSPECTUS SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COMNET OR GROUP 1 SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

                              AVAILABLE INFORMATION

     COMNET and Group 1 are both subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by COMNET and Group 1 with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, and at the public reference facilities in the Commission's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60601. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. The shares of COMNET Common Stock and Group 1 Common Stock are listed on the National Market of The Nasdaq Stock Market, Inc. ("Nasdaq").

     This Proxy Statement Prospectus is part of a registration statement on Form S-4 (together with all amendments and exhibits thereto and documents and information incorporated by reference therein, the "Registration Statement") filed with the Commission by COMNET, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of COMNET Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, to which reference is hereby made for further information with respect to COMNET and Group 1 and the COMNET Common Stock offered hereby. Statements contained herein or in any document incorporated by reference herein concerning any contract or document are not necessarily complete and, in each instance, reference is made to the copies of such contract or document filed as exhibits to the Registration Statement or such other document, each such statement being qualified in its entirety by such reference.

                           INCORPORATION BY REFERENCE

     This Proxy Statement Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. These documents are available without charge upon request to Edward Weiss, 4200 Parliament Place, Suite 600, Lanham, MD 20706-1481, telephone 301-918-0400. In order to ensure timely delivery of these documents, any request should be made by September 11, 1998.

     COMNET and Group 1 hereby undertake to provide without charge to each person, including any beneficial owner of Group 1 Common Stock to whom a copy of this Proxy Statement Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to the person indicated in the immediately preceding paragraph.

     The following documents, which have been filed by COMNET or Group 1, as the case may be, with the SEC pursuant to the Exchange Act, are hereby incorporated by reference herein:

     (a) COMNET's Annual Report on Form 10-K for the year ended March 31, 1998; and

     (b) Group 1's Annual Report on Form 10-K for the year ended March 31, 1998.

     All documents filed by COMNET or Group 1 pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date the COMNET Meeting and the Group 1 Meeting are held shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. All information appearing in this Proxy Statement Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein and should be read together with such information and documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement Prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein by reference modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement Prospectus.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   Why are the two companies proposing to merge? How will I benefit?

A: The Boards of Directors of COMNET and Group 1 believe that both COMNET and Group 1 stockholders will benefit from the Merger. We expect that the Merger will broaden COMNET's stockholder base by increasing the number of shares of COMNET common stock held by the public, and by reducing costs and other inefficiencies as well as eliminating the market confusion related to COMNET's holding company status and Group 1's status as a subsidiary of COMNET.

Q: How did COMNET and Group 1 determine the fairness of the terms of the Merger?

A: Both COMNET and Group 1 established Special Committees of their respective Boards of Directors. These Special Committees were comprised of independent, non-employee directors. Each Special Committee retained its own special legal counsel and independent financial advisors. Based on the advice of their respective special legal counsel and financial advisors, each Special Committee has determined that the terms of the Merger are fair to its stockholders. The terms of the Merger are described in this Proxy Statement Prospectus and are set forth in full in the Merger Agreement, which is attached hereto as Exhibit A.

Q:   What do I need to do now?

A:   If you are a COMNET stockholder:

     Just indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the Merger, for the nominees for director and in favor of the other proposals set forth in the COMNET Notice of Annual Meeting. If you do not return your proxy or if you do not vote or you abstain at the COMNET Meeting, it will have the effect of a vote not to approve the Merger Agreement and the other proposals.

If you are a Group 1 stockholder:

     Just indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the Merger and, if the Merger is not approved, for the nominees for director. If you do not return your proxy or if you do not vote or you abstain at the Group 1 Meeting, it will have the effect of a vote not to approve the Merger Agreement.

If you are either a COMNET stockholder or a Group stockholder:

You may attend the COMNET Meeting or Group 1 Meeting and vote your shares in person, rather than completing and returning your proxy card. If you do complete and return your proxy card, you may revoke it at any time up to and including the day of the stockholders' meetings by following the directions on pages ___.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:   Your broker will not vote your shares  UNLESS you provide  instructions  to your broker on how you want your shares voted.

Q:   Should I send in my stock certificates now?

A:   No.  After the  Merger is  completed,  Group 1  stockholders  will  receive instructions on how they may receive their new COMNET stock certificates. COMNET stockholders will keep their certificates.

Q:   What will stockholders receive in the merger?

A: Group 1 stockholders will receive 1.15 shares of COMNET Common Stock in exchange for each share of Group 1 Common Stock (plus cash for any fractional shares). COMNET stockholders will retain their existing shares. Following the Merger, the former Group 1 stockholders (excluding COMNET) will own approximately 22.1% of the shares of the merged company.

Q: Why will Group 1 stockholders receive shares of COMNET, but COMNET stockholders will not receive any new shares?

A:   Based on the structure of the Merger, COMNET will be the surviving company.

Q:   How will the "new" COMNET be operated after the Merger?

A: The Merger Agreement provides that COMNET will be the Surviving Corporation and will change its name to "Group 1 Software, Inc.". The Surviving Corporation will continue to develop and distribute application software and services just as Group 1 had done immediately prior to the Merger. Also, the Merger Agreement provides that the new Board of Directors of COMNET will consist of 9 members, made up of 5 persons from COMNET's pre-Merger Board, one person from Group 1's pre-Merger Board and 3 persons (including 2 management members) who served on the pre-Merger Boards of both COMNET and Group 1.

Q: Will only COMNET stockholders get to vote for directors of the merged company?

A: Yes. Once the Merger has been approved by the stockholders of both COMNET and Group 1, several legal formalities must be completed before Group 1 stockholders can vote on COMNET corporate matters. These formalities cannot be accomplished before the COMNET Meeting ends. However, if the Merger is not approved, Group 1 stockholders will also be asked to elect two members to the Board of Directors of Group 1.

Q:   When do you expect the Merger to be completed?

     A: The Merger will be completed shortly after its approval at the COMNET and Group 1 Meetings.

Q:   What are the federal income tax consequences of the Merger to me?

A: The Merger will be tax-free for federal income tax purposes. However, Group 1 stockholders will have to pay taxes on any cash they may receive in lieu of fractional shares. To review the tax consequences to stockholders in greater detail, see pages _____ and the tax opinion which is attached hereto as Exhibit B.

Q:   Who can I talk to if I have more questions?

A:   If you have more  questions  about the  Merger you  should  contact  Edward
Weiss, Secretary:

                        4200 Parliament Place, Suite 600
                              Lanham, MD 20706-1844
                          Phone Number: (301) 918-0400

THIS PROXY STATEMENT PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF COMNET AND GROUP 1, AND THE SURVIVING CORPORATION FOLLOWING THE CONSUMMATION OF THE MERGER. WHEN WE USE WORDS SUCH AS "BELIEVES", "EXPECTS", "ANTICIPATES" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS ALSO INCLUDE STATEMENTS RELATING TO: (1) THE COSTS SAVINGS THAT MAY BE REALIZED FROM THE MERGER; (2) REVENUES FOLLOWING THE MERGER; (3) COMPETITIVE PRESSURE IN THE RELEVANT SOFTWARE PRODUCT AND SERVICES MARKETS; (4) POSSIBLE RISK FACTORS; (5) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE STATES IN WHICH THE SURVIVING COMPANY WILL BE DOING BUSINESS, WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE SURVIVING COMPANY AFTER THE MERGER IS CONCLUDED. THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS.

                                TABLE OF CONTENTS



AVAILABLE INFORMATION

INCORPORATION BY REFERENCE

QUESTIONS AND ANSWERS ABOUT THE MERGER

SUMMARY

RISK FACTORS

THE STOCKHOLDERS' MEETINGS
     General
     Matters to Be Considered at the Stockholders' Meetings
     Record Date; Stock Entitled to Vote; Quorum
     COMNET Stockholder Vote Required
     Group 1 Stockholder Vote Required
     Voting of Proxies
     Revocability of Proxies
     Solicitation of Proxies

THE PROPOSED MERGER
     General
     Effective Time
     Conversion of Shares; Procedures for Exchange of Certificates;
          Fractional Shares
     Nasdaq Listings
     Background of the Merger
     Recommendations of the COMNET Board and COMNET's Reasons for the
          Merger
     Recommendations of the Group 1 Board and Group 1's Reasons for the
          Merger
     Opinion of Group 1 Financial Advisors
     Certain Transactions; Conflicts of Interest
     Board of Directors
     Management Post-Merger
     Certain Tax Consequences of the Merger
     Regulatory Approval and Consents
     Certain Provisions of the Merger Agreement

DESCRIPTION OF THE COMPANIES

MARKETS AND MARKET PRICES

PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

BENEFICIAL OWNERSHIP

COMPARISON OF STOCKHOLDER RIGHTS
     Annual Meetings of Stockholders
     Number of Directors
     Corporate Opportunity Conflicts - Medco Directors
     Classification of Board of Directors
     Indemnification
     Certain Voting Rights with Respect to Transactions with
          Substantial Stockholders
     Certain Voting Rights with Respect to Mergers
     Removal of Directors; Filling Vacancies on the Board of Directors Stockholder Action by Written Consent
     Amendment of By-laws

DESCRIPTION OF COMNET STOCK
     General
     COMNET 6% Cumulative Convertible Preferred Stock
     Conversion of Group 1 Common Stock
     Conversion of Group 1 Common Stock Options
     Appraisal Rights

INTERESTS OF CERTAIN PERSONS IN PROPOSALS  TO BE CONSIDERED AT THE
     MEETINGS

NASDAQ LISTING OF COMNET COMMON STOCK RECEIVED IN THE MERGER

RESALE OF COMNET COMMON STOCK RECEIVED BY GROUP 1 STOCKHOLDERS

LEGAL MATTERS

EXPERTS

PROPOSAL 1 -- APPROVAL AND ADOPTION OF THE MERGER AGREEMENT PROVIDING
     COMNET FOR THE MERGER BETWEEN COMNET AND GROUP 1

COMNET PROPOSAL 2 -- AMENDMENT TO COMNET CERTIFICATE TO INCREASE NUMBER
     OF AUTHORIZED SHARES OF COMNET COMMON STOCK FROM 10,000,000 TO 14,000,000 SHARES

COMNET PROPOSAL 3 -- ELECTION OF COMNET DIRECTORS

COMNET PROPOSAL 4 -- APPROVAL OF AMENDMENT TO THE 1995 NON-EMPLOYEE
     DIRECTORS' STOCK OPTION PLAN

PROPOSAL 1 -- APPROVAL AND ADOPTION OF THE MERGER AGREEMENT PROVIDING
     GROUP 1 FOR THE MERGER BETWEEN COMNET AND GROUP 1


GROUP 1 PROPOSAL 2 - ELECTION OF GROUP 1 DIRECTORS
EXHIBIT A - AGREEMENT AND PLAN OF MERGER
EXHIBIT B - OPINION OF PRICEWATERHOUSECOOPERS, L.L.P.
EXHIBIT C - OPINION OF VALUATION RESEARCH, INC.
EXHIBIT D - 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                                     SUMMARY

This summary highlights selected information about the Merger from the Proxy Statement Prospectus and does not contain all the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire document and the documents referred to and incorporated by reference herein. See "Available Information" (page ). We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

This Proxy Statement Prospectus relates primarily to the proposed merger (the "Merger") of Group 1 Software, Inc., a Delaware corporation ("Group 1"), with and into COMNET Corporation, a Delaware corporation ("COMNET"), pursuant to an agreement and plan of merger, dated June 23, 1998 (the "Merger Agreement"). Group 1 is a majority-owned subsidiary of COMNET. At the effective time of the Merger, each outstanding share of common stock, par value $.01 per share, of Group 1 (the "Group 1 Common Stock") will be converted into the right to receive
1.15 shares of common stock, par value $.50 per share, of COMNET (the "COMNET Common Stock") and each option to purchase one share of Group 1 Common Stock will be converted into an option to purchase 1.15 shares of COMNET Common Stock. The exchange ratio of 1.15 shares of COMNET Common Stock for each one share of Group 1 Common Stock, as set forth in the Merger Agreement, is hereinafter referred to as the "Exchange Ratio."

As used in this Proxy Statement Prospectus, the term "COMNET" refers to COMNET Corporation before consummation of the Merger, and the term "Group 1" refers to Group 1 Software, Inc. before consummation of the Merger and, unless the context otherwise requires, its subsidiaries. The term "Surviving Corporation" is sometimes used herein to refer to COMNET following consummation of the Merger.


The Stockholders' Meetings (page ____)

COMNET. The Annual Meeting of Stockholders of COMNET (the "COMNET Meeting") will be held at One Liberty Plaza, 46th Floor, New York, New York 10292, at 10:30 a.m. on September 25, 1998. At the COMNET Meeting, COMNET stockholders are being asked to:

- approve the Merger Agreement providing for the Merger. See "Proposal 1--Approval and Adoption of the Merger Agreement providing for the Merger between COMNET and Group 1";

- approve an amendment to COMNET'S Certificate of Incorporation (the "Certificate Amendment") increasing the number of shares of COMNET Common Stock that COMNET is authorized to issue from 10 million to 14 million. See "COMNET Proposal 2--Amendment of COMNET Certificate to Increase the Number of Authorized Shares of COMNET Common Stock from 10,000,000 to 14,000,000 Shares."

- elect three members to the Board of Directors of the Surviving Corporation. See "COMNET Proposal 3--Election of COMNET Directors"; and

- approve an amendment to COMNET's 1995 Non-Employee Directors' Stock Option Plan (the "Option Plan") to increase the number of authorized shares of COMNET Common Stock that may be issued under the Option Plan from 150,000 to 300,000 shares (the "Option Plan Amendment"). See "COMNET Proposal 4--Approval of Amendment to the 1995 Non-Employee Directors' Stock Option Plan."

Group 1. A Special Meeting of Stockholders of Group 1 (the "Group 1 Meeting") will be held at One Liberty Plaza, 46th Floor New York, New York 10292, at 10:00 a.m., on September 25, 1998. At the Group 1 Meeting, Group 1 stockholders are being asked to approve the Merger Agreement providing for the Merger. See "Proposal 1--Approval and Adoption of the Merger Agreement Providing for the Merger between COMNET and Group 1." In addition, if at either the COMNET Meeting or the Group 1 Meeting the Merger is not approved, Group 1 stockholders will also be asked to elect two directors to the Group 1 Board. See "Group 1 Proposal 2--Election of Group 1 Directors."


The Parties

COMNET. COMNET is a holding company. As of the Record Date, COMNET owned approximately 81.2% of the outstanding shares of Group 1 Common Stock. COMNET conducts no business separate from Group 1's business described below.

Group 1. Group 1 is a majority-owned subsidiary of COMNET. Group 1 develops, manufactures, licenses, sells and supports software products for specialized marketing and mail management applications.

COMNET and Group 1 both maintain their principal executive offices at 4200 Parliament Place, Suite 600, Lanham, MD 20706-1481, telephone number (301) 918-0400, fax (301) 918-0430.


Record Date; Voting Power (pages ___)

You are entitled to vote at the COMNET Meeting or the Group 1 Meeting, as the case may be, if you owned shares of COMNET Common Stock, COMNET 6% Cumulative Convertible Preferred Stock (the "COMNET Preferred Stock") or Group 1 Common Stock on July 27, 1998 (the "Record Date").

On the Record Date, there were outstanding 3,298,601 shares of COMNET Common Stock, 147,500 shares of COMNET Preferred Stock and 4,293,697 shares of Group 1 Common Stock (excluding shares held in the treasury of either company). All stockholders are entitled to one vote for each share of stock owned by them.


Votes Required (pages ____)

COMNET Stockholders:

- The affirmative vote of the holders of at least a majority of the outstanding shares of COMNET Common Stock and COMNET Preferred Stock entitled to vote at the COMNET Meeting is required to approve the Merger Agreement providing for the Merger. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of COMNET Common Stock and COMNET Preferred Stock entitled to vote at the COMNET Meeting is necessary to constitute a quorum at the COMNET Meeting.

- The affirmative vote of the holders of at least a majority of the outstanding shares of COMNET Common Stock and COMNET Preferred Stock entitled to vote at the COMNET Meeting is required to approve the Certificate Amendment.

- The three persons, duly nominated and qualified, who receive the largest number of votes shall be elected as directors of the Surviving Corporation or, if the Merger is not approved, COMNET.

- The affirmative vote of the holders of at least a majority of the outstanding shares of COMNET Common Stock and COMNET Preferred Stock entitled to vote at the COMNET Meeting is required to approve the Option Plan Amendment.

Group 1 Stockholders:

- The affirmative vote of the holders of at least a majority of the outstanding shares of Group 1 Common Stock entitled to vote at the Group 1 meeting is required to approve the Merger Agreement providing for the Merger. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Group 1 Common Stock entitled to vote at the Group 1 Meeting is necessary to constitute a quorum at the Group 1 Meeting.

- The two persons, duly nominated and qualified, who receive the largest number of votes shall be elected as directors of Group 1.

COMNET OWNED 81.2% OF THE OUTSTANDING SHARES OF GROUP 1 COMMON STOCK AS OF THE RECORD DATE. COMNET HAS STATED ITS INTENTION TO VOTE ITS SHARES OF GROUP 1 COMMON STOCK IN FAVOR OF THE MERGER AGREEMENT. IF COMNET VOTES ITS HOLDINGS IN GROUP 1 IN THIS MANNER, THE MERGER WILL BE APPROVED BY GROUP 1.


Share Ownership of Management and Certain Stockholders
(pages _____)

At the close of business on the Record Date, the directors and executive officers of Group 1 owned and were entitled to vote 0.4% of the outstanding shares of Group 1 Common Stock, 2.7% of the outstanding shares of COMNET Common Stock and 4.1% of the outstanding shares of COMNET Preferred Stock.

At such time as the Merger becomes effective (the "Effective Time"), Group 1 will be merged with and into COMNET and Group 1 will cease to exist as a separate corporation. COMNET will be the Surviving Corporation in the Merger, and will change its name to Group 1 Software, Inc. The shares of common stock of the Surviving Corporation will continue to be listed on the National Market of The Nasdaq Stock Market, Inc. ("Nasdaq"). The Surviving Corporation will operate its business after the Merger in the same manner as Group 1 operated its business immediately prior to the Merger.

The Merger Agreement is attached hereto as Exhibit A. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT CLOSELY. It is the legal document governing the Merger.

What Stockholders Will Receive in the Merger
(page ___)

As a result of the Merger, Group 1 stockholders will receive:

- 1.15 shares of COMNET Common Stock for each share of Group 1 Common Stock owned by them on the Record Date; and

- a cash payment, based on the market value of COMNET Common Stock, instead of any fractional share of COMNET Common Stock they would have received.

COMNET will be the Surviving Corporation. As a result, COMNET stockholders will continue to hold their shares of COMNET Common Stock.


Background

See "The Proposed Merger--Background."


Recommendation of the COMNET Board
and COMNET's Reasons for the Merger

On June 22, 1998, the board of directors of COMNET (the "COMNET Board") unanimously approved the Merger Agreement providing for the Merger. The COMNET Board believes that the terms of the Merger are fair to, and in the best interests of, COMNET and its stockholders, and unanimously recommends that the COMNET stockholders vote "FOR" approval and adoption of the Merger Agreement providing for the Merger. The decision of the COMNET Board is based on its belief that the Merger will increase the number of shares of COMNET Common Stock, and will reduce costs and other inefficiencies as well as the market confusion related to COMNET's holding company status and Group 1's status as a subsidiary of COMNET. For a more detailed discussion of COMNET's reasons for the Merger and the factors considered by the COMNET Board in making its recommendation, see "The Proposed Merger--Recommendation of the COMNET Board and COMNET's Reasons for the Merger."


Recommendation of the Group 1 Board
and Group 1's Reasons for the Merger

     On June 22, 1998 the board of directors of Group 1 (the "Group 1 Board") unanimously approved the Merger Agreement providing for the Merger. The decision of the Group 1 Board is based upon its belief that the Merger will increase the number of shares held by the public, providing greater liquidity to stockholders, and will reduce costs and other inefficiencies as well as the market confusion related to Group 1's relationship to COMNET as its parent company. For a more detailed discussion of Group 1's reasons for the Merger and the factors considered by the Group 1 Board in making its decision, see "The Proposed Merger--Group 1's Reasons for the Merger."


Financial advisors (page ___)

In deciding to approve the Merger,

- the COMNET Board and the Group 1 Board each considered the opinion of Valuation Research, Inc. ("Valuation Research"), as to the fairness from a financial point of view of the exchange ratio of 1.15 shares of COMNET Common Stock for each share of Group 1 Common Stock;

- the COMNET Board further considered the advice of its financial advisor, Ferris, Baker, Watts, Inc., as to the terms of the Merger from a financial point of view; and

- the Group 1 Board also considered the advice of Valuation Research with respect to other matters related to the Merger.


Opinion of the Group 1 Financial Advisor

On June 8, 1998, Valuation Research delivered its final written opinion (the "Opinion") to the effect that the Exchange Ratio was fair, from a financial point of view, to Group 1 and its stockholders. In connection with rendering such Opinion, Valuation Research, among other things, reviewed the Merger Agreement, held separate discussions with certain senior officers, directors and other representatives and advisers of Group 1 and COMNET and examined certain publicly available business and financial information relating to both COMNET and Group 1. Valuation Research also concluded that an independent valuation of the individual businesses of COMNET and Group 1 was not required because COMNET owned approximately 81.2% of the Group 1 Common Stock, Group 1 was COMNET's sole operation, COMNET's other assets or investments were insignificant and neither COMNET nor Group 1 had any separate liabilities other than COMNET's obligation to issue shares of its Common Stock on exercise of outstanding options and on conversion of outstanding COMNET Preferred Stock and Group 1's intercompany obligation to COMNET. After taking into account these obligations, Valuation Research concluded that the 1.15 shares of Common Stock of COMNET to be issued for each one share of Group 1 Common Stock was fair from a financial point of view to the Group 1 stockholders.

This summary is qualified in its entirety by reference to the full text of the Opinion, which contains certain limitations on the review undertaken in connection with the Opinion. For additional information, see "The Proposed Merger--Opinion of Group 1 Financial Adviser" and the Opinion attached as Exhibit C.

Stockholders should read the Valuation Research Opinion, which is attached as Exhibit C to this Proxy Statement Prospectus, in its entirety. The Opinion does not constitute a recommendation to any holder of Group 1 Common Stock as to how to vote with respect to the Merger Agreement and the Merger.


Directors and Management of the Surviving Corporation
Following the Merger (page ___)

The Merger Agreement provides that if the Merger is completed, the board of directors of the Surviving Corporation will consist of nine members, five of whom are currently directors of COMNET (James V. Manning, Richard H. Eisenberg, James P. Marden, Charles J. Sindelar and Bruce J. Spohler); one of whom is currently a Group 1 director (Thomas S. Buchsbaum); and three of whom currently serve as a director of both COMNET and Group 1 (Robert S. Bowen, Ronald F. Friedman and Charles A. Mele). Mark D. Funston, who is currently a director of COMNET, will resign at the Effective Time of the Merger. The management of the Surviving Corporation will be the same management as that of Group 1 prior to the Merger.


Listing of COMNET stock (page ___)

COMNET will file an application to list on Nasdaq the shares of COMNET Common Stock to be issued in the Merger.


Conditions to the Merger (page ___)

The Merger will be completed only if certain conditions are satisfied, principally consisting of the following:

-    COMNET stockholders approve the Merger Agreement; and

-    Group 1 stockholders approve the Merger Agreement.


Termination of the Merger Agreement (page ___)

The COMNET Board and the Group 1 Board may jointly agree to terminate the Merger Agreement at any time without completing the Merger.

In addition, either COMNET or Group 1 may terminate the Merger Agreement if:

- the stockholders of either COMNET or Group 1 do not approve the Merger Agreement;

-    either   party   breaches   or  does  not   materially   comply   with  the
     representations or warranties it made or obligations it has under the Merger Agreement, and, as a result, the conditions to completing the Merger cannot be satisfied; or

- either the COMNET Board or the Group 1 Board withdraws or materially modifies its recommendation for the Merger.


Federal Income Tax Considerations (page ___)

Group 1's tax advisors, PricewaterhouseCoopers LLP, have issued an opinion stating that (i) as a general matter, Group 1 stockholders will not recognize any gain or loss for federal income tax purposes as a result of the Merger, except if, and to the extent that, they receive cash in lieu of fractional shares, and (ii) the Merger will be a tax free transaction for both COMNET and Group 1. The tax opinion is attached hereto as Exhibit B. WE ENCOURAGE YOU TO READ THIS TAX OPINION CLOSELY.


COMNET stockholders will not be taxed
as a result of the Merger.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL EXPLANATION OF THE TAX CONSEQUENCES TO YOU OF THE MERGER.


Comparative Per Share Prices of COMNET Common Stock and Group 1 Common Stock

Both the COMNET Common Stock and Group 1 Common Stock are traded on Nasdaq. On April 28, 1998 (the last trading day prior to the public announcement of an agreement in principle on the Merger and the Exchange Ratio), the high and low sales prices of the COMNET Common Stock, as reported on Nasdaq, were $12.50 and $9.38 respectively, and the high and low sales prices of Group 1 Common Stock, as reported on Nasdaq, were $8.00 and $8.00, respectively. On June 22, 1998 (the last trading day prior to approval of the Merger Agreement by the COMNET Board and the Group 1 Board), the high and low sales prices of the COMNET Common Stock, as reported on Nasdaq, were $13.00 and $12.25, respectively, and the high and low sales of Group 1 Common Stock, as reported on Nasdaq, were $13.13 and
$13.13, respectively. Stockholders are urged to obtain current market quotations. See "Markets and Market Prices."


Certain Significant Considerations

In considering whether to approve and adopt the Merger Agreement providing for the Merger, stockholders of COMNET and Group 1 should carefully consider those factors described under "RISK FACTORS" as well as the following: (i) the Exchange Ratio is fixed and will not be adjusted based on changes in the relative stock prices of the COMNET and Group 1 Common Stock and (ii) the relative stock prices of COMNET Common Stock and Group 1 Common Stock at the Effective Time may vary from the prices as of the date on which the Exchange Ratio was determined or the date of this Proxy Statement Prospectus or on the date on which stockholders of COMNET and Group 1 vote on the Merger due to changes in the business, operations or prospects of COMNET or Group 1, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors. Group 1 does not intend to obtain an updated opinion of Valuation Research at or prior to the Effective Time.


Absence of Appraisal Rights (Page ___)

Stockholders of COMNET and Group 1 are not entitled to appraisal rights under Delaware law in connection with the Merger.


Accounting Treatment (Page ___)

The Merger Agreement provides that COMNET and Group 1 receive an opinion from PricewaterhouseCoopers LLP (COMNET's and Group 1's independent accountants) to the effect that the Merger will qualify as a tax-free transaction.

The Merger will be accounted for under the "purchase" method of accounting, as described in Accounting Principles Board Opinion No. 16 and the interpretations thereof, pursuant to which assets and liabilities of Group 1 must be adjusted to their fair values and included with those of COMNET. As Group 1 is already reported on the consolidated basis with COMNET any excess of proceeds over the fair value of the minority interest as recorded on COMNET's books will be allocated to identifiable intangible assets. Net income of income of COMNET subsequent to the Effective time will include net income of Group 1, and the historical results of operations of COMNET prior to the Effective time will not be restated.


Shareholders Suit

COMNET, Group 1 and certain of Group 1's directors have been named as defendants in a purported shareholder class action filed on April 28, 1998 in the Court of Chancery of the State of Delaware (C.A. No. 16349), Brickell Partners, Individually and on Behalf of All Others Similarly Situated v. Robert S. Bowen, et al. The suit alleges breaches of fiduciary duties in that COMNET, as majority stockholder of Group 1, "has greater knowledge [of Group 1] than the public shareholders and has timed the [merger] transaction to take advantage of Group 1's increased efficiency and prospects for profitability", to the unfair disadvantage of Group 1's public shareholders. The defendants have not yet filed their initial responsive pleading. Both COMNET and Group 1 believe that the complaint is meritless and shall actively pursue dismissal of all of the claims made by the Plaintiff in the lawsuit.


Summary Historical and Pro forma Financial Data

The table below presents selected historical financial data of COMNET and Group 1, and selected unaudited pro forma financial data giving effect to the Merger. The COMNET and Group 1 selected historical consolidated financial data for each of the five years in the period ended March 31, 1998 are derived from the respective historical consolidated financial statements of COMNET and Group 1, as audited by PricewaterhouseCoopers LLP, independent public accountants for both COMNET and Group 1. The pro forma data are not necessarily indicative of the results of operations or the financial condition that would have been reported had the Merger been in effect during those periods, or as of those dates, or that may be reported in the future. Pro forma combined per share data of COMNET and Group 1 give effect to the exchange of each share of Group 1 Common Stock for 1.15 shares of COMNET Common Stock.

The information is only a summary and should be read in conjunction with information provided in COMNET's and Group 1's Annual Report on Form 10-K which is incorporated by reference herein and the unaudited Pro Forma Combined Condensed Financial Statement of COMNET and Group 1 which are included elsewhere in this Proxy Statement Prospectus.

The unaudited pro forma earnings do not reflect any potential savings that are expected to result from the consolidation of the operations of COMNET and Group 1 and are not necessarily indicative of the future results of the Surviving Corporation. While the Surviving Corporation expects to achieve benefits, there can be no assurance that such benefits will be realized and, if realized, the extent of such benefits.

The results of COMNET and Group 1 for the years ended March 31, 1998 and 1997 are not necessarily indicative of the results for any subsequent period. Also, pro forma amounts are not necessarily indicative of results of operations or the financial position of the Surviving Corporation that would have resulted had the Merger been consummated at the beginning of the earliest period indicated.

                                                                           Selected Consolidated Financial Data
                                                                           (In Thousands, except per share data)
                                                                                   Year Ending March 31,
                                                         ---------------------------------------------------------------------------
                                                              1998            1997            1996            1995            1994
                                                              ----            ----            ----            ----            ----
COMNET-HISTORICAL
Statement of Earnings Data:
Revenue                                                    $  61,004       $  54,547       $  45,873       $  37,883       $  31,370
Earnings (loss) from continuing operations                 $   2,335       $ (2,710)       $   5,472       $   5,241       $   3,303
Net earnings (loss) from continuing operations             $   1,150       $ (1,600)       $   2,832       $   2,658       $   1,776
Net loss from discontinued operations                      $      --       $      --       $      --       $   (282)       $ (1,571)
Net earnings (loss)                                        $   1,150       $ (1,600)       $   2,832       $   2,376       $     204
Basic earnings (loss) from continuing operations
  per share of common stock                                $    0.30       $  (0.54)       $    0.85       $    0.82       $    0.54
Basic loss from discontinued operations per share
  of common stock                                          $      --       $      --       $      --       $  (0.09)       $  (0.53)
Basic net earnings (loss) per share of common
  stock                                                    $    0.30       $  (0.54)       $    0.85       $    0.73       $    0.01

Basic weighted average number of shares                        3,274           3,263           3,140           3,016           2,978
Diluted earnings (loss) from continuing operations
  per share of common stock                                $    0.29       $  (0.54)       $    0.79       $    0.78       $    0.47
Diluted loss from discontinued operations per
  share of common stock                                    $      --       $      --       $      --       $  (0.09)       $  (0.46)
Diluted net earnings (loss) per share                      $    0.29       $  (0.54)       $    0.79       $    0.69       $    0.01
Diluted weighted average number of shares                      3,299           3,263           3,340           3,164           3,386
Balance Sheet Data:
Working capital                                            $   6,692       $   4,491       $   6,829       $   6,787       $   8,958
Total assets                                               $  70,630       $  75,856       $  67,192       $  57,148       $  49,047
Long-term debt                                             $     389       $     304       $     320       $     561       $     719
Stockholders' equity                                       $  27,158       $  26,212       $  27,433       $  24,881       $  20,337

GROUP 1 - HISTORICAL
Statement of Earnings Data:
Revenue                                                    $  61,006       $  54,550       $  45,875       $  37,921       $  31,312
Earnings (loss) from operations                            $   2,961       $ (1,803)       $   5,653       $   5,073       $   3,548
Net earnings (loss)                                        $   1,403       $ (1,648)       $   3,701       $   3,272       $   2,474
Basic earnings (loss) per share of common stock            $    0.33       $  (0.38)       $    0.86       $    0.76       $    0.58
Basic weighted average number of shares and common
  equivalent shares                                            4,294           4,294           4,293           4,293           4,293
Diluted earnings (loss) per share                          $    0.33       $  (0.38)       $    0.86       $    0.76       $    0.57
Diluted weighted average number of shares
  outstanding                                                  4,298           4,294           4,323           4,307           4,313

Balance Sheet Data:
Working capital                                            $   5,874       $   3,154       $   5,424       $   6,970       $   8,403
Total assets                                               $  69,462       $  74,548       $  65,851       $  55,181       $  45,731
Long-term debt                                             $     389       $     304       $     320       $     561       $     719
Stockholders' equity                                       $  30,398       $  29,059       $  30,421       $  26,624       $  23,378
UNAUDITED PRO FORMA COMBINED
Statement of Earnings Data:
Revenue                                                    $  61,004
Earnings from operations                                   $   2,048
Net earnings                                               $   1,127
Net earnings per share of common stock                     $     950
Basic earnings available to common stockholders                 0.23
Diluted earnings per share of common stock                      0.22
Balance Sheet Data:
Working capital                                            $   6,417
Total assets                                               $  74,643
Long-term liabilities                                      $   7,071
Stockholders' equity                                       $  36,579

     See Notes to the unaudited pro forma combined condensed financial data appearing elsewhere in this Proxy Statement Prospectus.

                                  RISK FACTORS

     In addition to the other information in this Proxy Statement Prospectus, the following risk factors should be considered carefully by the stockholders of COMNET and Group 1 in evaluating whether to approve and adopt the Merger Agreement providing for the Merger.


Risk Factors That COMNET and Group 1 Stockholders Share

     Technological Advances. The software industry in which Group 1 competes has experienced, and will continue to experience, rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements. Developments and advancements in both software technology and hardware capability will require substantial product development investments. Any failure to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Surviving
Corporation's results of operations. There can be no assurance that the Surviving Corporation's new products or product enhancements intended to respond to technological change or evolving customer requirements will achieve market acceptance.

     Attraction and Retention of Technical Employees. The Surviving Corporation believes that its future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees, including, particularly, technical employees. The employees who are in highest demand by the Surviving Corporation as well as the industry in general are software programmers, software developers, application integrators and information technology consultants. These employees are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Surviving Corporation will be able to attract and retain sufficient numbers of highly skilled technical employees. The loss of a significant number of the Surviving Corporation's technical employees could have a material adverse effect on the business and results of operations of the Surviving Corporation.

     Regulatory Compliance. The mailing efficiency software licensed by Group 1 must adhere to various regulations issued by the United States Postal Service ("USPS"), Canada Post Corporation ("CPC"), and other postal regulatory authorities. Group 1 has, at times in the past, experienced significant costs in order to comply with changes in such postal regulatory requirements. There is no guaranty that the requirements imposed by postal regulatory agencies in the future may not significantly increase the degree of difficulty in responding to customers' needs as well as increasing operating costs associated with delivery of mailing efficiency products to Group 1 customers.

     Year 2000 Compliance. Currently, there is significant uncertainty in the software industry and among software users regarding the impact of the Year 2000 on installed software. For example, many customers historically captured only two digit entries in the date code field and such two digit entries are used in the reports produced by Group 1's software. Current versions of virtually all of Group 1's products are designed to be "Year 2000" compliant. Group 1 does not believe that the effects of any Year 2000 non-compliance in Group 1's installed base of software will result in any material adverse impact on the Group 1's business or financial condition. However, there can be no assurance that the Surviving Corporation will not be exposed to potential claims resulting from system problems associated with the century change. Further, Group 1 is unable to predict the impact, if any, on Group 1 as a result of its customers being distracted from their automation needs as their attention is redirected or customer resources are diverted to becoming Year 2000 compliant.

     Fluctuations in Operating Results. Group 1 has experienced and may in the future continue to experience fluctuations in its quarterly operating results reflecting in part the fact that sales cycles, from initial evaluation to purchase, vary substantially from customer to customer. Delays in the sales cycle frequently occur as a result of competition, changes in customer personnel, overall budgets and spending priorities. Group 1 has typically operated with little backlog for license revenues because software products generally are shipped soon after orders are received. As a result, license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. The delay of customer orders for licenses could adversely affect the license revenues for a given fiscal quarter. Group 1 has historically achieved a substantial portion of its license revenues in the last weeks of any particular quarter, and has historically experienced its highest license revenues in the fourth quarter of its fiscal year. This timing pattern makes Group 1's financial results for each quarter or year particularly vulnerable to any delay in closing licensing agreements in such period.

     Risk of Software Defects. Complex software products, such as those offered by Group 1, can contain undetected errors or performance problems. Such defects are most frequently found during the period immediately following introduction of new products or enhancements of existing products. Group 1's products have from time to time contained software errors that were discovered after commercial introduction. There can be no assurance that performance problems or errors will not be discovered in Group 1's products in the future. Any future software defects discovered after shipment of the Group 1 products, if material, could result in loss of revenues, delays in customer acceptance or potential product liability.

     Dividends. To date, neither COMNET nor Group 1 has paid any cash dividends on their respective Common Stock, and do not expect to declare or pay any cash or other dividends in the foreseeable future. The COMNET Preferred Stock pays a dividend of $1.20 per share out of funds legally available to pay dividends.

     Competition. The computer software and service industry is highly competitive. No published data are available regarding Group 1's relative position in the markets in which it operates. Although no major competitor currently competes against Group 1 across its entire product line, competitive products offer many similar features. Group 1's existing and potential competitors include companies having greater financial, marketing and technical resources than Group 1. Group 1 believes that there are at least 34 companies that offer products competitive with one or more of Group 1's products. Group 1 believes that six companies offer customer information management systems and at least 12 companies offer database marketing systems. At least four competitors are in the document composition and production marketplace. For mailing efficiency products, at least two competitors offer products that compete with Group 1 on open system and mainframe platforms. Group 1 experiences strong competition in the market for postal coding and presorting software from these competitors. There can be no assurance that one or more of these competitors will not develop products that are equal or superior to the products Group 1 is marketing or expects to market in the future. In addition, many potential clients at which Group 1's products are targeted have in-house capability to develop computer software programs.

     Limited Product Protection. Group 1 regards its software, in sources and object code as proprietary, and relies upon a combination of contract, trade secret and copyright laws to protect its products and related manuals and documentation. The license agreements under which clients use Group 1's products generally restrict a client's use to its own operations and always prohibit unauthorized disclosure to third persons. Notwithstanding these restrictions, it may be possible for other persons to use of Group 1's products without authorization.


Risk Factors That COMNET and Group 1 Do Not Share.

     Liquidation Preference. Currently, upon liquidation of Group 1, the holders of Group 1 Common Stock would be entitled to receive the proceeds from the liquidation of Group 1's assets after secured creditors (and any other senior creditors that may be approved by the appropriate judicial authority) have been paid. Former holders of Group 1 Common Stock, who will own COMNET Common Stock following and as a result of the Merger would also be subordinate to holders of COMNET Preferred Stock in the event of a liquidation of the Surviving Corporation.

     Dilution. Following consummation of the Merger, former Group 1 stockholders (excluding COMNET as a Group 1 stockholder), who own 18.2% of Group 1's outstanding Common Stock as of the Record Date, will own approximately 22.1% of the Common Stock of the Surviving Corporation. The interest of holders of COMNET Common Stock is subject to dilution as a result of the exercise of outstanding stock options with respect to COMNET Common Stock and conversion of the COMNET Preferred Stock to COMNET Common Stock. See "Description of COMNET Stock--COMNET 6% Cumulative Convertible Preferred Stock." Holders of COMNET Common Stock, who owned 100% of COMNET Common Stock as of the Record Date, will own approximately 77.9% of the Common Stock of the Surviving Corporation following the Merger.

                           THE STOCKHOLDERS' MEETINGS

General

     This Proxy Statement Prospectus is being furnished to holders of COMNET Common Stock in connection with the solicitation of proxies by the COMNET Board for use at the COMNET Meeting to be held at One Liberty Plaza, 46th Floor, New York, New York 10292, at 10:30 a.m., on September 25, 1998.

     This Proxy Statement Prospectus is also being furnished to holders of Group 1 Common Stock in connection with the solicitation of proxies by the Group 1 Board for use at the Group 1 Meeting to be held at One Liberty Plaza, 46th Floor, New York, New York 10292, at 10:00 a.m., on September 25, 1998.

     This Proxy Statement Prospectus and the accompanying forms of proxy are first being mailed to stockholders of COMNET and Group 1 on or about August 12, 1998.


Matters to Be Considered at the Stockholders' Meetings

     COMNET. At the COMNET Meeting, stockholders of COMNET will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement providing for the Merger; (ii) a proposal to amend COMNET's Certificate of Incorporation (the "COMNET Certificate"), increasing the number of shares of COMNET Common Stock COMNET is authorized to issue from 10 million to 14 million,
(iii) the election of three directors to serve until the third annual meeting of stockholders of the Surviving Corporation or, if the Merger is not approved, COMNET, following their election and until the election and qualification of their successors, (iv) a proposal to amend the COMNET 1995 Non-Employee Director's Stock Option Plan (the "Plan") to increase the number of shares of COMNET Common Stock that may be issued under the Plan from 150,000 to 300,000 shares; and (iv) such other matters as may properly come before the COMNET Meeting.

     THE COMNET BOARD HAS ADOPTED THE RECOMMENDATIONS OF THE COMNET SPECIAL COMMITTEE REGARDING THE TERMS OF THE MERGER. THE COMNET BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMNET STOCKHOLDERS. THE COMNET BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT COMNET STOCKHOLDERS VOTE "FOR" THE MERGER. THE COMNET BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR AND THE OTHER PROPOSAL SET FORTH IN THE NOTICE OF ANNUAL MEETING OF COMNET STOCKHOLDERS.

     Group 1. At the Group 1 Meeting, stockholders of Group 1 will be asked to consider and vote upon (i) a proposal to approve the Merger Agreement providing for the Merger, (ii) if the Merger is not approved, the election of two directors to serve until the third annual meeting of stockholders of Group 1 following their election and until the election and qualification of their successors, and (iii) such other matters as may properly come before the Group l Meeting.

     THE GROUP 1 BOARD HAS ADOPTED THE RECOMMENDATIONS OF THE GROUP 1 SPECIAL COMMITTEE REGARDING THE TERMS OF THE MERGER. THE GROUP 1 BOARD HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF THE GROUP 1 STOCKHOLDERS. THE GROUP 1 BOARD THEREFORE UNANIMOUSLY RECOMMENDS THAT GROUP 1 STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT.


Record Date; Stock Entitled to Vote; Quorum

     COMNET. The COMNET Board has fixed the close of business on July 27, 1998, as the record date for the COMNET Meeting (the "Record Date"). Only holders of record of shares of COMNET Common Stock and holders of COMNET Preferred Stock on the Record Date are entitled to notice of, and to vote at, the COMNET Meeting. On the Record Date, there were 3,298,601 shares of COMNET Common Stock and 147,500 of COMNET Preferred Stock issued and outstanding.

     Each holder of record of COMNET Common Stock and COMNET Preferred Stock on the Record Date is entitled to cast one vote per share on each proposal being presented at the COMNET Meeting. The presence, in person or by proxy, of holders of a majority of the outstanding shares of COMNET Common Stock and COMNET Preferred Stock entitled to vote is necessary to constitute a quorum at the COMNET Meeting.

     As of the Record Date, the directors and executive officers of COMNET were entitled to vote approximately 3.3% of the outstanding shares of COMNET Common Stock and 4.1% of the outstanding shares of COMNET Preferred Stock. Each director and executive officer of COMNET who owns shares of COMNET Common Stock and/or COMNET Preferred Stock has advised COMNET that he intends to vote or direct the vote, of all such shares over which he has voting control, subject to and consistent with any fiduciary obligations in the case of shares held as a fiduciary, in favor of approval of the Merger.

     Group 1. The Group 1 Board has also fixed the close of business on July 27, 1998, as the Record Date for the Group 1 Meeting. Only holders of record of shares of Group 1 Common Stock on the Record Date are entitled to notice of, and to vote at, the Group 1 Meeting. On the Record Date, there were 4,293,697 shares of Group 1 Common Stock issued and outstanding.

     Each holder of record of Group 1 Common Stock on the Record Date is entitled to cast one vote per share on each proposal being presented at the Group 1 Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Group 1 Common Stock entitled to vote is necessary to constitute a quorum at the Group 1 Meeting.


COMNET Stockholder Vote Required

     The affirmative vote of the holders of at least a majority of the total number of outstanding shares of COMNET Common Stock and COMNET Preferred Stock, considered as one class, entitled to vote at the COMNET Meeting is required to adopt the Merger Agreement providing for the Merger.


Group 1 Stockholder Vote Required

     The affirmative vote of the holders of at least a majority of the total number of outstanding shares of Group 1 Common Stock entitled to vote at the Group 1 Meeting is required to adopt the Merger Agreement providing for the Merger.

     AS OF THE RECORD DATE, COMNET OWNED 81.2% OF THE ISSUED AND OUTSTANDING SHARES OF GROUP 1 COMMON STOCK. COMNET INTENDS TO VOTE ITS SHARES OF GROUP 1 COMMON STOCK IN FAVOR OF THE MERGER AND THE OTHER PROPOSALS SET OUT IN THIS PROXY STATEMENT. IF COMNET VOTES ITS GROUP 1 COMMON STOCK IN THIS MANNER, THE MERGER WILL BE APPROVED BY A MAJORITY OF THE STOCKHOLDERS OF GROUP 1.


Voting of Proxies

     Shares represented by properly executed proxies and received prior to or at the COMNET Meeting, and not revoked, will be voted at the COMNET Meeting in accordance with the instructions indicated thereon. Shares represented by properly executed proxies and received prior to or at the Group 1 Meeting, and not revoked, will be voted at the Group 1 Meeting in accordance with the instructions indicated thereon. Proxies that do not contain voting instructions will be voted in favor of the election of the nominees for director and FOR approval of the proposals set forth in the Notice of Annual Meeting of Stockholders of COMNET Meeting and the Notice of Special Meeting of Stockholders of Group 1, respectively.

     Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the respective meetings for purposes of determining whether there is a quorum, but will be counted as a vote against the proposals to be considered and voted upon at the COMNET and Group 1 Meetings.


Revocability of Proxies

     The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from attending and voting in person at the COMNET Meeting or the Group 1 Meeting, as the case may be.

     A COMNET stockholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of COMNET a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the COMNET Meeting. Attendance at the COMNET Meeting will not in and of itself constitute a revocation of a proxy.

     A Group 1 stockholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of Group 1 a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the Group 1 Meeting. Attendance at the Group 1 Meeting will not of itself constitute revocation of a proxy.


Solicitation of Proxies

     COMNET and Group 1 will bear the cost of the solicitation of proxies from their respective stockholders, except that COMNET and Group 1 will share equally in the cost of printing this Proxy Statement Prospectus and the applicable fees associated with the filing of this Proxy Statement Prospectus with the Commission. In addition to solicitation by mail, the directors, officers and employees of each of COMNET and Group 1 may solicit proxies from stockholders of such company by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of voting securities of COMNET and Group 1, and COMNET and Group 1 will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     Corporate Investor Communications, Inc. of New Jersey (the "Soliciting Agent") will assist COMNET and Group 1 in the solicitation of proxies. The Soliciting Agent will receive fees for its services not to exceed $7,000.

     Neither the COMNET Board nor the Group 1 Board is aware of any matter other than those set forth in this Proxy Statement Prospectus that will be brought before the COMNET Meeting or the Group 1 Meeting, respectively. If, however, other matters are properly presented at either the COMNET Meeting or the Group 1 Meeting, proxies will be voted in accordance with the discretion of the holders of such proxies.

                               THE PROPOSED MERGER

General

     The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Proxy Statement Prospectus as Exhibit A and is incorporated by reference herein.

     At the Effective Time, Group 1 will be merged with and into COMNET, and Group 1 will cease to exist as a separate corporation. COMNET will be the surviving corporation in the Merger and will change its name to Group 1 Software, Inc. COMNET, renamed as Group 1 Software, Inc., will continue Group 1's current business of developing and licensing software products and related services. See "Description of the Companies." The certificate of incorporation of COMNET (the "COMNET Certificate") and the by-laws of COMNET (the "COMNET By-Laws") in effect immediately prior to the Merger will be the certificate of incorporation and the by-laws of the Surviving Corporation following the Merger.

     At the Effective Time, each then-outstanding share of Group 1 Common Stock (other than shares held in the treasury of Group 1 and shares held by COMNET) will be converted into the right to receive 1.15 shares of COMNET Common Stock. The exchange ratio of 1.15 shares of COMNET Common Stock for each share of Group 1 Common Stock, as set forth in the Merger Agreement, is hereinafter referred to as the "Exchange Ratio." Notwithstanding the foregoing, no fractional shares of COMNET Common Stock will be issued in the Merger, and holders of Group 1 Common Stock whose shares are converted in the Merger will be entitled to a cash payment in lieu of fractional shares of COMNET Common Stock.

     None of the shares of COMNET Common Stock will be converted or otherwise modified in the Merger. All of such shares will continue to be outstanding capital stock of COMNET, as the Surviving Corporation, after the Effective Time.

     A description of the relative rights, privileges and preferences of the shares of COMNET Common Stock, including certain material differences between the shares of COMNET Common Stock and the Group Common Stock, is set forth under "Description of COMNET Stock" and "Comparison of Stockholder Rights."


Effective Time

     The Merger will become effective at such time as the certificate of merger required under Delaware law is filed with the Secretary of State of the State of Delaware (the "Effective Time"). The filing of the certificate of merger will occur as soon as practicable, but no later than the third business day after the last to occur of the following events: (i) the receipt of the necessary stockholder approvals required to consummate the Merger, and (ii) satisfaction of the conditions to the consummation of the Merger set forth in the Merger Agreement, unless another date is agreed to by COMNET and Group 1.


Conversion of Shares; Procedures for Exchange of Certificates;
Fractional Shares

     The conversion of shares of Group 1 Common Stock into the right to receive COMNET Common Stock will occur automatically at the Effective Time. As soon as practicable after the Effective Time, American Stock Transfer & Trust Co., as the Exchange Agent, will send a transmittal letter to each Group 1 stockholder. The transmittal letter will contain instructions on how to obtain shares of COMNET Common Stock in exchange for shares of Group 1 Common Stock.

     GROUP 1 STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO GROUP 1 STOCKHOLDERS BY THE EXCHANGE AGENT PROMPTLY AFTER THE EFFECTIVE TIME OF THE MERGER.

     After the Effective Time, each certificate that previously represented shares of Group 1 Common Stock will represent only the right to receive the number of shares of COMNET Common Stock into which such shares were converted in the Merger and the right to receive cash in lieu of fractional shares of COMNET Common Stock as described below.

     All shares of COMNET Common Stock issued upon conversion of shares of Group 1 Common Stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Group 1 Common Stock.

     No fractional shares of COMNET Common Stock will be issued to any Group 1 stockholder upon the surrender for exchange of certificates representing Group 1 Common Stock. Promptly after the Effective Time, each holder of a fractional share interest will be paid an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled to receive by (ii) the closing sale price of a share of COMNET Common Stock as reported on Nasdaq on the trading day immediately preceding the date of the Effective Time. No interest will be paid on any cash amounts paid in lieu of fractional shares.

Nasdaq Listings

     It is a condition to the consummation of the Merger that the COMNET Common Stock issued in the Merger in exchange for Group 1 Common Stock be authorized for listing on Nasdaq subject to official notice of issuance.

Background of the Merger

     At a June 24, 1997 meeting, the COMNET Board directed management to develop a preliminary recommendation and plan, for the COMNET Board's consideration, to merge COMNET and Group 1. Similarly, the Group 1 Board directed management to evaluate the benefits and effects of such a merger for consideration by the Group 1 Board. Management of the companies reviewed the matter with particular emphasis on the cost savings they believed could be expected to result from merging the two companies and the benefit of having a greater number of shares of COMNET Common Stock available in the market following the Merger. Management of COMNET and Group 1 met with Valuation Research and another merger valuation firm to explore how a merger between COMNET and Group 1 could be effected in a manner most advantageous to the stockholders of COMNET and Group 1, with counsel to the companies to discuss the legal implications of a possible merger and with PricewaterhouseCoopers LLP (the independent accountants for both companies) to preliminarily discuss the tax and accounting treatment of a merger. These meetings were preliminary in nature and did not involve substantive analysis or negotiations on the Merger.

     Based on preliminary advice received from financial and legal advisors, both the COMNET Board and Group 1 Board concluded that a merger of the two companies warranted further and more serious consideration, and that the appointment of Special Committees for the purpose of considering the merger would be appropriate. At its October 30, 1997 meeting, the Group 1 Board constituted a Special Committee comprised of Messrs. Thomas Buchsbaum and Joseph Sullivan (the "Group 1 Committee"). Both directors serve only on the Group 1 Board and are not employees of either Group 1 or COMNET. The Group 1 Committee was charged with evaluating, on behalf of Group 1, the issues of concern to Group 1 related to the Merger; to retain legal counsel and financial advisors to assist the Group 1 Committee in its work; to negotiate with independent representatives of COMNET over the terms and conditions of the Merger; and to present a report and recommendations regarding the Merger to the entire Group 1 Board for its review and approval.

     The COMNET Board constituted its own Special Committee (the "COMNET Committee") by action taken at its November 6, 1997 meeting. The COMNET Committee consists of Messrs. James Marden and Bruce Spohler each of whom is an independent director. The COMNET Committee was charged with the responsibility of evaluating, on behalf of COMNET, the issues of concern to COMNET related to the Merger; to retain independent legal counsel and financial advisors to assist that committee in its work; to negotiate the terms and conditions of the Merger with the members of the Group 1 Special Committee and to present a report and recommendations regarding the Merger to the entire COMNET Board for its review and approval. The COMNET Committee convened a meeting, reviewed the question of retaining legal counsel and agreed to retain the law firm of Cadwalader, Wickersham & Taft ("Cadwalader") to act as special legal counsel to the COMNET Committee, and to advise that committee on the discharge of its responsibilities.

     On November 16, 1997, the Group 1 Committee met and retained the law firm of Arent Fox Kintner Plotkin & Kahn PLLC ("Arent Fox") to serve as special counsel to that committee. Both Cadwalader and Arent Fox have performed legal work for COMNET and Group 1 in the past, but neither is currently engaged in any material project for either company. For the next several weeks the Group 1 Committee considered whether to retain a financial advisor to assist the Committee, what the scope of such an engagement would involve and who should be retained to perform it. At its December 23, 1997 meeting, the Group 1 Committee determined that it was advisable to retain a financial advisor to assist it, and to render an opinion as to the fairness of the financial terms of the Merger to Group 1 stockholders. Since COMNET owns approximately 81% of the outstanding shares of Group 1 Common Stock and has the power to elect all directors and to approve or disapprove the Merger, the Group 1 Committee determined that it was important to obtain an independent evaluation of fairness of the terms. At that meeting, the Group 1 Committee also determined that it wished to interview Valuation Research for this engagement. Valuation Research was then invited to join the meeting. Valuation Research presented its qualifications to serve as the financial advisors to the Group 1 Committee and to render an opinion as to the fairness of the terms of the Merger, once such terms have been agreed upon by COMNET and Group 1. The Group 1 Committee determined that Valuation Research was qualified to assist the Group 1 Committee as its financial advisor and to render a fairness opinion. Accordingly, the Group 1 Committee retained Valuation Research to perform these services.

     The COMNET Committee convened on several occasions in late 1997 and early 1998 with Cadwalader, its legal counsel, and also concluded that it would be appropriate to retain a financial advisor to assist it in the structuring of a fair proposal for the merger, to consider the impact of certain capital issues (such as the outstanding stock options and COMNET Preferred Stock), to assist in the negotiations with the Group 1 Committee and to assist in evaluating the appropriateness of the fairness opinions obtained by the Group 1 Committee.

     On January 8 and 9, 1998, the COMNET Committee and Cadwalader interviewed several qualified financial advisors and shortly thereafter engaged the investment banking firm of Ferris, Baker, Watts, Inc. ("FBW") to act as an independent advisor to the COMNET Committee.

     On January 29, 1998, Cadwalader and FBW met with the COMNET Special Committee and outlined a number of financial issues to be considered and the due diligence efforts to be undertaken by Cadwalader and FBW in connection with the transaction. On February 19, 1998, Cadwalader and FBW met with senior executives and the respective Chief Legal and Chief Financial Officers of COMNET and Group 1 in an effort to evaluate the financial, legal and capital structure issues relevant to the proposed merger. This meeting and the subsequent review and analysis focused on the capital structure of COMNET, particularly the outstanding options and COMNET Preferred Stock, intercompany agreements and accounts, tax sharing arrangement, assets of COMNET (other than its majority interest in Group 1) and direct liabilities of COMNET (absolute or contingent). COMNET and Group 1 officers, both at the meeting and subsequently, provided all information and documentation requested by either Cadwalader or FBW in order to complete their due diligence analysis. The Group 1 Committee independently and in conjunction with Valuation Research conducted its own corresponding due diligence and reviewed and analyzed the capital structure of COMNET, any COMNET assets and liabilities that are not shared by Group 1, the dilutive effect on Group 1 public stockholders of the COMNET Preferred Stock and the outstanding COMNET options and the intercompany accounts between Group 1 and COMNET.

     In late February 1998, the COMNET Committee met and conferred with Cadwalader and FBW to review the due diligence survey that had been conducted and to consider making a proposal to the Group 1 Committee. The COMNET Committee concluded that it would be appropriate to offer an exchange ratio of .9428 shares of COMNET Common Stock for each share of Group 1 Common Stock. The proposal was promptly forwarded to the Group 1 Committee by FBW and Cadwalader. At a meeting between the COMNET Committee and its legal and financial advisors and the Group 1 Committee and its legal and financial advisors, the Group 1 Committee advanced a counter proposal whereby the exchange ratio would be approximately 1.29. Extensive negotiations followed concerning the relevant factors in each of the proposals during the meeting and over the next several days. Particular emphasis was placed on the value of the extensive COMNET stock options outstanding, the impact of the COMNET Preferred Stock, the intercompany payable owed by Group 1 to COMNET and the value of the COMNET management agreements. Also, considered were the impact of increased liquidity for the stockholders of both companies, the reduction of expenses after the merger that are presently incurred as a result of having two public companies and a number of other factors.

     On April 23, 1998, after numerous negotiating sessions between the advisors of the companies, the COMNET Committee offered, and the Group 1 Committee accepted, a proposal whereby the exchange ratio in the Merger would be 1.15 shares of COMNET Common Stock for each share of Group 1 Common Stock. This proposal was considered by Valuation Research which has opined that the transaction is fair from a financial point of view to Group 1 stockholders. FBW subsequently reviewed the Opinion of Valuation Research and advised the COMNET Committee that the Opinion had considered the appropriate factors and was properly and professionally done and that it was not unreasonable to rely on the Opinion as it was not inconsistent with its analysis.

     At a special meeting of the Group 1 Board held on April 27, 1998, a detailed presentation was made by the Group 1 Committee as well as Group 1's general counsel regarding the Merger between COMNET and Group 1. With its legal counsel available, the Group 1 Committee reported to the full Group 1 Board on the progress of negotiations with the COMNET Committee. The Group 1 Committee detailed for the Group 1 Board the various issues considered, including examination of any COMNET assets and liabilities that are not shared by Group 1, the dilutive effect on Group 1 public stockholders at the Merger of the outstanding COMNET options and the intercompany accounts between COMNET and Group 1.

     At a special meeting of the COMNET Board held on April 27, 1998, the COMNET Board reviewed in detail the discussions held to that date between COMNET and Group 1, the due diligence investigation conducted by management and a draft of the proposed Merger Agreement. The legal presentation focused on the COMNET Board's fiduciary responsibilities and the terms and conditions of the draft Merger Agreement. FBW's presentation focused on evaluations of COMNET and Group 1 and analyses of COMNET strategic alternatives, including remaining independent. At that meeting, the Exchange Ratio and the general terms of the Merger were approved by the COMNET Board subject to completion of negotiations of a definitive merger agreement.

     On June 22, 1998, upon completion of the negotiations, the COMNET and Group 1 Boards each held a special meeting to review and consider the terms of a merger agreement between the two companies. Following detailed discussion the COMNET Board and the Group 1 Board each determined that the Merger was in the best long-term interests of their respective stockholders. The COMNET Board and the Group 1 Board each approved the Merger Agreement providing for the Merger at their respective meetings.


Recommendations of the COMNET Board
and COMNET's Reasons for the Merger

     THE COMNET BOARD HAS ADOPTED THE RECOMMENDATIONS OF THE COMNET COMMITTEE. THE COMNET COMMITTEE HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, COMNET AND ITS STOCKHOLDERS. THE COMNET BOARD UNANIMOUSLY RECOMMENDS TO THE STOCKHOLDERS OF COMNET THAT THEY VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT PROVIDING FOR THE MERGER.

     The COMNET Board believes that the Merger will serve the best interests of the COMNET stockholders because the Merger will increase the number of shares of COMNET Common Stock held by the public. In addition, the COMNET Committee expects that the Merger will reduce costs and other inefficiencies as well as the market confusion related to COMNET's holding company standing.

     In reaching its conclusion to recommend approval of the Merger Agreement providing for the Merger, the COMNET Committee consulted with COMNET's management, as well as its special legal counsel and its independent financial advisors, and considered a number of factors, including the following:

     (i) The presentation of FBW, the COMNET Committee's financial advisors;

     (ii) The expectation that the Merger would benefit COMNET by increasing the number of shares held by the public, reducing costs and other inefficiencies as well as the market confusion related to COMNET's holding company status; and

     (iii) The fact that the exchange of Group 1 Common Stock for COMNET Common Stock can be effected on a tax-free basis for COMNET.

     The foregoing discussion of information and factors considered and given weight by the COMNET Board is not intended to be exhaustive, but includes all material factors considered by the COMNET Board. In reaching its decision with respect to the Merger, the COMNET Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the foregoing factors in reaching determinations. In addition, individual members of the COMNET Board may have given different weights to different factors.


Recommendations of the Group 1 Board
and Group 1's Reasons for the Merger

     THE GROUP 1 BOARD HAS ADOPTED THE RECOMMENDATIONS OF THE GROUP 1 COMMITTEE. THE GROUP 1 COMMITTEE HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, GROUP 1 AND ITS STOCKHOLDERS. THE GROUP 1 BOARD UNANIMOUSLY RECOMMENDS TO THE STOCKHOLDERS OF GROUP 1 THAT THEY VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT PROVIDING FOR THE MERGER.

     In reaching its decision to recommend approval of the Merger Agreement, the Group 1 Special Committee considered the following, without assigning any relative or specific weight:

     (i) The perceived efficiencies of Group 1, and the potential benefits to Group 1 stockholders of increasing the number of shares held by the public, reducing costs and other inefficiencies as well as the market confusion related to COMNET's holding company status, may result from consolidation of Group 1 into COMNET through the Merger;

     (ii) The fact that the exchange of Group 1 Common Stock for COMNET Common Stock can be effected on a tax-free basis for Group 1 stockholders; and

     (iii) The opinion of Valuation Research that the terms of the Merger Agreement are fair to the stockholders of Group 1 from a financial point of view.

     On the basis of these considerations, the Merger Agreement was approved, and GROUP 1'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT GROUP 1 STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT PROVIDING FOR THE MERGER.


Opinion of Group 1 Financial Advisors

     Pursuant to an engagement letter dated January 7, 1998, as amended (the "Engagement Letter"), Group 1 retained Valuation Research to provide financial advisory services in connection with the Merger. At a meeting of the Group 1 Board held on June 8, 1998, the Valuation Research opinion was discussed and the Group 1 Board was advised that the Exchange Ratio was fair, from a financial point of view, to Group 1 and its stockholders. The final opinion, a copy of which is attached as Exhibit C to this Proxy Statement, is dated as of June 8, 1998 (the "Opinion"). The following summary of the Opinion, which contains certain limitations on the review undertaken by Valuation Research in connection with such Opinion.

     In arriving at its Opinion, Valuation Research, among other things, reviewed the Merger Agreement and held separate discussions with certain senior officers, directors and other representatives and advisors of COMNET and Group 1 concerning the businesses of COMNET and Group 1, examined certain publicly available business and financial information relating to both COMNET and Group 1, and examined other information and data concerning COMNET and Group 1 provided by or otherwise discussed with management of COMNET and Group 1. Valuation Research also reviewed the terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of COMNET Common Stock and Group 1 Common Stock, the historical earnings and other operating data of COMNET and Group 1 and the capitalization and financial condition of COMNET and Group 1. Valuation Research also considered to the extent publicly available, the financial terms of certain other exchange transactions recently effected which were considered relevant in evaluating the Merger. In addition to the foregoing, it conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed appropriate in arriving at the Opinion.

     Valuation Research determined that the independent valuation of the individual businesses of COMNET and Group 1 was not required since COMNET owned approximately 81.2% of the Group 1 Common Stock, Group 1 was COMNET's sole operation, COMNET's other assets or investments were insignificant and neither COMNET nor Group 1 had any separate liabilities other than those specifically discussed below. To reach its Opinion, Valuation Research first determined a ratio which would maintain the percentage ownership relationship which existed prior to the Merger. This ratio was then adjusted for the substantive differences in financial position between COMNET and Group 1, namely that COMNET had 147,500 shares of COMNET Preferred Stock outstanding, and had approximately
1.15 million options outstanding (the "COMNET Options"), while Group 1 had a debt obligation to COMNET. Since neither the COMNET Preferred Stock nor the COMNET Options were traded in the marketplace, Valuation Research appraised their fair market values. The exchange ratio was then adjusted upward to reflect the fair market values of the Preferred Stock and the COMNET Options and adjusted downward to reflect the stated debt owned by Group 1 to COMNET. Valuation Research concluded that the 1.15 shares of Common Stock of COMNET to be issued for each 1 share of Group 1 Common Stock held by the stockholders of Group 1 on the Effective Date was fair from a financial point of view to the Group 1 stockholders.

     As stated in the Opinion, Valuation Research assumed, without independent verification, the accuracy and completeness of the information furnished to it by COMNET and Group 1, including the financial statements and other operating and financial benefits anticipated from the Merger, and that such data was reasonably prepared. Valuation Research did not make any independent valuation or appraisal of the assets or liabilities of COMNET or Group 1, respectively, nor was Valuation Research furnished with any such appraisals. Valuation
Research assumed that the Merger would be accounted for as a purchase in accordance with generally accepted accounting principles and that the Merger would be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986 and that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver of any material terms or conditions by Group 1.

     The following is a summary of the analyses performed by Valuation Research in rendering the Opinion. The goal of the procedures employed by Valuation Research was to attempt to provide that the Group 1 stockholders would have the same proportionate interest in the earnings, assets and operations of Group 1 following the Merger as such stockholders had prior to the Merger without dilution for the COMNET Options and Preferred Stock.

          (a) Stock Trading History. Valuation Research examined the history of the trading prices and volumes for the shares of COMNET Common Stock and Group 1 Common Stock. This examination showed that during the period from February 1996 to March 1998, the trading price of COMNET Common Stock ranged from $6.00 per share to $16.00 per share and that the trading price of Group 1 Common Stock ranged from $6.00 per share to $16.75 per share during the same period.

          (b) COMNET Options. Valuation Research examined the terms of COMNET's Options, including the exercise prices, which ranged from $6.625 to $30.50, and the expiration dates, which ranged from October 4, 1999 to March 31, 2013. It also reviewed historical information regarding the percentages of options exercised as distinct from the percentage of options expiring unexercised, the volatility in the trading prices of the COMNET Common Stock over the past ten years and the purposes for which the COMNET Options were granted. In this respect, Valuation Research recognized that the COMNET Options were granted primarily to Group 1 employees as incentive compensation and thus Group 1 stockholders benefited since their interest in Group 1 was not subject to dilution. On the other hand, Valuation Research compared the absence of dilution to the Group 1 stockholders to the benefit that the COMNET stockholders recognized since COMNET, as long as it owned an 80% or greater interest in Group 1, was able to consolidate its operations with those of Group 1 for tax purposes and thus significantly reduce COMNET's consolidated income taxes. Valuation Research also valued the COMNET Options using generally accepted option valuation method referred to as Black-Scholes. The following weighted-average assumptions were used in the Black-Scholes Option Pricing Formula: current stock price of $7.78 (the average last traded price for the 20 business days preceding April 1, 1998), dividend yield of 0%, expected volatility of 81.5%, risk-free interest rate of 5.70%, and an expected term of 5.1 years. Pursuant to its historical review of COMNET options termination and expiration history, Valuation Research concluded that approximately 350,000 of the 1.226 million option outstanding at April 1, 1998 would expire or be terminated upon termination of employment. Utilizing the Black-Scholes model, Valuation Research determined the remaining 882,000 COMNET Options had a weighted average fair value of $4.42 each. The total fair value of the COMNET Option was considered a liability. As a consequence, Valuation Research concluded that additional shares had to be issued to the Group 1 stockholders to maintain their proportional interest in the business and assets of Group 1 following the Merger.

          (c) COMNET Preferred Stock. Valuation Research also examined the COMNET Preferred Stock and determined that the fair market value of the 100,000 shares of COMNET Preferred Stock held by persons who were not directors or officers was only $12.00 per share and that conversion of the COMNET Preferred Stock was unlikely since the conversion ratio of one to one would result in the purchase of Common Stock for $20 a share as compared to the market price of $7.375 per share at April 1, 1998. Valuation Research concluded that the COMNET Preferred Stock would remain outstanding and therefore would be available for conversion at a later date with the result that some adjustment was required to reflect the subsequent conversion.

          (d) Inter-Company Debt. Valuation Research felt that the Exchange Ratio had to be adjusted downward to reflect the repayment by Group 1 of its $663,226 obligation at February 28, 1998 to COMNET.

          (e) No Other Liabilities. Finally, Valuation Research believed COMNET had no liabilities other than the COMNET Preferred Stock and COMNET Options.

     Valuation Research's final report concludes that an exchange ratio of 1.15 shares of COMNET Common Stock for each 1 share of Group 1 Common Stock was fair from a financial point of view to the Group 1 stockholders.

     Pursuant to the terms of the Engagement Letter, Group 1 agreed to pay Valuation Research $46,000 for acting as financial advisor in connection with the Merger. Of this amount, $15,000 was paid upon the engagement. The balance is now due. Group 1 also agreed to indemnify Valuation Research and its directors, officers and controlling persons against certain liabilities, including liabilities under the Federal securities laws, arising out of or in connection with the services rendered by Valuation Research under its Engagement Letter.

     The full text of the Valuation Research Opinion, which sets forth, among other things, the assumptions made, the procedures followed, the matters considered and limitations of the scope of the review undertaken by Valuation Research in rendering the Opinion, is attached as Appendix B to this Proxy Statement Prospectus. Group 1 stockholders are urged to, and should, read the Valuation Research Opinion carefully and in its entirety. The Valuation Research Opinion was directed to the Group 1 Board and addresses only the fairness, from a financial point of view, of the consideration to be paid by COMNET pursuant to the Merger Agreement and does not constitute a recommendation to any holder of Group 1 Common Stock as to how to vote with respect to the Merger Agreement and the Merger. The summary of the Valuation Research Opinion set forth in this Proxy Statement Prospectus is qualified in its entirety by reference to the full text of the Opinion.


Certain Transactions; Conflicts of Interest

     Certain members of Group 1's and COMNET's Boards and management have interests in the Merger in addition to their interests solely as COMNET or Group 1 stockholders, as described below.


Board of Directors

     The Merger Agreement provides that, following the Merger, the COMNET Board will continue to consist of nine directors. The board of directors of the Surviving Corporation will consist of five persons who are currently directors of COMNET (James V. Manning, Richard H. Eisenberg, James P. Marden, Charles J. Sindelar and Bruce J. Spohler), one who is currently a Group 1 director (Thomas
S. Buchsbaum), and three who are currently directors of both COMNET and Group 1 (Robert S. Bowen, Ronald F. Friedman and Charles A. Mele). Following the Merger, the COMNET Board will be divided into three classes, each of which shall consist of three directors and each one of which shall have one current director of Group.


Management Post-Merger

     At the Effective Time, COMNET's Chief Executive Officer, Robert S. Bowen, will be Chief Executive Officer of the Surviving Corporation, Mark D. Funston will be Chief Financial Officer of the Surviving Corporation and Edward Weiss will be Secretary and General Counsel of the Surviving Corporation. The remaining officers of Group 1 shall retain their respective positions under and with respect to the Surviving Corporation after the Merger.


Certain Tax Consequences of the Merger

     General. In the opinion of PricewaterhouseCoopers LLP the following discussion, subject to the limitations set forth herein, describes the material federal income tax consequences of the Merger.

     The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this Proxy Statement Prospectus, and is subject to any changes in these or other laws occurring after such date. The discussion does not address the effects of any state, local, foreign or other tax laws.

     The tax consequences of the Merger to an individual stockholder may vary depending upon such stockholder's particular situation, and certain stockholders (particularly any stockholder who, at the Effective Time, is not a U.S. Person, is a tax-exempt entity, securities dealer, broker-dealer, insurance company or financial institution or is an individual who acquired his or her COMNET Common Stock pursuant to an employee stock option or otherwise as compensation) may be subject to special rules not discussed below. For purposes of the discussion below, a U.S. Person is (1) a citizen or resident of the United States for U.S. federal income tax purposes, (2) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate, the income of which is subject to U.S. federal income tax regardless of the source, or (4) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. fiduciaries have the authority to control all its substantial decisions.

     EACH GROUP 1 STOCKHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN ANY APPLICABLE TAX LAWS.

     The obligations of the parties to consummate the Merger are conditioned on Group 1 and COMNET's receipt of an opinion of PricewaterhouseCoopers LLP to the effect that (1) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code,
(2) Group 1 and COMNET will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (3) the Merger will be viewed as a
Section 332 liquidation with respect to COMNET. Stockholders should be aware that an opinion of PricewaterhouseCoopers LLP is not binding on the IRS or the courts. Stockholders should also be aware that the opinion of PricewaterhouseCoopers LLP will be based on current law and on certain representations regarding factual matters made by COMNET and Group 1 which, if incorrect, may jeopardize the conclusions reached by PricewaterhouseCoopers LLP in its opinion.

     Assuming that the Merger will qualify as a reorganization within Section 368(a) of the Code, the Merger will have the federal income tax consequences discussed below.

     Tax Implications to Group 1 Stockholders. Except to the extent Group 1 stockholders receive cash in lieu of fractional shares of COMNET Common Stock, Group 1 stockholders who exchange Group 1 Common Stock in the Merger solely for COMNET Common Stock will not recognize gain or loss for federal income tax purposes upon the receipt of COMNET Common Stock in exchange for their Group 1 Common Stock. The aggregate tax basis of COMNET Common Stock received as a result of the Merger will be the same as the stockholder's aggregate tax basis in the Group 1 Common Stock surrendered in the exchange, reduced by the portion of the stockholder's tax basis properly allocated to the fractional share interest, if any, for which the stockholder receives cash. The holding period of the COMNET Common Stock received by Group 1 stockholders as a result of the Merger will include the period during which the stockholder held the Group 1 Common Stock exchanged in the Merger, provided that the Group 1 Common Stock so exchanged were held as capital assets at the Effective Time. A Group 1 stockholder that receives cash in lieu of a fractional share interest in COMNET Common Stock in the Merger will be treated as having received the fractional share interest in COMNET Common Stock in the Merger and as having received the cash in redemption of the fractional share interest. The cash payment will be treated as a distribution in payment of the fractional interest deemed redeemed under Code Section 302, with the result that the Group 1 stockholder should generally recognize gain or loss on the deemed redemption in an amount equal to the difference between the amount of cash received and the stockholder's adjusted tax basis allocable to such fractional share. Such gain or loss will be capital gain or loss if such stockholder's Group 1 Common Stock are held as a capital asset at the Effective Time. Recently enacted legislation provides different capital gains rates for individuals depending on such person's holding period. For individuals, capital gains will be taxed at rates that vary depending upon whether the holding period of the stock exchanged was one year or less, more than one year but not more than 18 months, or more than 18 months.

     Tax Implications to COMNET. COMNET will not recognize any gain or loss for federal income tax purposes as a result of the Merger.

     Backup Withholding. Under the U.S. backup withholding rules, a holder of Group 1 Common Stock may be subject to backup withholding at the rate of 31%, unless the stockholder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a correct taxpayer identification number, certifies that such stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the stockholder's federal income tax liability. COMNET may require holders of Group 1 Common Stock to establish an exemption from backup withholding or to make arrangements which are satisfactory to COMNET to provide for the payment of backup withholding. A stockholder that does not provide COMNET with its current taxpayer identification number may be subject to penalties imposed by the IRS.


Regulatory Approval and Consents

     No approval of, or filing with, any governmental authority is required for the consummation of the Merger. Consummation of the Merger may, however, require the consent of, or waiver from, parties to certain agreements to which either COMNET and Group 1 is a party and may constitute a default under such agreements resulting in termination, cancellation or acceleration thereunder if such consents or waivers are not obtained. Pursuant to the Merger Agreement, the parties agreed to use their reasonable efforts to obtain all consents, licenses, permits, waivers, approvals, authorizations or orders of all third parties and government entities that are necessary for the consummation of the Merger.


Certain Provisions of the Merger Agreement

     General. The COMNET Board and the Group 1 Board have approved the Merger Agreement, which provides for the Merger of COMNET and Group 1, with COMNET being the Surviving Corporation. This section of the Proxy Statement Prospectus describes certain aspects of the Merger, including certain provisions of the Merger Agreement. The description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit A and which is incorporated herein by reference. Stockholders of Group 1 and COMNET are urged to read carefully the Merger Agreement.

     Conditions to the Merger. Each party's obligation to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of various conditions which include, in addition to other customary closing conditions, the following: (i) the Registration Statement, of which this Proxy Statement Prospectus is a part, shall have become effective and no stop order suspending such effectiveness shall have been issued and remain in effect; (ii) the stockholders of COMNET and Group 1 shall have approved the Merger Agreement;
(iii) the shares of COMNET Common Stock issuable to Group 1's stockholders pursuant to the Merger having been approved for listing on Nasdaq, upon official notice of issuance; (iv) COMNET and Group 1 shall have received a letter from PricewaterhouseCoopers LLP (the independent accountants of COMNET and Group 1) to the effect that the Merger qualifies as a tax-free reorganization within the meaning of the Code.

     In addition, each party's obligation to effect the Merger is also subject to the satisfaction or waiver on the Closing Date of the following additional conditions: (i) the representations and warranties of each party to the Merger Agreement set forth in the Merger Agreement are true and correct in all material respects; (ii) each party to the Merger Agreement has performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the Effective Time; and (iii) all consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by either party for the authorization, execution and delivery of the Merger Agreement and the consummation by either party of the transactions contemplated by the Merger Agreement shall have been obtained and made by such party.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption thereof by the stockholders of COMNET or Group 1: (i) by mutual written consent of the boards of directors of Group 1 and COMNET; or (ii) by either Group 1 or COMNET, if the other party has breached any material representations, warranties, covenants or other agreements contained in the Merger Agreement, or if any representation or warranty becomes untrue, in either case so that the conditions to the Merger cannot be satisfied and such breach is not cured within 30 days after written notice thereof from the nonbreaching party.

     Conduct of Business Pending the Merger. Pursuant to the Merger Agreement, COMNET and Group 1 have both agreed to conduct business in the ordinary course of business in a manner consistent with past practice and use their respective reasonable best efforts to preserve intact business organizations. In addition, each of COMNET and Group 1 has agreed that, among other things and subject to certain exceptions, neither it nor any of its subsidiaries will, without the prior written consent of the other: (i) adjust, split, combine or reclassify any capital stock, declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock; (ii) redeem, purchase or otherwise acquire any shares of its capital stock or any options, warrants, conversion or other rights to acquire any shares of its capital stock; effect any reorganization or recapitalization; purchase or otherwise acquire any assets or stock of any corporation, bank or other business or liquidate, sell, dispose of or encumber any assets; (iii) issue, deliver, award, grant or sell, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares; (iv) propose or adopt any amendments to its articles of incorporation or bylaws; (v) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money; (vi) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or material contracts; (vii) take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; (viii) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or in a violation of any provision of the Merger Agreement, except, in each case, as may be required by applicable law; or
(ix) take any action or fail to take any action which individually or in the aggregate can be reasonably expected to have a Material Adverse Effect on, in the case of COMNET or, in the case of Group 1, COMNET.

     Certain Employment Agreements. The employment agreement between Group 1 and Ronald F. Friedman, and the employment agreement between Group 1 and Robert S. Bowen will be assumed by COMNET on the Effective Date. See "COMNET Proposal 3--Election of COMNET Directors--Employment Agreements."

     Amendment and Waiver. The Merger Agreement may be amended by an instrument in writing signed on behalf of each party at any time prior to the Effective Time. At any time prior to the Effective Time, either party may, in an instrument in writing signed by the party or parties to be bound thereby, waive compliance with any of the agreements or conditions contained in the Merger Agreement. In the event of a failure to obtain the tax opinion described under the caption "The Merger--Conditions to the Consummation of the Merger" and a determination by the parties to waive such condition to the consummation of the Merger, each of COMNET and Group 1 will re-solicit the votes of its stockholders in connection with the Merger.

     Expenses. All reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred in connection with the Merger Agreement, the Stock Option Agreements and the transactions contemplated thereby will be paid by the party incurring such expenses, except that COMNET and Group 1 will share equally the expenses incurred in connection with filing and printing this Proxy Statement Prospectus and the Registration Statement of which it is a part and all other regulatory filing fees incurred in connection with the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains customary mutual representations and warranties relating to, among other things: (i) corporate organization and qualification of each party and their subsidiaries;
(ii) articles of incorporation and bylaws of each party and its subsidiaries having been made available; (iii) the capitalization of each party and its subsidiaries; (iv) corporate power and authority of each party; (v) absence of conflict with (a) its articles of incorporation and bylaws, (b) applicable law or (c) certain agreements; (vi) compliance with applicable laws; (vii) the timely filing of documents filed by each of COMNET and Group 1 with the Commission and the accuracy of information contained therein; (viii) absence of material changes or events with respect to each of COMNET and COMNET; (ix) absence of litigation; (x) matters relating to environmental matters; (xi) filing of tax returns and payment of taxes; (xii) required stockholder votes; and (xiii) receipt of fairness opinions.

     Indemnification and Insurance. The Merger Agreement provides that the Surviving Corporation will indemnify, defend and hold harmless, to the fullest extent permitted by law, the present and former officers and directors of Group 1 against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of or otherwise in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was a director or officer of Group 1 and arising out of actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted under the DBCL and COMNET's corporate governance documents. The Merger Agreement provides that, for a period of not less than two years after the Effective Time, COMNET will use its reasonable best efforts to maintain directors' and officers' liability insurance and fiduciary liability insurance that is substantially equivalent to coverage of COMNET's current insurance; provided that Associated will not be required to pay an annual premium for such insurance in excess of 150% of COMNET's last annual premium paid prior to the date of the Merger Agreement.

     Treatment of Stock Options Outstanding Under Group 1 Stock Plan. At the Effective Time, each option granted by Group 1 to purchase shares of Group 1 Common Stock which is outstanding and unexercised will be assumed by COMNET. Such options shall cease to represent a right to acquire such shares and will be converted automatically into an option to purchase shares of COMNET Common Stock in an amount and at an exercise price determined as provided below:

     (i) the number of shares of COMNET Common Stock to be subject to the new option shall be equal to the product of the number of shares of Group 1 Common Stock subject to the original option and 1.15; provided that any fractional shares of COMNET Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

     (ii) the exercise price per share of COMNET Common Stock under the new option shall be equal to the exercise price per share of Group 1 Common Stock under the original option divided by 1.15; provided that such exercise price shall be rounded up to the nearest whole cent.

                          DESCRIPTION OF THE COMPANIES

General

     COMNET, through its subsidiary, Group 1, develops, manufactures, licenses, sells and supports software products for specialized marketing and mail management applications. COMNET owned approximately 81.2% of the outstanding shares of Group 1 Common Stock as of the Record Date.

     Group 1 markets a broad range of software solutions in each of these three major categories: Database Marketing, Electronic Document Systems and Mailing Efficiency. The operating systems utilized for Group 1's products vary as to category. Products in the Database Marketing category operate in a client/server architecture with server support for UNIX or Windows NT (NT) and with client support in Windows 3.x, 95 and NT. Electronic Document Systems production engines currently run under MVS, OS/2, UNIX, NT and OS/400. The Electronic Documents system workstations support both NT and OS/2. Mailing Efficiency products run on most major computer systems from NT to mainframe. Group 1's Electronic Document Systems support Kodak, IBM and Xerox print architectures (AFP, PCL and Metacode) for high-speed, high-volume production laser printing. As of March 31, 1998, Group 1 offered over 80 software products.

     Group 1 distributes all of its products in North America and its Electronic Document Systems throughout the world. Plans are underway to distribute additional Group 1 products internationally.

     Group 1's software products serve the needs of a wide variety of clients, including those in the financial, insurance, utility, telecommunications, manufacturing, retailing, hospitality, publishing and mail order industries, plus service bureaus, associations and various activities of educational institutions and governmental agencies. In general, Group 1's software systems are designed to minimize the costs and maximize the opportunity to sell products and services to existing and potential customers. Group 1's software systems also provide solutions where a need exists for highly accurate name and address data or where address information must be correlated with demographic or geographic data. Other Group 1 systems provide highly effective document preparation for customized forms or personalized correspondence. This is achieved through the use of advanced document design workstation software coupled with sophisticated host-based document composition software, resulting in highly targeted and individualized documents (e.g., statements, invoices, policies, direct mail). Group 1 believes that the continuing growth of database marketing, data warehousing and targeted, direct communication, together with increased postal rates and postage discounts for coded and/or sorted mail, can expand the market potential for Group 1's existing and future products.

     Group 1 also offers a broad variety of professional services to its clients, including systems and business analysis, installation assistance, operations support, programming services, technical education and training and operational reviews. These services are designed to assist clients in obtaining maximum utilization from their Group 1 products and/or in improving efficiency and effectiveness of their business operations.

     Group 1 markets its Electronic Document Systems products directly to its clients in North America, the United Kingdom and Scandinavia and through distributors in the remainder of Europe. Mailing Efficiency and Database Marketing products are marked directly for mainframe and midrange system configurations.


Discontinued Operations -- Com-Med Systems

     COM-MED Systems, a wholly owned subsidiary of COMNET, provided the long-term health care industry with computer software systems for management and operations support. As of March 31, 1995, COMNET sold the assets of Com-Med Systems for up to $4.5 million, to be paid as a percentage of the acquiring company's future revenues. Additionally, the Company was issued warrants to acquire up to 25% of the acquiring company's common stock. In September, 1995, the acquiring company ceased operations, whereupon COMNET repossessed the assets and sold them, in turn, to another entity. COMNET does not anticipate realizing any gain from the subsequent sale of these assets. COMNET's Consolidated Statements of Earnings in the fiscal year ended March 31, 1995, have been restated to reflect Com-Med Systems as a discontinued operation.

                            MARKETS AND MARKET PRICES

     COMNET Common Stock and Group 1 Common Stock are listed on the Nasdaq under the symbol "CNET" and "GSOF," respectively. The following table sets forth the range of high and low sales prices of COMNET Common Stock and Group Common Stock as reported by Nasdaq.

                                               COMNET                GROUP 1
                                               ------            ---------------
CALENDAR QUARTER                           HIGH      LOW          HIGH      LOW
----------------                           ----      ---          ----      ---

1995:  First.....................         11.00      9.00        10.00      9.25
       Second....................         10.50     12.50         9.50      9.50
       Third.....................         19.00     12.50        24.50     11.00
       Fourth....................         17.00     10.37        13.50      8.50

1996:  First.....................         13.75     10.00         9.75      7.50
       Second....................         15.00     10.00        11.00      7.06
       Third.....................         15.50     11.50        16.50      8.00
       Fourth....................         15.50      8.00        11.50      8.00

1997:  First.....................         12.00      8.50         9.00      6.75
       Second....................         11.00      7.50         8.00      6.50
       Third.....................          9.75      7.12         7.25      6.50
       Fourth....................          9.25      6.50        11.00      6.00

1998:  First.....................          8.75      6.00         8.63      6.00
       Second....................         14.63      7.38        15.50      7.50
       Third (through July 27)...         13.75     12.06        14.50     12.50

     On April 28, 1998, the last trading day before the public announcement of the Exchange Ratio in the Merger, the closing price per share of COMNET Common Stock and Group 1 Common Stock as reported by Nasdaq was $11.94 and $8.00, respectively. Past price performance is not necessarily indicative of likely future price performance. Holders of COMNET Common Stock and Group 1 Common Stock are urged to obtain current market quotations for their shares of COMNET Common Stock and Group 1 Common Stock.

     Holders of COMNET Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the COMNET Board. The COMNET Board presently intends to continue its policy of not paying dividends with respect to COMNET Common Stock. COMNET Preferred Stock pays an annualized dividend of $1.20 per share. See "Description of COMNET Stock--COMNET 6% Cumulative Convertible Preferred Stock."

THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE COMNET COMMON STOCK AND
 THE GROUP 1 COMMON STOCK AT ANY TIME BEFORE, AT OR AFTER THE EFFECTIVE TIME OF
   THE MERGER. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR
                 COMNET COMMON STOCK AND GROUP 1 COMMON STOCK.

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The unaudited pro forma condensed combined financial data is provided for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated as of the beginning of the period or the future operating results or financial position of the combined companies.

                                    COMNET Corporation and Group 1 Software, Inc.

                                UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                                                   MARCH 31, 1998


                                                                                    Pro Forma               Pro Forma
                                                               COMNET(1)           Adjustments              Combined
                                                               ---------           -----------              --------
CONSOLIDATED BALANCE SHEET:
ASSETS
Current Assets:
    Cash and cash equivalents                                 $ 3,683,398          $                       $ 3,683,398
    Trade and installment accounts receivable, less
       allowance of $3,603,400                                 27,232,842                                   27,232,842
    Deferred income taxes                                       3,408,086                                    3,408,086
    Prepaid expenses and other current assets                   3,085,453                                    3,085,453
                                                              -----------          ----------              -----------
Total current assets                                           37,409,779                                   37,409,779

Installment accounts receivable                                 3,810,279                                    3,810,279
Property and equipment, net                                     3,543,502                                    3,543,502
Computer software, net                                         23,358,862                                   23,358,862
Other assets                                                    2,507,090           4,300,590(2)             6,520,974
                                                                                     (286,706)(3)
                                                              -----------          ----------              -----------
Total Assets                                                  $70,629,512          $4,013,884              $74,643,396
                                                              ===========          ==========              ===========

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
     Short-term borrowings                                    $         0          $                       $         0
     Accounts payable                                           2,098,820                                    2,098,820
     Current portion of long-term debt                            157,017                                      157,017
     Accrued expenses                                           6,278,611             275,000(4)             6,553,611
     Accrued compensation                                       4,699,110                                    4,699,110
     Current deferred revenues                                 17,484,138                                   17,484,138
                                                              -----------          ----------              -----------
Total current liabilities                                      30,717,696             275,000               30,992,696

Long-term debt, net of current portion                            389,144                                      389,144
Deferred revenues, long-term                                    3,653,055                                    3,653,055
Deferred income taxes                                           3,029,299                                    3,029,299
Minority interest in net earnings of consolidated               5,682,486          (5,682,486)(5)                    0
    subsidiary
                                                              -----------          ----------              -----------
Total liabilities                                              43,471,680          (5,407,486)              38,064,194
                                                              -----------          ----------              -----------

                                                              -----------          ----------              -----------

Stockholders equity                                            27,157,832           9,444,321(3)            36,579,202
                                                              -----------          ----------              -----------

                                                                                     (286,706)(3)

                                                                                      263,755(6)
                                                              ===========          ==========              ===========
Total liabilities and stockholders equity                     $70,629,512          $4,013,884              $74,643,396
                                                              -----------          ----------              -----------

                                                              -----------          ----------              -----------
Book value per share(7)                                       $      8.29                                  $      8.69
                                                              ===========          ==========              ===========

               The accompanying notes are an integral part of this
             unaudited pro forma condensed combined financial data.

                                   COMNET Corporation and Group 1 Software, Inc.

                               UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

                                             Year ended March 31, 1998


                                                                                     Pro Forma             Pro Forma
                                                             COMNET(1)              Adjustments            Combined
                                                             ---------              -----------            --------
Revenue:
     Software license and related revenues                  $32,786,215             $                     $32,786,215
     Maintenance and other revenue                           28,217,682                                    28,217,682
                                                            -----------             --------              -----------
         Total revenue                                       61,003,897                    0               61,003,897
                                                            -----------             --------              -----------

Costs and expenses:
     Software license expense                                10,491,100                                    10,491,100
     Maintenance and service expense                         12,544,100                                    12,544,100
     Research, development and indirect support               2,857,700                                     2,857,700
     Selling and marketing                                   20,893,408                                    20,893,408
     General and administrative                               7,913,233              286,706(3)             8,199,939
     Provision for doubtful accounts                          3,505,000                                     3,505,000
                                                            -----------             --------              -----------
         Total costs and expenses                            58,204,541              286,706               58,491,247
                                                            -----------             --------              -----------


Operating income                                              2,799,356             (286,706)               2,512,650

Non-operating expenses, net                                    (464,651)                                     (464,651)
                                                            -----------             --------              -----------

Income from operations before provision for income
taxes                                                         2,334,705             (286,706)               2,047,999

Provision for income taxes                                      921,360                                       921,360

Minority interest in net earnings of consolidated               263,755             (263,755)(6)                    0
subsidiary                                                  -----------             --------              -----------

Net earnings                                                  1,149,590              (22,951)               1,126,639

COMNET Preferred Stock dividend requirements                   (177,000)                                     (177,000)
                                                            -----------             --------              -----------

Net earnings available to common stockholder                $   972,590             $(22,951)             $   949,639
                                                            ===========             ========              ===========

Basic earnings per share of common stock                          $0.30               ($0.07)                   $0.23
                                                            ===========             ========              ===========

Diluted earnings per share of common stock                        $0.29               ($0.07)                   $0.22
                                                            ===========             ========              ===========

Basic weighted average shares outstanding                     3,273,826              930,475                4,204,301
                                                            ===========             ========              ===========

Diluted weighted average shares and common
equivalent shares outstanding                                 3,299,285              930,475                4,229,760
                                                            ===========             ========              ===========

              The accompanying notes are an integral part of this
             unaudited pro forma condensed combined financial data.

                  COMNET Corporation and Group 1 Software, Inc.

                        NOTES to the Unaudited Pro forma

                        CONDENSED COMBINED FINANCIAL DATA


The Merger will be accounted for under the purchase method of accounting. The final allocation of the purchase price has not yet been determined and, accordingly, the amounts shown below may differ from the amounts ultimately determined.

Purchase Price:

     Value of the COMNET Common Stock*                                $9,444,321
     Transaction fees and expenses related to the Merger                 275,000
                                                                      ----------
                                                                      $9,719,321
                                                                      ----------

     *The value of the COMNET Common Stock was determined by multiplying the 930,475 shares of COMNET Common Stock to be issued by $10.15 per share, the fair market value determined for the transaction.

(1) Group 1 Software, Inc. is consolidated in the COMNET Financials as presented and therefore is not shown separately in the combining statements.

(2) Represents the identifiable intangible assets arising from the purchase business combination.

(3) To record amortization of identifiable intangible assets resulting from the purchase business combination utilizing a 15 year life assuming the combination occurred at the beginning of the periods presented.

(4) Represents estimated  transaction fees and expenses of approximately $60,000
for  investment   bankers  and  $125,000  for  legal  counsel  and  $75,000  for accountants, and $15,000 for printing costs.

(5) To eliminate the cumulative minority interest in net earnings of the consolidated subsidiary resulting from the Merger.

(6) To eliminate the minority interest in net loss of consolidated subsidiary.

(7) Historical book value per share is computed by dividing the total stockholders' equity by the number of shares of common stock outstanding at the end of the period. Pro forma book value per share is computed by dividing the pro forma total stockholders' equity by the pro forma number of shares of common stock outstanding at the end of the period.

                              BENEFICIAL OWNERSHIP

COMNET - Prior to the Merger

     The following table sets forth the number of shares of COMNET Common Stock and COMNET Preferred Stock beneficially owned, as of July 27, 1998, by each stockholder known to COMNET to be the beneficial owner of more than 5% of the COMNET Common Stock or COMNET Preferred Stock and the directors and executive officers of COMNET as a group. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                   Number of Shares of   Number of Shares of 6%
                                      Common Stock       Cumulative Convertible
Name and Address                          and            and Preferred Stock and
of Beneficial Owner                Percentage of Class     Percentage of Class
-------------------                -------------------     -------------------
Medco Containment Services, Inc.       543,345                   100,000
100 Summit Avenue                       14.2%                     67.8%
Montvale, NJ 07645(1)

Robert S. Bowen                        259,450(2)                  5,937
4200 Parliament Place, Suite 600         7.7%                      4.0%
Lanham, MD 20706

John Spohler                           236,875(3)                 11,875
One Liberty Plaza                        6.8%                      8.1%
New York, NY 10292

Milton Kaplan                             *                       11,875
1920 Ocean Avenue                                                  8.1%
Brooklyn, New York 11230

Leonard J. Smith                          *                       11,875
451 Ives Dairy Road, #A202                                         8.1%
North Miami Beach, FL 33179

All directors and executive            558,924                     5,937
officers as a group (12 persons)        16.4%                      4.0%

--------------------
*Less than 5%.

(1) Pursuant to an Agreement and Plan of Merger, dated as of July 27, 1993, as amended, by and among Merck & Co., Inc., a New Jersey corporation ("Merck"), M Acquisition Corp. ("Merger Sub") and Medco Containment Services, Inc., a Delaware corporation ("Medco"), Medco was merged with and into Merger Sub and Medco became a wholly owned subsidiary of Merck. Merck may be deemed to be the indirect beneficial owner, through its ownership of Medco, of 543,345 shares of COMNET Common Stock, representing approximately 14.2% of the outstanding shares of COMNET Common Stock, 100,000 shares of COMNET Preferred Stock, which are convertible into 100,000 shares of COMNET Common Stock. Merck effectively has the sole power to vote and direct the vote of the shares of COMNET Common Stock and COMNET Preferred Stock held by Medco, and to dispose and direct the disposal of such shares.
(2) Includes 174,800 shares of COMNET Common Stock purchasable upon exercise options that are presently exercisable or exercisable within 60 days of the date of this table.
(3) Includes 18,750 shares of COMNET Common Stock purchasable upon exercise options that are presently exercisable or exercisable within 60 days of the date of this table.

GROUP 1

     The following table sets forth the number of shares of Group 1 Common Stock beneficially owned, as of July 27, 1998, by each stockholder known to Group 1 to be the beneficial owner of more than 5% of the Group 1 Common Stock and the directors and executive officers of Group 1 as a group. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

       Name and Address of                Number of Shares         Percentage of
        Beneficial Owner                  of Common Stock              Class
        ----------------                  ---------------              -----

COMNET Corporation                           3,484,588                 81.2%
4200 Parliament Place, Suite 600
Lanham MD 20706-1844

All directors and executive                    108,887                  2.5%
officers as a group (9 persons)(1)

--------------------
(1) Includes shares of Group 1 Common Stock purchasable upon exercise of options that are presently exercisable or exercisable within 60 days of the date of this table.


COMNET - After Giving Effect to the Merger

     The following table sets forth the number of shares of Common Stock of the Surviving Corporation beneficially owned, giving effect to the Merger as if the Merger had occurred on July 27, 1998, by each stockholder known to the Surviving Corporation to be the beneficial owner of more than 5% of the Common Stock of the Surviving Corporation and the directors and executive officers of the Surviving Corporation as a group. See "COMNET Proposal 3--Election of COMNET Directors" and "Group 1 Proposal 2 -- Election of Group 1 Directors" for more detailed beneficial ownership information. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

       Name and Address of                Number of Shares         Percentage of
        Beneficial Owner                  of Common Stock              Class
        ----------------                  ---------------              -----

Medco Containment Services, Inc.(1)          543,345                   12.9%
100 Summit Avenue
Montvale, NJ 07645

Robert S. Bowen                              277,563(2)                 6.3%
4200 Parliament Place, Suite 600
Lanham, MD 20706

John Spohler                                 259,875(3)                 6.1%
One Liberty Plaza
New York, NY  10292

All directors and officers                   693,171                   14.5%
as a group (14 persons)


(1)  See  footnote  1 to  Beneficial  Ownership  table for  COMNET  Prior to the
     Merger.
(2) Includes 179,113 shares of COMNET Common Stock purchasable upon exercise options that are presently exercisable or exercisable within 60 days of the date of this table.
(3) Includes 18,750 shares of COMNET Common Stock purchasable upon exercise options that are presently exercisable or exercisable within 60 days of the date of this table.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a consequence of the Merger, as of the Effective Time of the Merger, stockholders of Group 1 will become stockholders of COMNET. The following is a summary of certain similarities and material differences between the rights of holders of Group 1 Common Stock and the rights of holders of COMNET Common Stock. As each of Group 1 and COMNET is organized under the laws of Delaware, these differences arise solely from differing provisions of the certificates of incorporation and by-laws of each of Group 1 and COMNET.

     The following summary does not purport to be a complete statement of the rights of Group 1 stockholders under the Certificate of Incorporation of Group 1 (the "Group 1 Certificate") or the By-Laws of Group 1 (the "Group 1 By-Laws"), as compared to the rights of COMNET stockholders under the COMNET Certificate (the "COMNET Certificate") or the By-Laws of COMNET (the "COMNET By-Laws"), nor is this a complete description of the specific provisions referred to herein. This summary is qualified in its entirety by reference to the governing corporate instruments, including the aforementioned instruments of Group 1 and COMNET, copies of which are hereby incorporated herein by reference. In addition, the COMNET Board is considering adopting a Stockholder Protection Rights Agreement, which would confer significant rights on holders of COMNET Common Stock. See "COMNET Proposal 2 - Amendment of COMNET Certificate to Increase the Number of Authorized Shares of COMNET Common Stock from 10,000,000 to 14,000,000 Shares."


Annual Meetings of Stockholders

     Under Delaware law, annual meetings of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. Under the Group 1 Certificate and the Group 1 By-laws, an annual meeting may be called by the Chairman, President or Secretary of Group 1, upon the approval of a majority of the Group 1 Board or by a committee empowered by the Group 1 Board to call an annual meeting. The COMNET Certificate and the COMNET By-Laws provide that an annual meeting of the stockholders may be called by the Chairman, President or Secretary of COMNET, upon the written request of a majority of the directors or a committee of the Board.


Number of Directors

     Under Delaware law, the number of directors shall be fixed by or in the manner provided in the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate. The Group 1 Certificate provides that the number of directors shall consist of not less than three, with the exact number above this minimum to be determined by a resolution of the majority of the Group 1 Board or the Group 1 stockholders at the annual stockholders meeting. The COMNET Certificate also provides that the number of directors shall consist of not less than three, with the exact number above this minimum to be determined by a resolution of the majority of the COMNET Board or the stockholders at the annual stockholders meeting.


Corporate Opportunity Conflicts - Medco Directors

     As a result of an agreement between COMNET and Medco Containment Services, a Delaware corporation ("Medco") effective January 22, 1993, the COMNET Certificate was amended to provide that any director on the COMNET Board designated by Medco (a "Medco Director") to serve on the COMNET Board, would not be obligated to present to COMNET any potential acquisition that had come to the attention of such Medco Director prior to the date on which he became a director of COMNET, and any Medco Director would be required to present to COMNET only those potential acquisitions which were directly related to the existing businesses of Group 1 (i.e., providing systems and software for non-industry specific list and mail management and marketing program support, excluding any such businesses to the extent related to the pharmaceutical or health care industry and any such businesses no longer engaged in by Group 1) and did not come to the attention of the Medco Director in his capacity as an officer or director of Medco or any of its present or future subsidiaries or any successor to Medco or any such subsidiary. The Certificate of Group 1 was amended similarly.


Classification of Board of Directors

     Delaware law permits a corporation's certificate of incorporation to provide that a corporation's board of directors be divided into classes, with each class having a term of office longer than one year but not longer than three years. Both the Group 1 Certificate and the COMNET Certificate provide that the companies' respective boards of directors shall have three classes, which shall be as nearly equal in number as possible. The directors of each class shall serve for a term ending at the third annual meeting following the annual meeting at which they were elected.


Indemnification

     Both the Group 1 By-Laws and the COMNET By-Laws provide for the indemnification of any person serving as a director, officer, employee or agent of the respective corporations or at the request of the respective corporations as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporate Law ("DGCL").


Certain Voting Rights with Respect to
Transactions with Substantial Stockholders

     Under the Group 1 Certificate, the approval of a majority of the holders of Group 1 Common Stock (excluding shares of Group 1 Common Stock held by interested parties) is required prior to the Group 1 purchasing any Group 1 voting securities held by an entity that owns at least 5% of Group 1's voting securities, or by an Affiliate of Group 1. The COMNET Certificate contains no similar provision.


Certain Voting Rights with Respect to Mergers

     Under Delaware law, certain mergers and consolidations or the sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority of the outstanding shares of such corporation entitled to vote thereon, (unless the certificate of incorporation requires a higher percentage). Neither the Group 1 Certificate nor the COMNET Certificate requires a higher percentage.


Removal of Directors; Filling Vacancies
on the Board of Directors

     Under Delaware law, any or all directors of a corporation which does not have cumulative voting or a classified board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at the election of directors, unless such corporation's certificate of incorporation provides otherwise. Group 1 has a classified board and the Group 1 Certificate provides that directors may be removed without cause by the affirmative vote of 80% of the stockholders, or removed for cause by a majority vote of the stockholders. The COMNET Certificate also provides for a classified board and that directors may be removed without cause by the affirmative vote of 80% of the stockholders, or removed for cause by a majority vote of the stockholders.

     Under  Delaware  law,   unless   otherwise   provided  in  a  corporation's
certificate of incorporation or by-laws, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office. The By-Laws of COMNET and Group 1 are consistent with Delaware law in these matters.


Stockholder Action by Written Consent

     Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, any action which may be taken at any annual meeting may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Group 1 By-Laws authorize any action that is required or permitted to be taken at a stockholders meeting may be taken without a meeting upon receipt of the written consent of all of the stockholders. The COMNET By-Laws provide that any action that is required or permitted to be taken at a stockholders meeting may be taken without a meeting upon receipt of the written consent of not less than the minimum number of votes necessary to authorize or take such action at a meeting of the stockholders.


Amendment of By-laws

     Under Delaware law, the power to adopt, amend or repeal by-laws is vested in the stockholders unless the certificate of incorporation confers the power to adopt, amend or repeal by-laws upon the directors as well. Under the Group 1 Certificate, the Group 1 By-Laws may be amended or repealed by the vote of 80% of the outstanding stock of Group 1 or by the approval of Group 1's directors. However, any by-law amendment that would change the number of directors constituting the Group 1 Board requires the approval of at least 80% of the members of the Group 1 Board. Similarly, under the COMNET Certificate, the COMNET By-Laws may be amended or repealed by the vote of 80% of the outstanding stock of COMNET or by the approval of COMNET's directors and any by-law amendment that would change the number of directors constituting the COMNET Board requires the approval of at least 80% of the members of the COMNET Board.


                           DESCRIPTION OF COMNET STOCK

General

     The following summary of the terms of the COMNET Common Stock and the COMNET Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, reference to the terms set forth in the COMNET Certificate and in the Certificate of Designation of the COMNET Preferred Stock incorporated by reference herein. For a discussion of the material differences between the rights of holders of COMNET Common Stock and the rights of holders of Group 1 Common Stock, see "COMPARISON OF STOCKHOLDER RIGHTS."

     The authorized capital stock of COMNET consists of 10,000,000 shares of COMNET Common Stock, par value $.50 per share, and 200,000 shares of COMNET Preferred Stock. As of July 27, 1998, there were 3,298,601 shares of COMNET Common Stock and 147,500 shares of COMNET Preferred Stock issued and outstanding.

     Holders of shares of COMNET Common Stock are entitled to one vote per share for each share held.


COMNET 6% Cumulative Convertible Preferred Stock

     Dividends. Each share of COMNET Preferred Stock currently issued is entitled to receive a 6% dividend, semi-annually, prior to the payment of any cash dividends with respect to the COMNET Common Stock. Dividends are cumulative from the date of original issue. Dividend payments for the period of time from the issuance of the COMNET Preferred Stock to July 1, 1998 (the last dividend payment date) have been paid in full. Dividends payable on the COMNET Preferred Stock for each full dividend period are computed by dividing the annual dividend rate by two.

     Voting Rights. Each share of COMNET Preferred Stock has the right to one vote for each whole share of COMNET Common Stock into which it is convertible. Holders of shares of COMNET Preferred Stock vote together with holders of the COMNET Common Stock, as a single class (except as otherwise required by Delaware law).

     Conversion. Each share of COMNET Preferred Stock is convertible into one share of COMNET Common Stock, subject to certain anti-dilution protection, including provisions adjustments in the conversion ratio in the event of (i) stock dividends, stock splits or combinations or reclassifications of shares of COMNET Common Stock, (ii) COMNET issues COMNET Common Stock or rights to acquire, or securities convertible into, COMNET Common Stock at a price below the then-market price for COMNET Common Stock, or (iii) mergers, acquisitions or consolidations of COMNET. COMNET may not declare dividends or distributions with respect to COMNET Common Stock, except for regular cash dividends or dividends payable solely in COMNET Common Stock, unless the holders of COMNET Preferred Stock concurrently receive dividends or distributions equal in amount and kind to what such holders would have received if they had converted their COMNET Preferred Stock into COMNET Common Stock.

     Preemption Rights. The COMNET Preferred Stock has no preemptive rights with respect to any subscription rights or grants of options, warrants or other interests in COMNET Common Stock which may be issued by COMNET. Holders of COMNET Preferred Stock are entitled to receive prior notice of corporate events such as dividend payments in capital reorganizations, mergers, acquisitions and consolidations.

     Redemption. The COMNET Preferred Stock may be redeemed at the option of COMNET at $20.00 per share, plus accrued but unpaid dividends. The redemption price is to be paid in cash, except that with respect to the 47,500 shares of COMNET Preferred Stock issued to Dr. Milton Kaplan and Messrs. Robert Bowen, Leonard Smith and John Spohler, each may, at COMNET's option, be paid by COMNET issuing promissory notes to these holders secured by a pledge of 250,000 shares of Group 1 Common Stock owned by COMNET. To date, COMNET has issued no such promissory notes. COMNET has also agreed to enter into a registration rights agreement granting holders the right, subject to the terms and conditions of such agreement, to registration under the Securities Act of 1933, as amended (the "Securities Act"), of COMNET Common Stock issuable upon conversion of the shares of the COMNET Preferred Stock. The COMNET Preferred Stock is not be subject to any sinking fund.


Conversion of Group 1 Common Stock

     Assuming the Merger is consummated, at the effective time of the Merger, each outstanding share of Group 1 Common Stock, other than shares held in Group 1's treasury or directly or indirectly by COMNET or its subsidiaries or by Group 1 or its subsidiaries, will be converted into 1.15 shares of COMNET Common Stock, with cash being paid in lieu of fractional shares. See "Description of COMNET Stock".

     Each outstanding share of Group 1 Common Stock held in Group 1's treasury or directly or indirectly by COMNET would be canceled at the effective time of the Merger and will cease to exist, and no securities of COMNET or other consideration will be delivered in exchange therefor. All shares of COMNET Common Stock that are owned by Group 1 or its subsidiaries will become treasury stock of COMNET.


Conversion of Group 1 Common Stock Options

     Assuming the Merger is consummated, at the effective time of the Merger, each option granted by Group 1 to purchase shares of Group Common Stock (a "Group 1 Option") pursuant to any stock option plans maintained by Group 1 that is outstanding and unexercised immediately prior to the effective time of the Merger will be converted automatically an option to purchase shares of COMNET Common Stock (a "COMNET Option") with (i) the number of shares of COMNET Common Stock subject to the COMNET Stock Option being equal to the product of the number of shares of Group 1 Common Stock subject to the Group 1 Option multiplied by the Exchange Ratio and rounded down to the nearest share and (ii) the exercise price per share of COMNET Common Stock subject to the COMNET Option being equal to the exercise price per share of Group 1 Common Stock under the Group 1 Option divided by the Exchange Ratio and rounded up to the nearest cent. The conversion is intended to be effected in such a manner that any Group 1 Options that qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code shall remain so qualified.


Appraisal Rights

     Under the DGCL, holders of Group 1 Common Stock, COMNET Common Stock and COMNET Preferred Stock would have no appraisal rights in connection with the Merger.


                       STOCKHOLDERS SHOULD NOT SEND THEIR
                    STOCK CERTIFICATES WITH THEIR PROXY CARDS

     Group 1. Assuming the Merger is consummated, at or prior to the Effective Time, COMNET would deposit, or cause to be deposited, with an exchange agent (the "Exchange Agent"), for the benefit of the holders of certificates of Group 1 Common Stock, certificates representing the shares of COMNET Common Stock (and cash in lieu of fractional shares of COMNET Common Stock, if applicable).

     As soon as is practicable after the Effective Time, and in no event later than ten business days thereafter, the Exchange Agent would mail a form of transmittal letter to the holders of certificates representing shares of Group 1 Common Stock. The form of transmittal letter would contain instructions with respect to the surrender of such certificates in exchange for shares of COMNET Common Stock (and cash in lieu of fractional shares of COMNET Common Stock, if applicable).

     No dividends or other distributions declared with respect to COMNET Common Stock with a record date after the Effective Time would be paid to the holder of any certificate representing shares of Group 1 Common Stock until such certificate or receipt had been surrendered for exchange. Holders of certificates representing shares of Group 1 Common Stock would be paid the amount of dividends or other distributions with a record date after the Effective Time after surrender of such certificates, without any interest thereon.

     No fractional shares of COMNET Common Stock would be issued to any holder of Group 1 Common Stock upon consummation of the Merger. In lieu of each fractional share that would otherwise be issued, COMNET would pay cash in an amount equal to such fraction multiplied by the average of the closing sale prices of COMNET Common Stock as reported on the Nasdaq NMS for the five trading days immediately preceding the date of the Effective Time. No interest would be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates. No such holder would be entitled to dividends, voting rights or any other rights as a stockholder in respect of any fractional share of COMNET Common Stock that such holder otherwise would have been entitled to receive.

     None of COMNET, Group 1, the Exchange Agent or any other person would be liable to any former holder of Group 1 Common Stock or for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If a certificate representing Group 1 Common Stock has been lost, stolen or destroyed, the Exchange Agent, in the case of Group 1 Common Stock, would issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate or receipt by the claimant, and appropriate and customary indemnification.

     For a description of the differences between the rights of the holders of COMNET Common Stock and Group 1 Common Stock, see "Comparison of Rights of Holders of Group 1 Common Stock and COMNET Common Stock".

     COMNET. Assuming the Merger is consummated, shares of COMNET Common Stock issued and outstanding immediately prior to the Effective Time would remain issued and outstanding and be unaffected by the Merger, and holders of such stock would not be required to exchange the certificates representing such stock or take any other action by reason of the consummation of the Merger.

     American Stock Transfer & Trust Co. is the transfer agent and registrar for all outstanding COMNET Common Stock and Group 1 Common Stock.


                    INTERESTS OF CERTAIN PERSONS IN PROPOSALS
                        TO BE CONSIDERED AT THE MEETINGS

     Certain members of COMNET's management and the COMNET Board and Group 1's management and the Group 1 Board, respectively, could be deemed to have certain interests in the proposals to be presented at the COMNET Meeting of the Group 1 Meeting, respectively, in addition to their interests as stockholders of COMNET or Group 1, as the case may be, generally. Specifically, the proposal to approve the Certificate Amendment, which would permit the implementation of the Stockholder Protection Rights Plan currently under consideration by the COMNET Board, without further stockholder approval, may enable management to oppose a hostile takeover attempt or delay or prevent changes in control or management of COMNET. See "COMNET Proposal 2 - Amendment of COMNET Certificate to Increase the Number Of Authorized Shares of COMNET Common Stock from 10,000,000 to 14,000,000 Shares."


          NASDAQ LISTING OF COMNET COMMON STOCK RECEIVED IN THE MERGER

     Assuming the Group 1 Board approves the Merger, COMNET intends to cause the shares of COMNET Common Stock that would be issued pursuant to the Merger to be approved for listing on Nasdaq prior to the Effective Time, subject to official notice of issuance.


         RESALE OF COMNET COMMON STOCK RECEIVED BY GROUP 1 STOCKHOLDERS

     The shares of COMNET Common Stock that will be issued to stockholders of Group 1 upon consummation of the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The shares of COMNET Common Stock that will be issued to stockholders of Group 1 upon consummation of the Merger may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of Group 1 or COMNET, as that term is defined in rules promulgated under the Securities Act.

     The COMNET Common Stock issued pursuant to the Merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, except for shares issued to any COMNET stockholder who may be deemed to be an "affiliate" of COMNET for purposes of Rule 144 or 145 under the Securities Act. Each such affiliate has entered into an agreement providing that such affiliate will not transfer any COMNET Common Stock received in the Merger except in compliance with the resale provisions of Rule 144 or 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act and will make no disposition of any COMNET Common Stock (or any interest therein) received in connection with the Merger unless, in the opinion of counsel to COMNET, the transaction will not have any adverse consequences for COMNET with respect to the treatment of the Merger for tax purposes. In addition, each such affiliate agreed not to make any such disposition within the 30 days prior to the Effective Time, and, until after such time as financial results covering at least 30 days of combined operations of the Surviving Corporation after the Merger have been published. This Proxy Statement Prospectus does not cover resales of COMNET Common Stock received by any person upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement Prospectus in connection with any such resale.


                                  LEGAL MATTERS

     Assuming the Merger Agreement is approved, the validity of the shares of COMNET Common Stock issued in connection therewith will be passed upon for COMNET by Cadwalader, Wickersham & Taft, New York, New York.


                                     EXPERTS

     The consolidated balance sheets of COMNET Corporation and Group 1 Software, Inc., as of March 31, 1998 and 1997, and the consolidated statements of stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998, incorporated by reference in this Proxy Statement Prospectus have been incorporated herein in reliance on the report of PricewaterhouseCoopers L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing. Valuation Research, the Group 1 Financial Advisor, has consented to the inclusion of its Opinion as an exhibit to this Proxy Statement Prospectus.

       COMNET PROPOSAL 1 -- APPROVAL AND ADOPTION OF THE MERGER AGREEMENT
              PROVIDING FOR THE MERGER BETWEEN COMNET AND GROUP 1

     The information with respect to this Proposal 1, approval and adoption of the Merger Agreement providing for the Merger, is set forth in the front part of this Proxy Statement Prospectus. Both COMNET and Group 1 stockholders are asked to consider and vote on this proposal.


         COMNET PROPOSAL 2 - AMENDMENT TO COMNET CERTIFICATE TO INCREASE
               NUMBER OF AUTHORIZED SHARES OF COMNET COMMON STOCK
                      FROM 10,000,000 TO 14,000,000 SHARES

     The COMNET Board recommends that stockholders approve an amendment to the COMNET Certificate to increase the number of shares of stock that COMNET is authorized to issue to an aggregate of 14,200,000 shares, of which 200,000 shares will be COMNET Preferred Stock and 14,000,000 shares will be COMNET Common Stock. The COMNET Certificate currently provides for an aggregate of 10,200,000 authorized shares, of which 200,000 shares are COMNET Preferred Stock and 10,000,000 shares are COMNET Common Stock.

     Upon the effectiveness of the proposed amendment, Article Fifth of the COMNET Certificate will read in its entirety as follows:

          "FIFTH. The corporation shall have the authority to issue the following classes of stock:

          (1) total of fifteen million (14,000,000) shares of COMNET Common Stock, each of such shares having a par value of $.50 per share; and

          (2) a total of two hundred thousand (200,000) shares of Preferred Stock, each of such shares having a par value of $.25 per share to be issued (i) in such series and with such designations, powers, preferences, rights, and such qualifications, limitations or restrictions thereof as the Board of Directors shall fix by resolution or resolutions which are permitted by Section 151 of the Delaware Corporation Law for any such series of Preferred Stock, and
          (ii) in such number of shares in each series as the Board of Directors shall fix by resolution or resolutions, provided that the aggregate number of all shares of Preferred Stock issued does not exceed the number of shares of Preferred Stock authorized hereby."

     The additional shares of COMNET Common Stock to be authorized by adoption of the proposed amendment will have rights identical to the currently outstanding shares of COMNET Common Stock. Adoption of the proposed amendment and issuance of additional shares of COMNET Common Stock would not affect the rights of the holders of currently outstanding shares of COMNET Common Stock, except for effects incidental to increasing the number of shares of the COMNET Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of COMNET Common Stock. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment of the COMNET Certificate with the Secretary of State of the State of Delaware.

     In addition to the 3,298,601 shares of COMNET Common Stock outstanding on July 27, 1998, the COMNET Board has reserved approximately 1,598,231 shares for issuance upon exercise of options outstanding or available for grant under the various COMNET stock option plans.

     The additional authorized shares of COMNET Common Stock may be issued upon the exercise of the rights to be granted pursuant to the Stockholder Protection Rights Agreement that is currently under consideration by the COMNET Board. Accordingly, the additional shares of COMNET Common Stock could be used by COMNET to oppose a hostile takeover attempt or delay or prevent changes in control or management of COMNET. In addition, the COMNET Board could use the additional shares of COMNET Common Stock to strategically sell shares of COMNET Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current COMNET Board. From time to time, COMNET has received unsolicited acquisition proposals. Management has considered, and will continue to consider such proposals in the ordinary course of business to determine whether such proposals are in the long-term best interests of COMNET and its stockholders. Although this proposal to increase the authorized COMNET Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt, nevertheless, stockholders should be aware that approval of the proposal could facilitate future efforts by COMNET to deter or prevent changes in control of COMNET, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

     Although at present the COMNET Board has no plans to issue additional shares of COMNET Common Stock (except in connection with the Merger with Group
1), it believes it is desirable to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. Further, the additional shares may be issued for various purposes, including, without limitation, stock splits, stock dividends, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding COMNET business or product lines through the acquisition of other businesses or products. If the proposed amendment to the COMNET Certificate is approved, the COMNET Board may determine to take any of the foregoing actions without the need for further stockholder approval.

     The affirmative vote of the holders of a majority of the outstanding shares of COMNET Common Stock and COMNET Preferred Stock will be required to approve the proposed amendment to COMNET Certificate. As a result, abstentions and broker non-votes will have the same effect as negative votes.

             The Board of Directors Recommends a Vote "FOR" Approval
                   of the Amendment of the COMNET Certificate

                COMNET PROPOSAL 3 -- ELECTION OF COMNET DIRECTORS

     COMNET stockholders are being asked to elect three members to the COMNET Board. The three members who are so elected and the other six directors whose terms continue after the COMNET Meeting will constitute the Board of Directors of the Surviving Corporation.

     As provided in the COMNET Certificate, the directors of COMNET are divided into three classes, and one class is elected at each annual meeting of stockholders and serves for a term ending on the third annual meeting of stockholders following their election and until their respective successors have been elected and qualified. Under the COMNET By-laws, the election of directors is determined by the vote of a majority of the shares present in person or represented by proxy and voting on the matter. Under applicable Delaware law and the COMNET Certificate and COMNET By-laws, abstentions and broker non-votes on proposals to elect directors will effectively be treated as shares that are not present and voting for that matter.

     The Board has nominated Messrs. Charles J. Sindelar, James P. Marden and Charles A. Mele for election at the COMNET Meeting, to serve until the third annual meeting of stockholders of COMNET following their election and until their successors have been elected and qualified. Unless otherwise directed, the persons named as proxies in the proxy enclosed herewith will vote the shares represented by such proxy FOR the election of such nominees as directors.

     If any of the named nominees is not available for election at the time of the COMNET Meeting, discretionary authority will be exercised to vote for a substitute or substitutes, unless the COMNET Board chooses to reduce the number of directors. Each nominee for election to the COMNET Board named above has consented to being named as a nominee, and management has no reason to believe that any of the nominees will be unable or unwilling to serve if so elected, and all nominees have expressed an intention to serve the entire term for which election is sought.

     The following table sets forth certain information, including beneficial ownership of shares of COMNET Common Stock after giving effect to the Merger as if the Merger had occurred on July 27, 1998, concerning each director and nominee for director.

             NOMINEES FOR ELECTION TO THE COMNET BOARD OF DIRECTORS

                                                                               Number of Shares of
                                                                                      COMNET
Name of Director of       Director      Principal Occupation, Business           Common Stock and
 the Company (Age)         Since         Experience and Directorships         Percentage of Class(1)
 -----------------         -----         ----------------------------         ----------------------

Class III  Directors  (whose  terms  will  expire at the third  annual         Pre-          Post-
meeting of stockholders following the COMNET Meeting, and the election        Merger       Merger(2)
and qualification of their successors)                                        ------       ---------

Charles J. Sindelar        1992         Vice   President  and  General        20,000        20,000
(61)                                    Manager,  Digital Video Group,           *             *
                                        Network Systems Division,  and
                                        previously  Vice  President of
                                        the    Business    Development
                                        Network   Systems    Division,
                                        Zenith Electronics Corporation
                                        since December, 1990.


James P. Marden            1992         Private  investor  since June,        20,000        20,000
(45)                                    1997.    President    of   The           *             *
                                        Entertainment Connection, Inc.
                                        from  January,  1995  to  May,
                                        1997;    Vice    President   -
                                        Acquisitions of Medco and Vice
                                        President  -  Acquisitions  of
                                        Synetic, Inc. ("Synetic") from
                                        1992 to 1994

Charles A. Mele            1992         Executive   Vice  President  -        20,000        37,250
(42)                                    General Counsel and a director           *             *
                                        of Synetic  for more than five
                                        years.   For  more  than  five
                                        years,  up through  July 1994,
                                        he    was    Executive    Vice
                                        President and General  Counsel
                                        or   Co-General   Counsel   of
                                        Medco.  He is also a  director
                                        of Group 1.

                         DIRECTORS CONTINUING IN OFFICE

Class I  Directors  (whose  terms  will  expire at the  second  annual         Pre-          Post-
meeting of stockholders following the COMNET Meeting, and the election        Merger       Merger(2)
and qualification of their successors)                                        ------       ---------

James V. Manning           1992         Chief  Executive   Officer  of        20,000        20,000
(51)                                    Synetic since September, 1994.          *             *
                                        Prior to that,  he was  Senior
                                        Executive   Vice  President  -
                                        Finance and Administration and
                                        a  director  of Medco for more
                                        than five  years.  He has also
                                        been a director of Synetic for
                                        more than five years.

Richard H. Eisenberg       1994         President  of  Great  Northern        10,000        10,000
(59)                                    Brokerage Corporation for more           *             *
                                        than five years.  From 1992 to
                                        1995,  he was also Senior Vice
                                        President  of  Kaye  Insurance
                                        Association, L.P.

Bruce J. Spohler         1997           Managing Director, High Yield,        23,675        30,000
(38)                                    CIBC Oppenheimer for more than           *             *
                                        five years.

Class II Directors (whose terms will expire at the next annual meeting         Pre-          Post-
of  stockholders  following the COMNET  Meeting,  and the election and        Merger       Merger(2)
qualification of their successors)                                            ------       ---------

Robert S. Bowen            1983         President and Chief  Executive        259,450       277,563
(60)                                    Officer  of  COMNET  for  more          7.7%          6.3%
                                        than   five    years   and   a
                                        director,   Chairman   of  the
                                        Board  and   Chief   Executive
                                        Officer  of Group 1  Software,
                                        Inc.  ("Group  1"),  for  more
                                        than five years.


Ronald F. Friedman         1987         Director,  and Chief Operating        136,999       141,929
(54)                                    Officer  of  Group 1 for  more          4.2%          3.2%
                                        than five years.  He is also a
                                        director of Group 1.


Mark D. Funston            1996         Vice-President,          Chief          6,600         6,600
(38)                                    Financial      Officer     and           *             *
                                        Treasurer  of  Group  1  since
                                        September 1997. Prior to that,
                                        for more  than  five  years he
                                        was Chief Financial Officer of
                                        COMSTAT/RSI.  He is also  Vice
                                        President and Chief  Financial
                                        Officer  of  COMNET.  He  also
                                        serves   as  a   director   of
                                        COMNET.

--------------------
*Less than 1%

(1) The business address of Messrs. Manning and Mele is River Drive Center 2, 669 River Drive, Elmwood, New Jersey 07407-1361. Mr. Marden's business address is 850 Third Avenue, 17th Floor, New York, New York 10022. Mr. Eisenberg's business address is 320 W. 57th St., 5th Floor, New York, New York 10019. The business address of Mr. Sindelar is 1000 Milwaukee Avenue, Glenview, Illinois 60025. The business address of Mr. Buchsbaum is 1 Dell Way, Round Rock, Texas 78682. The business address of Mr. Spohler is 425 Lexington Avenue, 3rd Floor, New York, New York 10017. The business address of Messrs. Bowen and Friedman is 4200 Parliament Place, Suite 600, Lanham, Maryland 20706.

(2) Includes shares of COMNET Common Stock purchasable under options that are presently exercisable or exercisable within 60 days after July 27, 1998, as follows: Mr. Sindelar - 20,000 shares; Mr. Marden - 20,000 shares; Mr. Mele - 37,250 shares; Mr. Funston - 6,600 shares; Mr. Manning - 20,000 shares; Mr. Eisenberg - 10,000 shares; Mr. Spohler - 30,000 shares; Mr. Bowen - 179,113 shares; and Mr. Friedman 140,449 shares.

     At the Effective Time of the Merger, Mr. Funston will resign from the COMNET Board and Mr. Thomas S. Buchsbaum, who currently is a director of Group 1, will join the COMNET Board and the COMNET Compensation Committee. Mr. Buchsbaum, 48, has been the Vice President, Education of Dell Computer Corporation since March 1997. Prior to joining Dell Computer Corporation, Mr. Buchsbaum was the Executive Vice President, Federal Systems of Zenith Data Systems, Inc. Mr. Buchsbaum also serves as a director of Dick Blick Company.

Family Relationships

     There are no family relationships between any director or executive officer of the Company. Mr. Bruce J. Spohler is the son of Mr. John Spohler, who is a beneficial holder of more than 5% of the issued and outstanding shares of COMNET Common Stock, and a former Chairman of the COMNET Board (1984 - 1993).


COMNET Board Committees and Meetings

     The By-laws provide for the COMNET Board to appoint the Audit and Compensation Committees. The Compensation Committee's functions include establishing principles for setting executive compensation, and reviewing management proposals pertaining to executive compensation, profit sharing and stock options. The Compensation Committee recommends management bonuses to the COMNET Board for COMNET's officers and employees. The Compensation Committee grants options to employees under and in accordance with COMNET's various stock option plans. The Compensation Committee is comprised of Messrs. Manning, Marden and Mele. None of the members of the Compensation Committee has ever been an employee of the Company.

     The Audit Committee's functions include recommending to the COMNET Board the selection of the Company's independent public accountants and reviewing with such accountants the plan, scope and results of their audit of the financial statements and the adequacy of the Company's system of internal accounting controls. The Audit Committee is comprised of Messrs. Manning, Marden and Sindelar.

     During the fiscal year ended March 31, 1998, the COMNET Board held six meetings, the Compensation Committee held two meetings and the Audit Committee held one meeting. No director attended less than 75% of all meetings of the COMNET Board and the committees on which such director served during that fiscal year.


Compensation of Directors

     No cash payments have been made to directors for attendance at meetings of the COMNET Board or any committee thereof since April 1985. In September 1995, COMNET stockholders approved the 1995 Non-Employee Directors' Stock Option Plan, which provides for an annual, automatic grant of options to non-employee directors. During the year ended March 31, 1998, Messrs. Manning, Marden, Mele, Sindelar and Eisenberg were each granted options under the 1995 Non-Employee Directors' Stock Option Plan to purchase 5,000 shares of COMNET Common Stock. In January 12, 1993, COMNET stockholders approved certain fee arrangements with Messrs. Manning, Bowen and Friedman, each of whom is a director of COMNET. See "--Certain Relationships and Related Transactions--Fee Agreements".

                       EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers

     The executive officers of COMNET are Robert S. Bowen, Ronald F. Friedman, Mark D. Funston, Stephen R. Bebee, Alan P. Slater and Edward Weiss. The business experience for at least the past five years for Messrs. Bowen, Friedman and Funston is set forth under "--COMNET Directors Continuing in Office." Messrs. Slater and Bebee have served in sales management positions at Group 1 for at least the past five years. Mr. Weiss, 47, has been General Counsel and Secretary of COMNET for at least the past five years.

Executive Compensation

                                     Summary Compensation Table

                                        Annual Compensation              Long-term Compensation Awards
                                 ---------------------------------     ---------------------------------
                                                                                              All other
Name and Principal Position      Year       Salary        Bonus        Stock Options     Compensation(1)
---------------------------      ----       ------        -----        -------------     ---------------

Robert S. Bowen                  1998     $269,213     $231,667(2)           --            $67,593
   CEO; Director                 1997      323,587           --          18,750(3)          58,736
                                 1996      309,193      564,519(2)       12,500             75,122(4)

Ronald F. Friedman               1998      184,105       66,085              --             79,318(5)
   President - Group 1           1997      184,105           --          27,000(3)           6,412
   Software; Director            1996      183,400      123,740          10,000              3,000

Mark D. Funston                  1998      125,039       17,292              --              9,249
   Chief Financial Officer;      1997       64,616(6)    16,500          16,500                782
   Director                      1996           --           --              --                 --

Alan P. Slater                   1998      169,018       96,594              --              7,511
   Executive Vice President,     1997      150,580           --          14,250(3)           7,367
   General Manager               1996      140,769       51,067           7,500              3,634

Stephen R. Bebee                 1998      134,646       41,859              --             10,909
   Vice President,               1997       87,650      114,333          11,000(3)           9,489
   General Manager               1996       77,404      106,336           5,000              3,229

--------------------
(1) Includes COMNET contributions to Defined Contribution Savings Plan (401(k)), auto allowance and group term life insurance benefits.
(2) Mr. Bowen elected to defer $81,083 and $197,582 of bonus compensation in 1998 and 1996, respectively in accordance with COMNET deferred compensation plan.
(3) Includes Group 1 Options granted to Mr. Bowen, Mr. Friedman, Mr. Slater and Mr. Bebee of 18,750, 15,000, 4,250 and 1,000 shares, respectively. All other options were granted by COMNET to purchase COMNET Common Stock. All options vest ratably over five years and expire in ten years.
(4) Includes debt forgiveness on a loan from COMNET to Mr. Bowen. See "--Bowen Loan Agreement."
(5) Includes interest forgiven on a loan from COMNET to Mr. Friedman. See"--Friedman Loan Agreement."
(6) Mr. Funston's compensation covers only part of the fiscal year ended March 31, 1997.


Employment Agreements

     Robert S. Bowen--COMNET Agreement. The Company entered into an amended and restated employment agreement with Mr. Bowen, as President and Chief Executive Officer of COMNET, dated as of January 28, 1992 (the "COMNET Employment Agreement"). The COMNET Employment Agreement was ratified by the stockholders at the January 22, 1993 meeting. The COMNET Employment Agreement expired on July 1, 1998, and provided for a current total base salary of $340,100 per annum. Mr. Bowen's base salary was adjusted annually (effective each July 1) by the greater of (i) changes in the area cost of living, and (ii) the average salary percentage increase for COMNET employees approved by the COMNET Board as part of the annual budget. The COMNET Employment Agreement was amended so that from August 15, 1997 to January 12, 1998, Mr. Bowen's salary was reduced to $170,250, from $340,500. This reduced level remained in effect until the financial performance of COMNET had improved sufficiently, in Mr. Bowen's reasonable determination. The COMNET Employment Agreement provided for a bonus payable to Mr. Bowen equal to 7-1/2% of the first $1,000,000 of consolidated net income before taxes, with certain adjustments as defined, and 10% of all such consolidated net income in excess of $1,000,000. Consolidated net income includes all earnings attributable to Group 1 and any of COMNET's business operations or subsidiaries directly related to the particular lines of business engaged in by Group 1 or any other COMNET subsidiary as of July 1, 1991, from any source, including gain or loss on the sale of stock or assets of COMNET and its subsidiaries, but subject to certain specified deletions, including the Cap Amount (as defined below) provisions. Specified deletions from earnings include, among other items, any provisions for taxes, any bonus payable under the COMNET Employment Agreement, any excess of interest income over interest expense from COMNET's or its affiliates' investments, any charge to income associated with the exercise of stock options and any interest or dividend income from, or gain from the sale of, securities held for investment at the time Mr. Bowen joined COMNET. The 7-1/2% and 10% calculations apply to gain realized upon a sale of Group 1 and included in consolidated net income only to the extent that such gain does not exceed an amount equal to the gain that COMNET would realize on a disposition, if any, of its interest in Group 1 at a price per share of $21.125 (the "Cap Amount"). The COMNET Employment Agreement provided that with respect to any pretax gain (net of expenses) realized upon a disposition of Group 1 in excess of the Cap Amount described above, Mr. Bowen will be entitled to the following percentages of such gain: $0 to $3.3 million - 1%; above $3.3 to $6.6 million - 2%; above $6.6 to $9.9 million - 3%; above $9.9 to $13.2 million - 4%; and above $13.2 million - 5%. Further, any bonus under the COMNET Employment Agreement was offset by 40% of all fees theretofore received by Mr. Bowen under the Bowen Fee Agreement (described below).

     Robert S. Bowen--Group 1 Agreement. Group 1 entered into an amended and restated employment agreement with Mr. Bowen, a director, as Chief Executive Officer of Group 1 dated as of January 28, 1992 as subsequently amended (collectively, the "Group 1 Agreement"). Salary and incentive compensation paid under the Group 1 Agreement were not to be duplicated by payments under the COMNET Employment Agreement, so long as the COMNET Employment Agreement is effective. The Group 1 Agreement expires on March 31, 2001 and provides for a salary of not less than $272,080 per annum subject to adjustments (effective each July 1) depending upon the amount of professional time dedicated to Group 1 vis-a-vis COMNET and adjusted annually by the greater of (i) any changes in the area cost of living index, and (ii) the average salary percentage increase for employees approved by the Group 1 Board as part of its annual budget.

     The Group 1 Agreement also includes an annual incentive bonus equal to 7-1/2% of the first $1,000,000 of consolidated net income of Group 1 before taxes with certain adjustments as defined, and 10% of such income in excess of $1,000,000, such bonus to be no greater than that determined under a similar bonus program related to the consolidated earnings of COMNET as long as the program relating to COMNET is effective. Consolidated net income as defined in the Group 1 Agreement includes all earnings of Group 1 and its subsidiaries from any source, subject to certain specified deletions but including gain or loss on the sale of stock or assets of Group 1 and/or a subsidiary. Specified deletions from net income include, among other items, any provision for taxes, any bonus payable under the Group 1 Agreement, any excess of interest income from bank and other cash deposits over interest expense from loans or other financing, and any charge to income associated with the exercise of stock options.

     If Mr. Bowen's employment with Group 1 is terminated during the term of the Group 1 Agreement because of his disability or death, his base salary and bonus will be prorated through the date of termination. If Mr. Bowen terminates his employment with Group 1 for any reason other than death or disability or if he is discharged by Group 1 for cause, Mr. Bowen will be entitled to his base salary, equitably prorated, and any bonuses earned for any fiscal year prior to the fiscal year in which his termination of employment occurred. If Group 1 terminates Mr. Bowen's employment without cause, Mr. Bowen is entitled to receive his salary, fringe benefits and bonuses throughout the remaining term of the Group 1 Agreement. Upon any termination of Bowen's employment under the Group 1 Agreement, all options held by Bowen to purchase Group 1's common stock will be treated as provided in the instruments or agreements governing such options.

     The Group 1 Agreement also provides that as long as COMNET owns 25% or more of the outstanding shares of Group 1 Common Stock, Mr. Bowen will receive no additional compensation under the Group 1 Agreement, but Mr. Bowen's aggregate compensation payable under his employment agreement with COMNET will be allocated between COMNET and Group 1 based on the proportion of his time spent working for each of the two companies. If COMNET ceases to own 25% or more of the outstanding shares of Group 1 Common Stock, (i) Mr. Bowen's annual salary under the Group 1 Agreement is increased to the greater of $240,000 or 160% of the then current base salary of Group 1's Chief Operating Officer, adjusted upward or downward to the extent that the proportion of Mr. Bowen's time spent working for Group 1 is greater or lesser than 50% and adjusted for changes in the cost of living, (ii) Mr. Bowen's annual salary under his employment agreement with COMNET is reduced to reflect only the proportion of his time spent working for COMNET's businesses other than Group 1 and (iii) Mr. Bowen becomes entitled to receive incentive bonus compensation from Group 1 as follows: (A) if COMNET disposes of its interest in Group 1 in a registered public offering, then for each fiscal year, if Group 1's earnings equal budget targets established by the Group Board in its reasonable business judgment, then Mr. Bowen's bonus shall be the greater of $200,000 or 160% of the bonus payable to Group 1's Chief Operating Officer, and if Group 1's earnings are greater or lesser than such targets, then Mr. Bowen's bonus will vary from the amount payable to him at the target earnings level to the same proportional extent as the variation in the bonus payable to Group 1's Chief Operating Officer; and (B) if COMNET disposes of its interest in Group 1 other than in a registered public offering, then Mr. Bowen's bonus shall be as determined by the Group 1 Board, without the participation of any directors affiliated with COMNET.

     Under the Merger Agreement, Mr. Bowen's employment agreement with Group 1 will be assumed by COMNET. As a result, Mr. Bowen's employment with COMNET will be extended until March 31, 2001 (his agreement with COMNET expired on July 1, 1998).

     Ronald F. Friedman. Group 1 has entered into an employment agreement, dated October 31, 1990, with Ronald F. Friedman, a director, as President and Chief Operating Officer of Group 1. The agreement, as amended, expires on March 31, 1999, and provides for annual base compensation of $183,400 per annum (adjusted as of April 1, 1995), which may be further adjusted annually for merit increases upon approval of Group 1's compensation committee. Under his employment agreement, Mr. Friedman was entitled to receive an annual bonus for the fiscal year ending March 31, 1997 based on a percentage of Group 1's net income before income taxes, interest expense, management fees and bonus amounts paid to or for the benefit of Mr. Friedman and Group 1's Chief Executive Officer and Chief Financial Officer ("Adjusted Net Income"), which bonus plan for fiscal year 1997 varied from 7.4% of Adjusted Net Income over $5.6 million, up to a maximum of 9% of Adjusted Net Income over $9.0 million. The bonus was based upon both achievement of a certain level of Adjusted Net Income and, in the opinion of Group 1's compensation committee and the Group 1 Board, satisfactory growth over actual prior year results. A bonus plan has not been put in place yet for the current fiscal year. If Mr. Friedman retires or becomes totally and permanently disabled, Mr. Friedman shall be entitled to receive all earned but unpaid bonuses and any subsequent bonus installments. In the case of death, all earned but unpaid bonuses and subsequent bonus installments shall be paid promptly in one sum. If Mr. Friedman is terminated for cause or resigns under circumstances which would justify termination for cause, all unpaid bonuses will be forfeited and no longer be payable. If a change in control of Group 1 occurs, Mr. Friedman, at his option, has the right to resign his position with Group 1 and Group 1 will continue to pay his compensation and provide him with employee benefits for one year or until the expiration date of the employment agreement, whichever is the shorter period, and will pay Mr. Friedman, as a lump sum, all earned but unpaid bonuses. In addition, bonuses will be paid on a pro-rata basis for the period through the nearest full fiscal quarter prior to resignation.

     Under the Merger Agreement, Mr. Friedman's employment agreement with Group 1 will be assumed by COMNET.

Option Exercises and Grants During Last Fiscal Year

                              OPTION EXERCISES AND
                             YEAR-END OPTION VALUES
                        FISCAL YEAR ENDED MARCH 31, 1998

                        Number of Unexercised Options/        Value of Unexercised Options/
                                SARs at FY-End                      SARs at FY-End(1)
                        ------------------------------        -----------------------------
       Name             Exercisable      Unexercisable        Exercisable     Unexercisable
       ----             -----------      -------------        -----------     -------------

COMNET
------

Robert S. Bowen           174,800            7,500              $47,850            ---

Ronald F. Friedman        136,999            8,001              $41,250            ---

Mark D. Funston             3,300           13,200                ---              ---

Alan P. Slater             18,200           13,500              $ 6,875            ---

Stephen R. Bebee           10,900           11,500              $ 2,062            ---


GROUP 1
-------

Robert S. Bowen             3,750           15,000              $ 3,750          $15,000

Ronald F. Friedman          3,000           12,000              $ 3,000          $12,000

Mark D. Funston             ---              ---                  ---              ---

Alan P. Slater                850            3,400              $   850          $ 3,400

Stephen R. Bebee              200              800              $   200          $   800

--------------------
(1) These values are based upon the difference between the exercise prices of all options awarded and the average price of $8.00 per share for COMNET common stock and $7.50 per share for Group 1 common stock at March 31, 1998.

     No options were granted to or exercised by any of the persons listed in table during fiscal year 1998.


Compensation Committee Interlocks
and Insider Participation

     During Fiscal Years 1997 and 1998, no member of COMNET's Compensation Committee served as a director or member of a compensation committee of another entity, where an executive officer of that entity has served as a Director of COMNET or a member of COMNET's Compensation Committee.

--------------------------------------------------------------------------------
|                                                                              |
|                        REPORT ON EXECUTIVE COMPENSATION(1)                   |
|                                                                              |
| The Company has established an executive compensation program based on | | the following on-going principles and objectives: (i) provide compensation | | opportunities that will help attract, motivate and retain highly qualified |
| managers and executives, (ii) link executive's total compensation to | | COMNET's performance and the individual performance of the executive and | | (iii) provide an appropriate balance between incentives focused on | | achievement of annual business plans and longer term incentives linked to | | increases in stockholder value. To effectuate these principles and | | objectives, compensation for each of COMNET's executives consists of base | | salary compensation, annual incentive compensation (based in most cases on | | profit performance measured against internal profit targets) and stock |
| option grants.                                                               |
|                                                                              |
| For the fiscal year ended March 31, 1998, the Compensation Committee | | did not review the base salary or incentive compensation program for Mr. | | Bowen since these matters are fixed by his employment agreement. Grants of | | options to executive officers and the compensation programs for executive | | officers, other than Mr. Bowen, are reviewed annually by the Compensation | | Committee, including the review conducted for the most recent fiscal year. |
|                                                                              |
|                                                                              |
|                                    Compensation Committee                    |
|                                    ----------------------                    |
|                                    James V. Manning                          |
|                                    James P. Marden                           |
|                                    Charles A. Mele                           |
|                                                                              |
--------------------------------------------------------------------------------

     (1) Pursuant to Item 401(a)(9) of Regulation S-K promulgated by the SEC, the "Report on Executive Compensation" shall not be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall such report be deemed to be incorporated by reference in any past or future filing by COMNET under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act").


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     See discussion in "COMNET Proposal 3--Election of COMNET Directors" above and the section captioned "Beneficial Ownership" in the front part of the Proxy Statement Prospectus for information regarding the security ownership of certain beneficial owners and management.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Fee Agreement with Mr. Manning

     COMNET has agreed, pursuant to fee agreement dated as of January 28, 1992, to pay Mr. Manning fees of 1/2% of the total consideration paid on acquisitions, and 1/2% of the pre-tax gain (net of expenses) on dispositions of COMNET's or its subsidiaries' businesses. Fees payable with respect to a disposition, if any, by COMNET of its holdings in Group 1 would be payable only if, and to the extent that, the consideration COMNET receives exceeds $50,000,000. This agreement terminates on January 27, 2002, unless earlier terminated because Mr. Manning ceases to be a director, officer or employee of COMNET. This agreement was approved by the stockholders at the January 22, 1993 meeting. Mr. Manning has earned no payment according to this fee agreement during the fiscal year ended March 31, 1998.


Fee Agreement with Mr. Bowen

     COMNET has entered into a fee agreement dated as of January 28, 1992 (the "Bowen Fee Agreement") with Mr. Bowen, President, Chief Executive Officer and a director of COMNET. The Bowen Fee Agreement was approved by the stockholders at the January 22, 1993 meeting. Under the Bowen Fee Agreement, Mr. Bowen will be entitled to a fee of 1/2% of the total consideration payable on acquisitions and 1/2% of the pre-tax gain (net of expenses) on dispositions of COMNET's or its subsidiaries' businesses. However, this fee will not be paid with respect to a disposition, if any, of Group 1 or any of COMNET's business operations or subsidiaries directly related to the particular lines of business engaged in by such companies as of July 1, 1991, which shall remain subject to the incentive compensation arrangements in Mr. Bowen's Employment Agreement.

     The Bowen Fee Agreement terminates on January 27, 2002, unless Mr. Bowen ceases to be a director, officer or employee of COMNET, provided that if Mr. Bowen's employment is terminated without cause (as defined in his COMNET Employment Agreement), COMNET must either continue this agreement until January 27, 2002 or pay Mr. Bowen the incentive bonus upon a disposition, if any, of COMNET's interests in Group 1 to which Mr. Bowen would have been entitled under the COMNET Employment Agreement, as in effect prior to its January 28, 1992 amendment and restatement. Mr. Bowen has earned no payment according to this fee agreement during the fiscal year ended March 31, 1998.


Fee Agreement with Mr. Friedman

     COMNET has entered into a fee agreement with Mr. Friedman, a director, dated as of January 28, 1992, which was approved by the stockholders at the January 22, 1993 meeting. Pursuant to this fee agreement, Mr. Friedman will be entitled to receive on disposition, if any, of COMNET's interest in Group 1 or on the sale by Group 1 or any of its subsidiaries of any business unit or line of business of Group 1 or any of its subsidiaries, a fee in an amount equal to the following percentages of COMNET's pre-tax gain (net of expenses) to the extent such gain exceeds $21.125 per share of Group 1: $0 to $3.3 million - 0.5%; above $3.3 to $6.6 million - 1%; above $6.6 to $9.9 million - 1.5%; above $9.9 to $13.2 million - 2%; and above $13.2 million - 2.5%. Such fee shall only be payable, however, if Group 1's net operating income increases at an average annualized rate of 20% or more from 1991 until such disposition. If Group 1's net operating income increases at an average annualized rate of 15% or more, but less than 20%, Mr. Friedman will be entitled to one-half of the fee percentages set forth above. This fee agreement terminates on January 27, 2002, unless Mr. Friedman is no longer a director, officer or employee of COMNET. Because no such disposition has been made, no payments have been made to Mr. Friedman under his fee agreement.


Bonus Programs to Other Executives

     Mr. Funston is entitled to an annual incentive bonus for the fiscal year ended March 31, 1998 to be calculated on the basis of Group 1's profit performance as compared to internal profit targets. Mr. Weiss is entitled to an annual bonus for the fiscal year ended March 31, 1998 calculated on the basis of COMNET's profit performance as compared to internal profit targets and the achievement of certain other objectives.


Deferred Compensation Arrangements

     COMNET has adopted a Deferred Compensation Plan by which certain members of senior management have the option of deferring the receipt of amounts of their annual bonus compensation, if any, and/or their base compensation (the "Deferred Compensation Plan"). The Deferred Compensation Plan is intended by COMNET to qualify as an unfunded plan for federal income tax purposes and the Employee Retirement Income Security Act (ERISA). The Deferred Compensation Plan is administered by COMNET. The expenses associated with the establishment and administration of the Deferred Compensation Plan are borne by COMNET. Any expenses, however, of implementing any investment option selected by a participant are charged against that participant's account.

     The compensation that is being deferred is paid into a trust designated solely to administer the Deferred Compensation Program. Currently, Mr. Bowen is the only participant in COMNET's Deferred Compensation Plan.


Executive Supplementary Benefits

     COMNET provides certain of its executive officers with group health insurance and disability insurance policies that are not available to all salaried employees. These supplementary benefits to such executive officers are limited to the cost of the premiums for the coverage. The aggregate cost is less than $25,000 per year for each covered executive officer.


Bowen Loan Agreement

     On January 23, 1992, COMNET entered into a Loan Agreement with Mr. Bowen under which COMNET agreed to loan him $235,000 on the following terms: (i) the loan was made in three installments ($78,334 on the date of the Loan Agreement and $78,333 on the first and second anniversary dates thereof); (ii) in consideration of each advance of funds, Mr. Bowen delivered an interest - bearing promissory to COMNET; (iii) each promissory note was deemed satisfied in full and canceled because, as of its due date, July 1, 1998, Mr. Bowen had complied with certain conditions set forth in the Loan Agreement including, without limitation, Mr. Bowen tendering his services to COMNET or an affiliate of COMNET and complying with certain provisions of his COMNET Employment Agreement.


Friedman Loan Agreement

     The loan is secured by a second mortgage on Mr. Friedman's residence and by any proceeds from the exercise of stock options and subsequent disposition of such option shares that Mr. Friedman holds in COMNET or Group 1. Effective with the January 15, 1997 amendments, the loan was modified so that its term is now the earlier to occur of 20 years or the termination of his employment with Group 1; the principal balance is now subject to interest at the rate charged to
COMNET (adjusted quarterly); interest is payable quarterly; 30% of Mr. Friedman's incentive bonus from Group 1 (after salary draw is satisfied) shall be applied to annual principal payments. The loan's current interest rate is seven percent (7%). The principal and interest balance on the loan outstanding as of March 31, 1998 was $388,664.


Spohler Director Arrangement

     As compensation for his service as a COMNET director, Mr. Bruce J. Spohler would have been granted options to purchase COMNET Common Stock in accordance with the 1995 Non-Employee Directors' Stock Option Plan. However, as an employee of CIBC Oppenheimer Corp., he is required to transfer to CIBC Oppenheimer compensation such as these options to purchase COMNET Common Stock. Further, because COMNET options may only be issued to persons then serving as COMNET directors and may not be transferred to persons who are not COMNET directors, COMNET, in lieu of director options, issued transferable warrants to Mr. Spohler on terms substantially similar to the terms of the options that would otherwise have been issued to Mr. Spohler under the 1995 Non-Employee Directors' Stock Option Plan.


                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to COMNET, all directors, officers and beneficial owners of more than ten percent of any class of stock have filed on a timely basis all Forms 3, Forms 4 and Forms 5 required to be filed by such directors, officers and beneficial owners in the fiscal year ended March 31, 1998, except for Mr. Bruce J. Spohler who filed a Form 3 late.

                      PERFORMANCE MEASUREMENT COMPARISON(1)

                Comparison of Cumulative Total Return of Company,
                          Peer Group and Broad Market

                               [Performance graph]













                                          Fiscal Year Ending
                     -----------------------------------------------------------
                     1993      1994       1995       1996       1997       1998
                     ----      ----       ----       ----       ----       ----
COMNET Corp.         100       38.04      44.02      43.48      36.96      34.78
Peer Group           100      101.20     177.23     186.08     204.16     428.98
Broad Market         100      115.57     122.61     164.91     184.50     278.82

     The broad market index chosen was the NASDAQ Market Index. The industry peer group consisted of BGS Systems, Inc., Hathaway Corp., Hyperion Software, Inc. and Timberline Software, CP. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This data in no way reflects COMNET's forecast of future financial performance. The performance information set out directly above is presented in accordance with requirements of the Securities and Exchange Commission.

--------------------
(1) Pursuant to Item 401(a)(9) of Regulation S-K promulgated by the SEC, the material under the caption "Performance Measurement Comparison" shall not be deemed to be filed with the SEC for purposes of the Exchange Act nor shall such material be deemed to be incorporated by reference in any past or future filing by COMNET under the Exchange Act or the Securities Act.


             COMNET PROPOSAL 4 -- APPROVAL OF AMENDMENT TO THE 1995
                    NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     COMNET instituted its 1995 Non-Employee Directors' Stock Option Plan (the "Plan") in September 1995. An aggregate of 150,000 shares of COMNET Common Stock was authorized for issuance under the Plan in September 1995. As of July 27, 1998, options (net of canceled or expired options) covering an aggregate of 100,000 shares of COMNET Common Stock had been granted under the Plan. No options have been exercised under the Plan. The Plan is administered by COMNET's Compensation Committee.

     On June 9, 1998, the COMNET Board adopted an amendment to the Plan, subject to stockholder approval hereby solicited, to enhance the flexibility of the COMNET Compensation Committee in granting stock options to COMNET non-employee directors. The amendment increased the number of shares of COMNET Common Stock authorized for issuance under the Plan. The COMNET Board adopted this amendment to ensure that COMNET could continue to grant awards to non-employee directors at levels determined appropriate by the COMNET Compensation Committee. The COMNET Board believes that the increase in the number of shares in the Plan would be sufficient to provide an appropriate number of reserved shares for the next several years.

     Stockholders are requested in this Proposal 4 to approve the amendment to the Plan. The affirmative vote of the holders of a majority of the outstanding shares entitled to vote will be required to approve the amendment to the Plan. As a result, abstentions and broker non-votes will have the same effect as negative votes.

          The COMNET Board Recommends A Vote "FOR" The Amendment To The
                 1995 Non-Employee Directors' Stock Option Plan

     The following is a brief description of the principal provisions of the Plan and is qualified in its entirety by the Plan, a copy of which is attached hereto as Exhibit D.

     Under the Plan, as amended, the aggregate number of shares of COMNET Common Stock which may be issued pursuant to options is 300,000 shares, subject to adjustment in certain circumstances, including merger, consolidation, reorganization, recapitalization, stock dividends, stock splits, combination of shares, exchange of shares, change of corporate structure or other similar transactions.

     The terms and conditions under which options shall be granted under the Plan are set forth in the Plan and described below. The COMNET Board or any executive officer designated by the COMNET Board shall have authority to interpret the provisions of the Plan, to establish such rules and procedures as may be necessary or advisable to administer the Plan and to make all determinations necessary or advisable for the administration of the Plan, provided that no such interpretation or determination shall change or affect the selection of participants eligible to receive grants under the Plan, the number of shares of COMNET Common Stock covered by or the timing of any grant of options under the Plan or the terms and conditions thereof.

     Eligibility. All non-employee directors of COMNET are eligible to receive options under the Plan. The Company currently has six non-employee directors eligible to participate in the Plan, of which three such directors are standing for election to the COMNET Board. See "COMNET Proposal 3 - Election of COMNET Directors."

     Term of Plan; Grant of Options to Non-Employee Directors. The Plan has been effective as of September 12, 1995, upon approval by the stockholders at the 1995 annual meeting of COMNET. On the first day of each fiscal year during the term of the Plan, each non-employee director then in office will automatically be granted an option to purchase 5,000 shares of COMNET Common Stock. In addition, each non-employee director whose initial term commences after the effective date of the Plan shall receive an option to purchase 5,000 shares of COMNET Common Stock at the time such director is first elected to the COMNET
Board. No options may be granted under the Plan after September 10, 2005. Options shall be evidenced by a stock option agreement in such form as the COMNET Board or any executive officer of COMNET designated by the COMNET Board shall from time to time determine consistent with the Plan.

     Terms and Conditions of Options. Options granted to non-employee directors become exercisable at a rate of 20% each successive year from the date of grant. The purchase price of the COMNET Common Stock under each option will be the fair market value of the COMNET Common Stock on the date of grant. For purposes of the Plan, fair market value shall mean (i) the last sales price of a share of COMNET Common Stock traded on the over-the-counter market, as reported on Nasdaq, but if no shares of COMNET Common Stock were traded on such date, then on the last previous date on which a share of COMNET Common Stock was so traded,
(ii) the closing price for a share of COMNET Common Stock on the stock exchange, if any, on which the shares of COMNET Common Stock are primarily traded, but if no shares of COMNET Common Stock were traded on such date, then on the last previous date on which a share of COMNET Common Stock was so traded or (iii) if none of the above is applicable, the value of a share of COMNET Common Stock for such date as established by a nationally recognized appraisal firm or investment bank, using any reasonable method of valuation.

     All options expire on the earlier of the fifteenth anniversary of the date of grant or the date of termination of the optionee's status as a director of COMNET. Subject to such fifteen year maximum duration, if an optionee ceases to be a director of COMNET due to retirement upon or after attaining age 65 (or such earlier date as such optionee shall be permitted to retire under COMNET's retirement policy then in effect) or disability, he or she shall have thirty days following his or her termination to exercise his or her options to the extent exercisable as of such termination, and if an optionee dies while a director of COMNET or within thirty days following the date of termination of such optionee's status as a director, such optionee's personal representatives or heirs shall have one (1) year following such optionee's death to exercise his or her options, to the extent such options were exercisable as of the date of the optionee's death.

     Under the Plan, an option becomes exercisable in full, whether or not it is then exercisable, upon a Change in Control (as defined in the Plan). If COMNET is merged or consolidated with another corporation or in the event of a reorganization, separation or liquidation of COMNET, the options will be replaced by options to purchase stock in the successor corporation.

     The Plan may be terminated and may be modified or amended by the COMNET Board at any time, provided, however, that (i) no modification or amendment increasing the aggregate number of shares which may be issued under options, materially increasing benefits accruing to participants under the Plan, or materially modifying the requirements as to eligibility to receive options shall be effective without stockholder approval within one (1) year of the adoption of such amendments, (ii) no such termination, modification or amendment of the Plan shall alter or affect the terms of any then-outstanding options previously granted, without the consent of the holder thereof and (iii) the provisions of the Plan with respect to the number of shares of COMNET Common Stock for which options shall be granted, the timing of such grants and the exercise price for such options shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or the respective rules thereunder.

     Certain Tax Matters. The following is a summary, and does not purport to be a complete description, of certain federal income tax aspects of the Plan and transactions thereunder. Furthermore, no information is given with respect to any state, local, or foreign taxes which may be applicable.

     Under the Plan, an optionee will not recognize taxable income, and COMNET will not be entitled to a deduction, upon the grant of an option. Upon exercise of such option, the optionee will recognize ordinary income in an amount equal to the amount by which the fair market value of each share of COMNET Common Stock on the date of exercise exceeds the option price. The amount so recognized as income will be deductible by COMNET. Upon any subsequent sale of shares by an optionee, the optionee's basis in the shares purchased for determining gain or loss will be their fair market value on the date of exercise, if such shares were acquired for cash. If the exercise of the option is made by delivery of shares of COMNET Common Stock in payment of the option price, the shares delivered are deemed to be exchanged in a tax-free transaction for the equivalent number of new shares of COMNET Common Stock. Such equivalent number of new shares has the same basis and holding period as the shares exchanged.

     The number of shares received in excess of the number of shares delivered is included in the optionee's income at the fair market value thereof at the time of exercise. Any gain or loss recognized upon the sale or other disposition of these shares will be capital gain or loss, either long-term or short-term depending upon the holding period of the shares (which begins on the date the optionee recognizes income with respect to such shares, except for the shares deemed to be received in a tax-free transaction as described above).

     The foregoing is not to be considered as tax advice to the optionee, and any such person should consult their own tax counsel.

      GROUP 1 PROPOSAL 1 -- APPROVAL AND ADOPTION OF THE MERGER AGREEMENT
              PROVIDING FOR THE MERGER BETWEEN COMNET AND GROUP 1

     The information with respect to this Proposal 1, approval and adoption of the Merger Agreement providing for the Merger, is set forth in the front part of this Proxy Statement Prospectus. Both COMNET and Group 1 stockholders are asked to consider and vote on this proposal.


               GROUP 1 PROPOSAL 2 -- ELECTION OF GROUP 1 DIRECTORS

     If the Merger is not approved, Group 1 stockholders are also being asked to elect two members to the Group 1 Board. The two members who are so elected and the other four directors whose terms continue after the Group 1 Meeting if the Merger is not approved, will constitute the Board of Directors of Group 1.

     As provided in the Group 1 Certificate, the directors of Group 1 are divided into three classes, and one class is elected at each annual meeting of stockholders and serves for a term ending on the third annual meeting of stockholders following their election and until their respective successors have been elected and qualified. Under the Group 1 By-laws, the election of directors is determined by the vote of a majority of the shares present in person or represented by proxy and voting on the matter. Under applicable Delaware law and the Group 1 Certificate and Group 1 By-laws, abstentions and broker non-votes on proposals to elect directors will effectively be treated as shares that are not present and voting for that matter.

     The Board has nominated Messrs. Robert S. Bowen and Mark D. Funston for election at the Group 1 Meeting, to serve until the third annual meeting of stockholders of Group 1 following their election and until their successors have been elected and qualified. Unless otherwise directed, the persons named as proxies in the proxy enclosed herewith will vote the shares represented by such proxy FOR the election of such nominees as directors.

     If any of the named nominees is not available for election at the time of the Group 1 Meeting, discretionary authority will be exercised to vote for a substitute or substitutes, unless the Group 1 Board chooses to reduce the number of directors. Each nominee for election to the Group 1 Board named above has consented to being named as a nominee, and management has no reason to believe that any of the nominees will be unable or unwilling to serve if so elected, and all nominees have expressed an intention to serve the entire term for which election is sought.

     The following table sets forth certain information, including beneficial ownership of shares of Group 1 Common Stock after giving effect to the Merger as if the Merger had occurred on July 27, 1998, concerning each director and nominee for director.


             NOMINEES FOR ELECTION TO THE GROUP 1 BOARD OF DIRECTORS

                                                                                 Number of Shares Voting
Name of Director of       Director      Principal Occupation, Business          Securities and Percent of
 the Company (Age)         Since         Experience and Directorships            Class (at Record Date)
 -----------------         -----         ----------------------------            ----------------------

Class  III  Directors  (whose  term will  expire  at the third  annual          Group 1          COMNET
meeting  of  stockholders  after the  Meeting,  and the  election  and        Common Stock    Common Stock
qualification of his successor)                                               ------------    ------------

Robert S. Bowen            1986         Chairman  and Chief  Executive        15,750(1)        259,450(2)
(60)                                    Officer   of   Group   1   and           *                7.5%
                                        President and Chief  Executive
                                        Officer  of  COMNET  for  more
                                        than five  years.  Also serves
                                        as  a   director   of  COMNET.

Mark D. Funston            1996         Vice     President,      Chief             0             6,600(2)
(38)                                    Financial      Officer     and             *              *
                                        Treasurer  of  Group  1  since
                                        September,   1997.   Prior  to
                                        that, for more than five years
                                        he was Chief Financial  Office
                                        of  COMSTAR/RSI.  He  is  also
                                        Vice   President   and   Chief
                                        Financial  Officer  of COMNET.
                                        He also  serves as a  director
                                        of COMNET.

                         DIRECTORS CONTINUING IN OFFICE

                                                                                 Number of Shares Voting
Name of Director of       Director      Principal Occupation, Business          Securities and Percent of
 the Company (Age)         Since         Experience and Directorships            Class (at Record Date)
 -----------------         -----         ----------------------------            ----------------------

Class II  Directors  (whose  term  will  expire at the  second  annual          Group 1          COMNET
meeting  of  stockholders  after the  Meeting,  and the  election  and        Common Stock    Common Stock
qualification of their successors)                                            ------------    ------------

Thomas S. Buchsbaum        1989         Since   March    1997,    Vice        35,000(1)              0
(48)                                    President,   Education,   Dell          *                    *
                                        Computer Corporation, prior to
                                        that  and for more  than  five
                                        years,      Executive     (and
                                        previously     Senior)    Vice
                                        President, Federal Systems for
                                        Zenith Data Systems,  Inc. for
                                        more  than  five  years.  Also
                                        serves as a director  for Dick
                                        Blick Company.

Ronald F. Friedman         1986         President and Chief  Operating         4,287(1)        136,999(2)
(54)                                    Officer  of  Group  1 and  its          *                4.0%
                                        President and Chief  Operating
                                        Officer  of  Group  1 and  its
                                        predecessor.  Also serves as a
                                        director of COMNET.

                                                                                 Number of Shares Voting
Name of Director of       Director      Principal Occupation, Business          Securities and Percent of
 the Company (Age)         Since         Experience and Directorships            Class (at Record Date)
 -----------------         -----         ----------------------------            ----------------------

Class I Directors  (whose term will expire at the next annual  meeting          Group 1          COMNET
of stockholders after the Meeting,  and the election and qualification        Common Stock    Common Stock
of their successors)                                                          ------------    ------------

Joseph R. Sullivan         1986         Vice President,  Marketing and        37,750(1)          2,700
(53)                                    Business  Development  of  the          *                 *
                                        Display   Division  of  Zenith
                                        Electronic   Corporation   for
                                        more than five years.

Charles A. Mele            1992         Executive   Vice  President  -        15,000(1)         20,000(2)
(42)                                    General Counsel and a director          *                 *
                                        of Synetic,  Inc.  ("Synetic")
                                        for more than five years. Also
                                        serves   as  a   Director   of
                                        COMNET.

--------------------
Less than 1%

(1) Includes shares of Group 1 Common Stock purchasable under options that are presently exercisable or exercisable within 60 days after July 27, 1998, as follows: Mr. Bowen - 3,750 shares; Mr. Buchsbaum - 35,000 shares; Mr. Friedman - 3,000 shares; Mr. Sullivan - 35,000 shares; and Mr. Mele - 15,000 shares.

(2) Includes shares of COMNET Common Stock purchasable under options that are presently exercisable or exercisable within 60 days after July 27, 1998, as follows: Mr. Bowen - 174,800 shares; Mr. Funston - 6,600 shares; Mr. Friedman - 136,999 shares; and Mr. Mele - 20,000 shares.

Family Relationships

     There are no family relationships among any of the directors or executive officers of Group 1.


Group 1 Board Committees and Meetings

     The Group 1 Board currently has the following standing committees: the Executive, Audit and Compensation Committees. The Executive Committee has and may exercise all of the powers of the Board within the limits set out by General Corporation Law Delaware. The Executive Committee is comprised of Messrs. Bowen and Friedman.

     The Audit Committee's functions include recommending to the Group 1 Board the selection of Group 1's independent public accountants and reviewing with such accountants the plan, scope and results of their audit of the financial statements and the adequacy of Group 1's system of internal accounting controls. The Audit Committee is comprised of Messrs. Mele and Sullivan.

     The Compensation Committee's functions include reviewing management proposals pertaining to executive compensation, profit sharing and stock options. The Compensation Committee recommends management bonuses to the Group 1 Board for Group 1's officers and employees. It may grant options and rights to employees under and in accordance with Group 1's 1995 Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan. The Compensation Committee is comprised of Messrs. Buchsbaum and Sullivan. Mr. Buchsbaum has never been an employee of Group 1. Mr. Sullivan as not been an officer of Group 1 since October, 1988.

     During the fiscal year ended March 31, 1998, the Group 1 Board held five meetings, the Executive Committee held two meetings, the Compensation Committee held six meetings and the Audit Committee held one meeting. No director attended less than 75% of all meetings of the Group 1 Board and the committees on which such director served during that fiscal year.


Compensation of Directors

     No cash payments have ever been made to directors for attendance at meetings of or otherwise serving on the Board or any committee thereof. In September, 1995, the stockholders approved the Group 1 Software, Inc. Stock Option Plan for Non-Employee Directors, which provides for the annual, automatic grant of options to non-employee directors. During the year ended March 31, 1998, Messrs. Buchsbaum, Sullivan and Mele were each granted options under this plan to purchase 5,000 shares of Group 1 Common Stock.


                       EXECUTIVE OFFICERS AND COMPENSATION

Executive Officers and Compensation

     The Executive Officers of Group 1 are Robert S. Bowen, Ronald F. Friedman, Alan P. Slater, Steven R. Bebee, Mark D. Funston and Edward Weiss. See "COMNET Proposal 3--Election of COMNET Directors--Executive Officers and Compensation" for the business experience of, the compensation paid to or earned by, each of Messrs. Bowen, Friedman, Slater, Bebee, Funston and Weiss.


Compensation Committee Interlock

     Mr. Sullivan, a member of Group 1's Compensation Committee beginning in fiscal year 1996, served as Chief Financial Officer of Group 1 from September 1986 to October 1988, and as Vice President and Chief Financial Officer of COMNET from September 1985 to October 1988.

--------------------------------------------------------------------------------
|                                                                              |
|                    REPORT ON EXECUTIVE COMPENSATION(1)                       |
|                                                                              |
| Group 1 has established an executive compensation program based on the | | following ongoing principles and objectives: (i) provide compensation | | opportunities that will help attract, motivate and retain highly qualified | | managers and executives, (ii) link executive's total compensation to Group 1 | | performance and the individual performance of the executive and (iii) | | provide an appropriate balance between incentives focused on achievement and | | annual business plans and longer term incentives linked to increases in | | shareholder value. To effectuate these principles and objectives, | | compensation for each of the executives of Group 1 consists of base salary | | compensation, annual incentive compensation (based in most cases on profit | | performance measured against internal profit targets) and stock option |
| grants.                                                                      |
|                                                                              |
| For Fiscal Year 1998, the Compensation Committee did not review the | | base salary or incentive compensation program for Mr. Bowen, nor the base | | salary for Mr. Friedman since in regard to both executives these matters are | | fixed by employment agreements between Group 1 and the respective | | executives. Grants of options to Messrs. Bowen and Friedman, increases to | | Mr. Friedman's base salary and his incentive compensation program, and the | | entire compensation program for the remaining executives, are reviewed | | annually by the Compensation Committee, including the review conducted for |
| the most recent fiscal year.                                                 |
|                                                                              |
|                                                                              |
|                                      Compensation Committee                  |
|                                      ----------------------                  |
|                                      Thomas S. Buchsbaum                     |
|                                      Joseph R. Sullivan                      |
|                                                                              |
--------------------------------------------------------------------------------

(1) Pursuant to Item 401(a)(9) of Regulation S-K promulgated by the SEC, this "Report on Executive Compensation" shall not be deemed to be filed with the SEC for purposes of the Exchange Act nor shall such report be deemed to be incorporated by reference in any past or future filing by Group 1, if any, under the Exchange Act or the Securities Act.


                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     See discussion in "COMNET Proposal 3--Election of COMNET Directors" above and the section captioned "Beneficial Ownership" in the front part of the Proxy Statement Prospectus for information regarding the security ownership of certain beneficial owners and management.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMNET-Group 1 Management Services Agreement

     Effective April 1, 1997, Group 1 renewed its Management and Services Agreement with COMNET (the "Management Services Agreement") under which COMNET provides to Group 1 certain management and other services through March 31, 2000. Group 1 believes that these arrangements are fair and reasonable. By having entered into the Management Services Agreement, Group 1 believes the possibility of conflicts of interest with COMNET regarding providing these services will be minimized because the terms under which benefits and services are to be exchanged will be generally governed by the Management Services Agreement and need not be separately negotiated in each instance. However, no assurance can be given that conflicts of interest will not occur.

     Under the Management Services Agreement, COMNET provides on an actual or estimated cost or usage basis, not intended to provide a profit to COMNET, all accounting and finance support, legal and administrative support, human resources support, office space and certain liability and property insurance relating to this office space and its usage. Group 1 has retained the right, upon 120 days notice, except for the providing of office space, to acquire the services and benefits from a third party or to provide such services or benefits itself.

     Group 1 agreed to reimburse COMNET 80% of its salary and fringe benefit expenses for Robert S. Bowen or his successor(s) as Chief Executive Officer of Group 1 in return for Mr. Bowen's or his successor's services in such capacity. The percentage represents the estimated portion of Mr. Bowen's professional time presently spent on Group 1 affairs. Group 1 has also agreed to reimburse COMNET for that portion of Mr. Bowen's or his successor's incentive bonus award, if any, that is attributable to Group 1's earnings.

     Group 1 has agreed to reimburse COMNET for a portion of its salary and fringe benefit expenses for Mark D. Funston or his successor(s) as Chief Financial Officer of Group 1 ("CFO") in return for Mr. Funston's or his successor's services in such capacity. The portion of the CFO's salary and fringe benefit expenses to be reimbursed will be determined as a percent of the estimated portion of Mr. Funston's professional time spent on Group 1 affairs. For the year ended March 31,1998, 80% of the CFO's salary and fringe benefit expense was reimbursed under this formula. Group 1 has agreed to reimburse COMNET for that portion of Mr. Funston's or his successor's incentive bonus award, if any, that is attributable to Group 1's earnings.

     Group 1 has agreed to reimburse COMNET for all costs that COMNET incurred for the benefit of Group 1 to deliver the services to Group 1 of COMNET's Finance Department, Legal Department, Corporate Administrative Department and Human Resources Department.

     Group 1 has agreed to pay COMNET a management fee in recognition of the provision by COMNET of services and benefits, including certain senior management services, at cost. This management fee shall be based on Group 1's annual pre-tax earnings (before the cost of any management fee) as a percentage of Group 1's total annual revenues (the "Pre-Tax Margin"), ranging from 1% of the total Group 1 revenues if the Pre-Tax margin is 20.99% or under, and increasing by equal increments to 2.0% of Group 1's total revenues if the Pre-Tax Margin is 30% or more. Total amount charged by COMNET to Group 1 for management and other services under the Management Services Agreement totaled $3,831,978 for the year ended March 31,1998, including the management fee paid for the fiscal year ended March 31, 1998, of $610,059.


Tax Sharing Agreement

     On April 1, 1991, Group 1 and COMNET renewed their tax sharing agreement ("Tax Sharing Agreement"). Under current law and so long as COMNET owns at least 80% of the total value of the stock of Group 1 and owns stock possessing at least 80% of the voting power of Group 1, Group 1 will, at the election of COMNET, continue to be included in COMNET's consolidated Federal income tax returns. Group 1 will pay to COMNET the amount of the separate income tax liability that Group 1 would have been obligated to pay had it filed a separate return. Group 1's separate income tax liability will be computed by reference to Group 1's items of income, deduction and credit in the current and prior years. For the purposes of the Tax Sharing Agreement, carryforwards and carrybacks of losses and deductions will be computed as if Group 1 had not filed consolidated income tax returns with COMNET. In the event that, upon audit of any consolidated income tax returns or upon the filing of any amended return or claims for refund, there are adjustments that would have affected Group 1's separate income tax liability, Group 1 will make to or receive from COMNET additional payments at the time and in the amount, including interest thereon, as would have been paid to or received from the Internal Revenue Service had Group 1 filed a separate return.


                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to Group 1, all directors, officers and beneficial owners of more than ten percent of any class of stock have filed on a timely basis all Forms 3, Forms 4 and Forms 5 required to be filed by such directors, officers and beneficial owners in the fiscal year ended March 31, 1998.


                      PERFORMANCE MEASUREMENT COMPARISON(1)

                Comparison of Cumulative Total Return of Company,
                          Peer Group and Broad Market


                               [Performance Graph]












                                         Fiscal Year Ending
                     -----------------------------------------------------------
                     1993      1994       1995       1996       1997       1998
                     ----      ----       ----       ----       ----       ----
Group 1 Software     100       58.93      69.64      57.14      48.21      53.57
Peer Group           100      101.20     177.23     186.08     204.16     428.98
Broad Market         100      115.57     122.61     164.91     184.50     278.82

     The broad market index chosen was the NASDAQ Market Index. The industry peer group consisted of BGS Systems, Inc., Hathaway Corp., Hyperion Software, Inc. and Timberline Software, CP. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance. This data in no way reflects Group 1's forecast of future financial performance. The performance information set out directly above is presented in accordance with requirements of the Securities and Exchange Commission.

--------------------
(1) Pursuant to Item 401(a)(9) of Regulation S-K promulgated by the SEC, the material under the caption "Performance Measurement Comparison" shall not be deemed to be filed with the SEC for purposes of the Exchange Act nor shall such material be deemed to be incorporated by reference in any past or future filing by Group 1, if any, under the Exchange Act or the Securities Act.

                                    EXHIBIT A




                          AGREEMENT AND PLAN OF MERGER


                                     BETWEEN


                             GROUP 1 SOFTWARE, INC.


                                       AND


                               COMNET CORPORATION


                                   DATED AS OF


                                  JUNE 23, 1998

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 23, 1998 (this "Agreement"), between COMNET Corporation, a Delaware corporation ("COMNET") and Group 1 Software, Inc., a Delaware corporation and a majority-owned subsidiary of COMNET ("Group 1").

                              W I T N E S S E T H:

     WHEREAS, the business interests of COMNET are substantially limited to its ownership of approximately 81.2% of the issued and outstanding shares of stock of Group 1; and

     WHEREAS, the Boards of Directors of COMNET and Group 1 have determined that a merger of COMNET and Group 1 (the "Merger") would be in the long-term best interests of the stockholders of both COMNET and Group 1; and

     WHEREAS, COMNET and Group 1 intend to effect the Merger as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Group 1 and COMNET hereby agree as follows:


                                    ARTICLE I

     Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02) Group 1 shall be merged with and into COMNET. As a result of the Merger, the separate corporate existence of Group 1 shall cease and COMNET shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     Section 1.02 Effective Time. Within three business days following the last to occur of (i) receipt of the stockholder approvals contemplated at Section 6.01(b), (ii) receipt of the required regulatory approvals contemplated at
Section 6.01(c) and expiration of any applicable waiting periods required thereby and (iii) satisfaction of any other condition to closing set forth in
Article VI, or on such other date as the parties hereto may agree, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of the filing of the Certificate of Merger is hereinafter referred to as the "Effective Time").

     Section 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Group 1 shall vest in the Surviving Corporation, and all debts, liabilities and duties of Group 1 shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 1.04 Post-Merger Operations. Upon the Merger, the parties intend that the principal executive office of the Surviving Corporation will remain designated as 4200 Parliament Place, Suite 600, Lanham, MD. It is further anticipated that the Surviving Corporation will, for the foreseeable future, maintain significant operations in the same manner as maintained by Group 1 immediately prior to the Effective Date.

     Section 1.05 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and the Bylaws of COMNET in effect immediately prior to the Effective Time, as amended by the Certificate of Merger to change the name of the Surviving Corporation to "Group 1 Software, Inc.," shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Merger.

     Section 1.06 Directors and Officers of the Surviving Corporation. The directors of the Surviving Corporation at and immediately after the Effective Time shall be the following: Robert S. Bowen, Thomas S. Buchsbaum, Richard H. Eisenberg, Ronald F. Friedman, James V. Manning, James P. Marden, Charles A. Mele, Charles J. Sindelar and Bruce G. Spohler. Each of these directors of the Surviving Corporation shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Surviving Corporation at and immediately after the Effective Time shall be the following:

          Chief Executive                           Robert S. Bowen
          Chief Operating Officer                   Ronald F. Friedman
          Chief Financial Officer                   Mark D. Funston
          Executive Vice President                  Alan P. Slater
          Vice President                            Steven R. Bebee
          Vice President                            John Walsh
          Vice President                            Victor O. Forman
          Secretary and General Counsel             Edward Weiss

In each case, the foregoing shall serve in their respective positions until their respective successors are duly elected or appointed and qualified.

     Section 1.07 Representation on COMNET Board. COMNET shall take all necessary actions so that from and directly after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of a total of nine (9) Directors as listed in Section 1.06 above, and so that the following positions or appointments shall be assumed by the following persons: (i) James V. Manning, Chairman of the Board of the Surviving Corporation, (ii) the Compensation Committee shall consist of James V. Manning, James P. Marden, Charles A. Mele, and Thomas S. Buchsbaum, and (iii) the Audit Committee shall consist of James P. Marden, Charles J. Sindelar and Charles A. Mele. Pursuant to Article Seventh of the Articles of Incorporation of COMNET, the Board of the Surviving Corporation is and shall be divided into three classes. Members of each class serve a three-year term. The terms are staggered so that at each annual meeting of stockholders only one class of directors is up for reelection.

     Section 1.08 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of COMNET or Group 1 or the holders of the following securities:

     (a) Each share of Group 1 common stock, par value $0.01 per share ("Share"), issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.08(b)) shall be converted, in accordance with Section 1.08, into the right to receive 1.15 (the "Exchange Ratio") shares of COMNET common stock, par value $0.50 per share ("COMNET Common Stock"). As of the Effective Time, all Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of COMNET Common Stock into which such Shares are convertible. Certificates previously representing Shares shall be exchanged for certificates representing whole shares of COMNET Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 1.09, without interest. No fractional shares of COMNET Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 1.09 hereof.

     (b) Each Share held in the treasury of Group 1 and each Share owned by Group 1 or any direct or indirect wholly-owned subsidiary of Group 1 immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     (c) Each share of COMNET Common Stock outstanding immediately prior to the Effective Time shall remain outstanding and shall represent a share of Common Stock of the Surviving Corporation.

     Section 1.09 Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, COMNET shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Co., as exchange agent (the "Exchange Agent"), solely for the benefit of the holders of Shares, for exchange in accordance with this Article I through the Exchange Agent, certificates representing the shares of COMNET Common Stock (and cash for payment in lieu of fractional shares (if any), together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.08 in exchange for outstanding Shares.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the right to receive shares of COMNET Common Stock pursuant to Section 1.08 and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Group 1 and COMNET may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of COMNET Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of COMNET Common Stock, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder) and cash in lieu of any fractional Shares, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of COMNET, a certificate representing the proper number of shares of COMNET Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing such number of shares of COMNET Common Stock and cash in lieu of any fractional shares of COMNET Common Stock as contemplated by Section 1.09(e).

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to COMNET Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Group 1 Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.09(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of COMNET Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of COMNET Common Stock to which such holder is entitled pursuant to Section 1.09(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of COMNET Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of COMNET Common Stock.

     (d) No Further Rights in the Shares. All shares of COMNET Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.09(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares. In accordance with Delaware Law, there shall be no appraisal rights available to holders of COMNET Common Stock or Group 1 Common Stock in connection with the Merger.

     (e) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of COMNET Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of COMNET. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled to receive pursuant to Section 1.08 hereof by (ii) the closing sale price of a share of the COMNET Common Stock on the Nasdaq National Market on the trading day immediately preceding the date of the Effective Time as reported by the Wall Street Journal.

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Group 1 twelve months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of Group 1 who has not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation for payment of their claim for COMNET Common Stock, any cash in lieu of fractional shares of COMNET Common Stock and any dividends or distributions with respect to COMNET Common Stock.

     (g) No Liability. Neither COMNET nor Group 1 shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

     (h) Withholding Rights. COMNET shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as COMNET is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by COMNET, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding were made by COMNET.

     Section 1.10 Treatment of Stock Options.

     (a) At the Effective Time, each option granted by Group 1 to purchase Shares which is outstanding and unexercised immediately prior thereto shall be assumed by COMNET. Such options shall cease to represent a right to acquire Shares and shall be converted automatically into an option to purchase shares of COMNET Common Stock in an amount and at an exercise price determined as provided below:

     (i) the number of shares of COMNET Common Stock to be subject to the new option shall be equal to the product of the number of shares of Group 1 Common Stock subject to the original option and the Exchange Ratio; provided that any fractional shares of COMNET Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

     (ii) the exercise price per share of COMNET Common Stock under the new option shall be equal to the exercise price per share of Group 1 Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

     (b) the adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to Group 1 shall be deemed to be references to COMNET.

     (c) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, COMNET shall assume the 1987 Non-Employee Directors' Stock Option Plan and the 1995 Non-Employee Director's Stock Option Plan, and the 1995 Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Rights Plan (collectively, the "Plans"), with the result that all obligations of Group 1 under these Plans, including with respect to Group 1 stock options outstanding at the Effective Time under each plan, shall be obligations of the Surviving Corporation following the Effective Time.

     (d) As soon as practical after the Effective Time, the Surviving Corporation shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering the shares of COMNET Common Stock issuable from time to time under the Plans equal to the number of shares subject to the adjusted options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any adjusted options may remain outstanding.

     (e) As soon as practicable after the Effective Time, COMNET shall deliver to the holders of options to purchase Group 1 Common Stock appropriate notices setting forth such holders' rights pursuant to the Plans and the agreements pursuant to which such options were issued, and the agreements evidencing the grant of such options shall be assumed by the Surviving Corporation and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.10 after giving effect to the Merger).

     Section 1.11 Stock Transfer Books. At the Effective Time, the stock transfer books of Group 1 shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of Group 1. From and after the Effective Time, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or COMNET for any reason shall be converted into shares of COMNET Common Stock in accordance with this Article I.

     Section 1.12 Anti-Dilution Adjustment. If, subsequent to the date hereof and prior to the Effective Time, COMNET shall pay a stock dividend or make a distribution on COMNET Common Stock or other capital stock of COMNET in shares of COMNET Common Stock or other capital stock of COMNET or any security convertible into COMNET Common Stock or other capital stock of COMNET or shall combine, subdivide, reclassify or recapitalize its stock, then in each such case, from and after the record date for determining the stockholders entitled to receive such dividend or distribution or the securities from such combination or subdivision, an appropriate adjustment shall be made to the Exchange Ratio, for purposes of determining the number of shares of COMNET Common Stock into which Group 1's Common Stock shall be converted. For purposes hereof, the payment of a dividend in COMNET Common Stock, or the distribution on COMNET Common Stock in securities convertible into COMNET Common Stock, shall be deemed to have effected an increase in the number of outstanding shares of COMNET Common Stock equal to the number of shares of COMNET Common Stock into which such securities shall be initially convertible without the payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities. Group 1 agrees not to issue any shares of Group 1 Common Stock or right or option to acquire shares of Group 1 Common Stock without the prior consent of COMNET, which consent will not be unreasonably denied.


                                   ARTICLE II

                    Representations and Warranties of Group 1

     Except as set forth in the disclosure schedule delivered by Group 1 to COMNET prior to the execution of this Agreement, which shall identify by specific Section references exceptions to the representation and warranties of Group 1 contained in this Article II, Group 1 hereby represents and warrants to
COMNET:

     Section 2.01 Organization and Qualification of Group 1; Subsidiaries.

     (a) Group 1 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The following constitute all of the subsidiaries of Group 1: Gruco, Inc., a Delaware corporation, Group 1 Software Europe, Ltd., a United Kingdom corporation, Group 1 Latin America, Inc., a Puerto Rican corporation, Group 1 Software FSC, Inc., a Bahamas corporation (collectively, the "Group 1 Subsidiaries"). Each Group 1 Subsidiary is wholly owned, directly or indirectly, by Group 1. All of the outstanding shares of capital stock of the Group 1 Subsidiaries are validly issued, fully paid and nonassessable and are free and clear of any lien, claim, charge, options, encumbrances agreement, mortgage, pledge, security interest or restriction (each, a "Lien") with respect thereto. Each Group 1 Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization indicated above in this Section 2.01.

     (b) Group 1 and each Group 1 Subsidiary has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Group 1 Permits") necessary to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Group 1 Permits would not, either individually or in the aggregate, have a Material Adverse Effect (as defined below). Group 1 has received no notice of proceedings relating to the revocation or modification of any Group 1 Permit except for any such revocation or modification which would not, either individually or in the aggregate, have a Material Adverse Effect. Group 1 and each Group 1 Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect.

     (c) The term "Material Adverse Effect" as used in this Agreement shall mean with respect to each party any change or effect that is or is reasonably likely to be materially adverse to a party's and, with respect to Group 1, the Group 1 Subsidiaries' and with respect to COMNET, the COMNET Subsidiaries', (taken as a whole) business, operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities), in the aggregate, or the ability of such party to consummate the transactions contemplated by this Agreement, except that a Material Adverse Effect shall not be deemed to have occurred as a result of any change or effect resulting from a change in law, rule, regulation or generally accepted accounting principle in each case applied to the party providing the representation, warranty, covenant or agreement, along with its Subsidiaries, taken as a whole.

     Section 2.02 Articles of Incorporation and Bylaws. Group 1 has heretofore furnished or made available to COMNET a complete and correct copy of the Articles of Incorporation and the Bylaws, as amended or restated, of Group 1 and the Group 1 Subsidiaries and such Articles of Incorporation and Bylaws of Group 1 and the Group 1 Subsidiaries are in full force and effect and neither Group 1 nor any Group 1 Subsidiary is in violation of any of the provisions of its respective Articles of Incorporation or Bylaws.

     Section 2.03 Capitalization.

     (a) Capitalization of Group 1. The authorized capital stock of Group 1 consists of (i) 10,000,000 Shares, of which, as of March 31, 1998, 4,293,697 Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable and all of which have been issued in compliance with applicable securities laws, and (ii) 1,000,000 shares of preferred stock of which no shares have ever been issued. Since March 31, 1998, no Shares have been issued. As of March 31, 1998, Group 1 had outstanding 171,075 options under the Plans (as defined in Section 1.10), 93,215 of which were exercisable. No options have been granted since March 31, 1998 to the date of this Agreement under any of the Plans. As of the date of this Agreement, no Shares are held as treasury stock by Group 1. Other than pursuant to the Plans, there are no options, warrants or other rights, rights of first refusal, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of Group 1 or obligating Group 1 to issue or sell any shares of capital stock of, or other equity interests in Group 1. There are no obligations, contingent or otherwise, of Group 1 to repurchase, redeem or otherwise acquire any Shares or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity (including any Group 1 Subsidiary).

     (b) Capital Stock of the Group 1 Subsidiaries. There are no options, warrants or other rights, rights of first refusal, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Group 1 Subsidiaries or obligating any Group 1 Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, any Group 1 Subsidiary. There are no obligations, contingent or otherwise, of any Group 1 Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of any Group 1 Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     Section 2.04 Authority. Group 1 has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Group 1 and the consummation by Group 1 of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Group 1 and no other corporate proceedings on the part of Group 1 are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of the plan of Merger by the holders of a majority of the then outstanding Shares in accordance with Delaware Law and Group 1's Articles of Incorporation and Bylaws, and the filing and recordation of appropriate merger documents required by Delaware Law). This Agreement has been duly and validly executed and delivered by Group 1 and, assuming the due authorization, execution and delivery by COMNET, constitutes the legal, valid and binding obligation of Group 1 enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and by general principles of equity.

     Section 2.05 No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Group 1 does not, and the performance of this Agreement by Group 1 shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Group 1 or any Group 1 Subsidiary, (ii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, rule, regulation, order, judgment decision, writ, injunction or decree (collectively, "Laws") applicable to Group 1 or any Group 1 Subsidiary, or by which its respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Group 1 or any Group 1 Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Group 1 or any Group 1 Subsidiary is a party or by which Group 1 or any Group 1 Subsidiary or its respective properties are bound or affected, except (in the case of clauses (ii) and (iii) of this Section 2.05(a)) for any such conflicts, violations, breaches, defaults or other occurrences that would not, either individually or in the aggregate, have a Material Adverse Effect on Group 1 and the Group 1 Subsidiaries, taken as a whole.

     (b) The execution and delivery of this Agreement by Group 1 does not, and the performance of this Agreement by Group 1 shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, ("Approvals") except
(i) for the applicable requirements, if any, of (A) the Securities Act of 1933, as amended (the "Securities Act"), (B) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (C) state securities or blue sky laws ("Blue Sky Laws"), (D) the filing and recordation of appropriate merger or other documents as required by Delaware Law, (E) the Nasdaq Stock Market and (F) such additional Approvals the failure of which to obtain would not prevent or delay consummation of the Merger, or otherwise prevent Group 1 from performing its obligations under this Agreement, and would not, either individually or in the aggregate, have a Material Adverse Effect on Group 1 and the Group 1 Subsidiaries, taken as a whole.

     Section 2.06 Compliance. Neither Group 1 nor any Group 1 Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Group 1 or the Group 1 Subsidiaries or by which any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Group 1 or any Group 1 Subsidiary is a party or by which Group 1 or any Group 1 Subsidiary or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, either individually or in the aggregate, have a Material Adverse Effect on Group 1 and the Group 1 Subsidiaries, taken as a whole.

     Section 2.07 Securities Reports; Financial Statements.

     (a) Group 1 and the Group 1 Subsidiaries have filed all material forms, reports, registration statements and documents, together with any amendments required to be made with respect thereto that were required to be filed up through the date of this Agreement with (i) the Securities and Exchange Commission (the "SEC") and (ii) any other federal, state or foreign governmental or regulatory agency or authority (collectively, "Regulatory Agencies") and
(iii) all other reports and statements (the filings made with the entities listed in subclause (ii) being referred to as "Other Reports") required to be filed by Group 1 and any Group 1 Subsidiary since January 1, 1995, and paid all fees and assessments due and payable in connection therewith, except, in the case of the Other Reports, where failure to file such form, report, registration, statement or document or pay such fees and assessments would not, either individually or in the aggregate, have a Material Adverse Effect on Group 1 and the Group 1 Subsidiaries, taken as a whole (all such reports and statements, are collectively referred to as the "Group 1 Reports"). The Group 1 Reports, including all Group 1 Reports filed after the date of this Agreement,
(i) were, or will be, prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in any filings with the SEC since January 1, 1995 (the "Group 1 SEC Reports"), including any Group 1 SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been, or will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents, or will fairly present, in all material respects, the consolidated financial position of Group 1 and the Group 1 Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) Except as and to the extent set forth on the consolidated balance sheet of Group 1 and the Group 1 Subsidiaries as of March 31, 1998, including all notes thereto (the "Group 1 Balance Sheet"), neither Group 1 nor any Group 1 Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities or obligations incurred in the ordinary course of business since March 31, 1998 and (ii) liabilities or obligations that would not, either individually or in the aggregate, have a Material Adverse Effect.

     Section 2.08 Absence of Certain Changes or Events. Except as disclosed in the Group 1 SEC Reports filed prior to the date of this Agreement, since December 31, 1997, (i) Group 1 and the Group 1 Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and (ii) there has been no event which has had, or is reasonably likely to result in, either individually or in the aggregate, a Material Adverse Effect.

     Section 2.09 Absence of Litigation and Agreements. Except as disclosed in the Group 1 SEC Reports filed prior to the date of this Agreement or set forth in Section 2.09 of the Group 1 Disclosure Schedule, (i) neither Group 1 nor any Group 1 Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing investigation by, any federal or state savings and loan or bank regulatory authority or other governmental entity or regulatory authority, or any judgment, order, writ, injunction, decree or award of any governmental entity or regulatory authority or arbitrator, including, without limitation, cease-and-desist or other orders which, either individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect; (ii) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting Group 1 or the Group 1 Subsidiaries pending or, to the knowledge of Group 1, threatened which can reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     Section 2.10 Material Contracts. Except as set forth in Section 2.10 of the Group 1 Disclosure Schedule, as of the date of this Agreement, neither Group 1 nor any Group 1 Subsidiary is a party to or bound by (a) any contract or commitment for capital expenditures in excess of $200,000 for any one project,
(b) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement and calling for aggregate future payments of $500,000 or more during the term of such contract or commitment, (c) any contract which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed or incorporated by reference in the Group 1 SEC Reports, (d) any contract which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 2.10, whether or not set forth in Section 2.10 of the Group 1 Disclosure Schedule, is referred to herein as a "Group 1 Contract". Neither Group 1 nor any Group 1 Subsidiary knows of, or has received notice of, any violation of any Group 1 Contract by any of the other parties thereto, except for violations which, individually or in the aggregate, would not result in a Material Adverse Effect.

     Section 2.11 Environmental Matters. To the knowledge of Group 1, neither Group 1, any Group 1 Subsidiary, nor any properties owned or operated by Group 1 or any Group 1 Subsidiary has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, will have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests of information from any environmental agency) instituted or pending, or to the knowledge of Group, threatened, relating to the liability of Group 1 or any Group 1 Subsidiary with respect to any properties owned or operated by Group 1 or any Group 1 Subsidiary under any Environmental Law, except for liabilities or violations that would not have, individually or in the aggregate, a Material Adverse Effect.

     "Environmental Law" means any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

     Section 2.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Group 1 or any Group 1 Subsidiary.

     Section 2.13 Tax Matters. Neither Group 1 nor, to the knowledge of Group 1, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent COMNET from accounting for the business combination to be effected by the Merger as a tax free reorganization under
Section 368(a) of the Code.

     Section 2.14 Vote Required. The affirmative vote of a majority of the holders of the outstanding Shares entitled to vote on the Merger is the only Group 1 shareholder vote required with respect to the Merger.

     Section 2.15 Fairness Opinion. Group 1 has received an opinion from Valuation Research, Inc. to the effect that, in its opinion, the consideration to be paid to stockholders of Group 1 under this Agreement is fair to such stockholders from a financial point of view ("Fairness Opinion"), and Valuation has consented to the inclusion of the Fairness Opinion in the Form S-4 (as defined below).

     Section 2.16 Benefit Plans. Group 1 is not a sponsor of or participant in any benefit plan as described in Section 3.10 other than the COMNET Benefit Plans.


                                   ARTICLE III

                    Representations and Warranties of COMNET

     Except as set forth in the disclosure schedule delivered by COMNET to Group 1 prior to the execution of this Agreement which shall identify exceptions by specific Section references COMNET hereby represents and warrants to Group 1 that:

     Section 3.01 Organization and Qualification of COMNET; Subsidiaries.

     (a) COMNET, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) The following is a true and complete list of each of COMNET's subsidiaries, excluding however Group 1 and the Group 1 Subsidiaries: Seanent, Inc. a Delaware corporation; Ford Laboratories Inc., a Delaware corporation; Promco, Inc., a Delaware corporation; ADMS, Inc., a Delaware corporation (the "COMNET Subsidiaries"). Each COMNET Subsidiary is wholly owned, directly or indirectly, by COMNET. All outstanding shares of capital stock of the COMNET Subsidiaries are validly issued, fully paid and nonassessable and are free and clear of any Lien, with respect thereto. Each COMNET Subsidiary is a corporation duly incorporated or organized validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

     (c) COMNET and each COMNET Subsidiary has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (the "COMNET Permits") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and COMNET Permits would not, either individually or in the aggregate, have a Material Adverse Effect. COMNET has not received any notice of proceedings relating to the revocation or modification of any such COMNET Permits except for any such revocation or modification which would not, either individually or in the aggregate, have a Material Adverse Effect. COMNET and each COMNET Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect.

     Section 3.02 Articles of Incorporation and Bylaws. COMNET has heretofore furnished or made available to Group 1 a complete and correct copy of the respective Articles of Incorporation and the Bylaws, as amended or restated, of COMNET and the COMNET Subsidiaries.

     Section 3.03 Capitalization.

     (a) Capitalization of COMNET. The authorized capital stock of COMNET consists of (i) 10,000,000 shares of COMNET Common Stock of which as of March 31, 1998, 3,271,723 shares were issued and outstanding, all of such shares are, and the shares of COMNET Common Stock to be issued in the Merger, when so issued will be, validly issued, fully paid and non-assessable, and all of which have been or will be issued in compliance with applicable federal and state securities laws, and (ii) 200,000 shares of 6% convertible preferred stock, par value $.25 per share ("Preferred Stock"), of which 147,500 shares are issued and outstanding. Since March 31, 1998, no shares of COMNET Common Stock have been issued, except for 7,317 shares of COMNET Common Stock issued upon exercise of options outstanding as of March 31, 1998 under the Stock Option Plans identified in Schedule 3.03 hereto (the "COMNET Stock Plans"). As of March 31, 1998, COMNET had reserved 1, 617,792 shares of COMNET Common Stock for issuance under the COMNET Stock Plans, pursuant to which options covering 1,159,816 shares of COMNET Common Stock were outstanding. Since March 31, 1998, options with respect to 30,000 shares of COMNET Common Stock have been granted under the COMNET Stock Plans. As of the date of this Agreement, 316,267 shares of COMNET Common Stock are held as treasury stock by COMNET. Other than pursuant to the COMNET Stock Plans and the Preferred Stock, there are no options, warrants or other rights, rights of first refusal, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of COMNET or obligating COMNET to issue or sell any shares of capital stock of, or other equity interests in COMNET. There are no obligations, contingent or otherwise, of COMNET to repurchase, redeem or otherwise acquire any shares of COMNET Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity (including any COMNET Subsidiary).

     (b) Capital Stock of the COMNET Subsidiaries. There are no options, warrants or other rights, rights of first refusal, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the COMNET Subsidiaries or obligating any COMNET Subsidiary to issue or sell any shares of capital stock of, or other equity interests in any COMNET Subsidiary. There are no obligations, contingent or otherwise, of any COMNET Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of any COMNET Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

     Section 3.04 Authority. COMNET has the requisite corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by COMNET and the consummation by COMNET of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of COMNET and no other corporate proceedings on the part of COMNET are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the requisite approval by the stockholders of COMNET with respect to the Merger). This Agreement has been duly and validly executed and delivered by COMNET, and, assuming the due authorization, execution and delivery by Group 1, constitutes the legal, valid and binding obligation of COMNET enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and by general principles of equity.

     Section 3.05 No Conflict; Required Filings and Consents.

     (a) Except as set forth in Section 3.05 of the COMNET Disclosure Schedule, the execution and delivery of this Agreement by COMNET does not, and the performance of this Agreement by COMNET shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of COMNET or any COMNET Subsidiary, (ii) conflict with or violate any Laws applicable to COMNET or any COMNET Subsidiary, or by which its respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of COMNET or any COMNET Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which COMNET or any COMNET Subsidiary is a party or by which COMNET or any COMNET Subsidiary or its respective properties are bound or affected, except (in the case of clauses (ii) and (iii) of this Section 3.05(a)) for any such conflicts, violations, breaches, defaults or other occurrences that would not, either individually or in the aggregate, have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by COMNET does not, and the performance of this Agreement by COMNET will not, require any Approval, except (i) for applicable requirements, if any, of (A) the Securities Act, (B) the Exchange Act, (C) Blue Sky Laws, (D) the filing and recordation of appropriate merger or other documents as required by Delaware, (E) the Nasdaq Stock Market, and (ii) such additional Approvals the failure of which to obtain would not prevent or delay consummation of the Merger, or otherwise prevent COMNET from performing their obligations under this Agreement, and would not, either individually or in the aggregate, have a Material Adverse Effect.

     Section 3.06 Compliance. Neither COMNET nor any COMNET Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to COMNET or the COMNET Subsidiaries or by which any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which COMNET or any COMNET Subsidiary is a party or by which COMNET or any COMNET Subsidiary or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, either individually or in the aggregate, have a Material Adverse Effect.

     Section 3.07 Securities Reports;  Financial Statements.

     (a) COMNET and the COMNET Subsidiaries have filed all material forms, reports, registrations, statements and documents, together with any amendments required to be made with respect thereto that were required to be filed since January 1, 1995 with the Regulatory Agencies and all Other Reports required to be filed by COMNET and any COMNET Subsidiary since January 1, 1995, and paid all fees and assessments due and payable in connection therewith, except, in the case of the Other Reports, where failure to file such form, report, registration, statement or document or pay such fees and assessments would not, either individually or in the aggregate, have a Material Adverse Effect (all such reports and statements are collectively referred to as the "COMNET Reports"). The COMNET Reports, including all COMNET Reports filed after the date of this Agreement, (i) were, or will be, prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in any filings with the SEC since January 1, 1995 (the " COMNET SEC Reports"), including any COMNET SEC Reports filed since the date COMNET of this Agreement and prior to or on the Effective Time, have been, or will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents, or will fairly present, in all material respects, the consolidated financial position of COMNET as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) Except as and to the extent set forth on the consolidated balance sheet of COMNET and the COMNET Subsidiaries as of December 31, 1997, including all notes thereto (the " COMNET Balance Sheet"), neither COMNET nor any COMNET Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities or obligations incurred in the ordinary course of business since December 31, 1997 and (ii) liabilities or obligations that would not, either individually or in the aggregate, have a Material Adverse Effect.

     Section 3.08 Absence of Certain Changes or Events. (a) Except as disclosed in the COMNET SEC Reports filed prior to the date of this Agreement, since December 31, 1997, (i) COMNET and the COMNET Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and (ii) there has been no event which has had, or is reasonably likely to result in, either individually or in the aggregate, a Material Adverse Effect.

     Section 3.09 Absence of Litigation and Agreements. Except as disclosed in the COMNET SEC Reports filed prior to the date of this Agreement or set forth in
Section 3.09 of the COMNET Disclosure Schedule, (i) neither COMNET nor any COMNET Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing investigation by, any federal or state authority or other governmental entity or regulatory authority, or any judgment, order, writ, injunction, decree or award of any governmental entity or regulatory authority or arbitrator, including, without limitation, cease-and-desist or other orders which, either individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect; (ii) there is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting COMNET or the COMNET Subsidiaries, to the knowledge of COMNET, threatened, except (A) as of the date of this Agreement, for matters which individually seek damages not in excess of $500,000 and (B) as of the Closing, for matters which cannot reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     Section 3.10 Employee  Benefit  Plans.

     (a) Except as disclosed in Schedule 3.10, hereto, since December 31, 1997, there has not been any adoption or amendment in any material respect by COMNET or any COMNET Subsidiary of any employment, consulting, termination or severance agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of COMNET or any COMNET Subsidiary (collectively, such agreements, plans, arrangements and understandings being the "COMNET Benefit Plans"), or any material change in any actuarial or other assumption used to calculate funding obligations with respect to any COMNET retirement plans, or any change in the manner in which contributions to any COMNET retirement plans are made or the basis on which such contributions are determined.

     (b) Section 3.10 of the COMNET Disclosure Schedule sets forth a list of all COMNET Benefit Plans. COMNET has delivered or made available to Group 1 true and complete copies of all COMNET Benefit Plans together with all current related documents, including the most recent summary plan descriptions, IRS determination letters and actuarial reports, if applicable.

     (c) (i) No event has occurred and, to the knowledge of COMNET, there exists no condition or set of circumstances, in connection with which COMNET or any of the COMNET Subsidiaries could be subject to any liability that individually or in the aggregate would have a Material Adverse Effect, under ERISA, the Code or any other applicable law.

     (ii) Each COMNET Benefit Plan has been administered in accordance with its terms, except for any failures so to administer any COMNET Benefit Plan that individually or in the aggregate would not have a Material Adverse Effect. The overwhelming majority of participants in each of the COMNET Benefit Plans are employees of Group 1 or Group 1 Subsidiaries. All COMNET Benefit Plans are in compliance with the applicable provisions of ERISA, the Code and all other applicable laws, except for any failures to be in such compliance that individually or in the aggregate would not have a Material Adverse Effect. Each COMNET Benefit Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any COMNET Benefit Plan that is intended to be exempt from Federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. To the knowledge of COMNET, no fact or event has occurred since that date of any determination letter from the IRS which is reasonably likely to affect adversely the qualified status of any such COMNET Benefit Plan or the exempt status of any such trust.

     (iii) Neither COMNET nor any of the COMNET Subsidiaries has any liability under Title IV of ERISA. No COMNET Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived since the date of the most recent actuarial report for such plan. No COMNET Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA or a "defined benefit" plan (as defined in Section 3(35) of ERISA).

     Section 3.11 Material Contracts. Except as set forth in Section 3.11 of the COMNET Disclosure Schedule, as of the date of this Agreement, neither COMNET nor any COMNET Subsidiary is a party to or bound by (a) any contract or commitment for capital expenditures in excess of $200,000 for any one project, (b) contracts or commitments for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement and calling for aggregate future payments of $500,000 or more during the term of such contract or commitment, (c) any contract which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the
SEC) that has not been filed or incorporated by reference in the COMNET SEC Reports, (d) any contract which contains non-compete or exclusivity provisions or restrictions with respect to any business or geographic area or (e) which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.11, whether or not set forth in Section 3.11 of COMNET Disclosure Schedule, is referred to herein as a " COMNET Contract". Neither COMNET nor any of COMNET Subsidiary knows of, or has received notice of, any violation of any COMNET Contract by any of the other parties thereto, except for violations which, individually or in the aggregate, would not result in a Material Adverse Effect.

     Section 3.12 Environmental Matters. To the knowledge of COMNET neither COMNET, any COMNET Subsidiary, nor any properties owned or operated by COMNET or any COMNET Subsidiary has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, will have a material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests of information from any environmental agency) instituted or pending, or to the knowledge of COMNET, threatened, relating to the liability of COMNET or any COMNET Subsidiary with respect to any properties owned or operated by COMNET or any COMNET Subsidiary under any Environmental Law, except for liabilities or violations that would not have, individually or in the aggregate, a Material Adverse Effect.

     Section  3.13  Taxes.

     (a) Except for such matters as would not have, individually or in the aggregate, a Material Adverse Effect, (i) COMNET and the COMNET Subsidiaries (which for the purposes of this Section 3.13 shall include Group 1) have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of COMNET and the COMNET Subsidiaries, (ii) all Taxes that are due prior to the Effective Time have been paid or will be paid (other than Taxes which (1) are not yet delinquent or (2) are being contested in good faith and have not been finally determined), (iii) as of the date hereof, no deficiency for any Tax has been asserted or assessed by a taxing authority against COMNET or any of the COMNET Subsidiaries which deficiency has not been paid other than any deficiency being contested in good faith and (iv) COMNET and the COMNET Subsidiaries have provided adequate reserves (in accordance with generally accepted accounting principles) in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns.

     (b) To the knowledge of COMNET, there are no material disputes pending, or claims asserted in writing for, Taxes or assessments upon COMNET, or any of the COMNET Subsidiaries, nor has COMNET or any of the COMNET Subsidiaries been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period which disputes, claims, assessments or waivers would have, individually or in the aggregate, a Material Adverse Effect.

     (c) There are no Tax liens upon any property or assets of COMNET or any of the COMNET Subsidiaries except liens for current Taxes not yet due and except for liens which have not had and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

     (d) Neither COMNET nor any of the COMNET Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by COMNET or any of the COMNET Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have, individually or in the aggregate, a Material Adverse Effect.

     (e) Except as set forth in the financial statements described in Section 3.07, neither COMNET nor any of the COMNET Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of COMNET or any COMNET Subsidiary.

     Section 3.15 Tax Matters. Neither COMNET nor, to the knowledge of COMNET, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a tax free reorganization under Section 368(a) of the Code. COMNET has no reason to believe that the Merger will not qualify as a reorganization under Section 368(a) of the Code.

     Section 3.16 Vote Required. Approval of the Merger by COMNET's stockholders in not required under Delaware Law or under the Articles of Incorporation or the By-Laws of COMNET. The Board of directors of COMNET, however, has chosen to seek the approval of a majority of the outstanding shares of the COMNET Common and Preferred Stock as a requirement for COMNET to proceed with the Merger.


                                   ARTICLE IV

                         Covenants of COMNET and Group 1

     Section 4.01 Affirmative Covenants. Each of COMNET and Group 1 hereby covenants and agrees with the other that prior to the Effective Time, unless the prior written consent of the other shall have been obtained and except as otherwise contemplated herein, each will, and will cause their Subsidiaries to, conduct their respective businesses in the ordinary course of business in a manner consistent with past practice, use their respective reasonable best efforts to preserve intact their respective business organizations, keep available the services of their respective current officers, employees and consultants and to preserve their respective current business relationships.

     Section 4.02 Negative Covenants. Except as set forth in Section 4.02 of the COMNET Disclosure Schedule or the Group 1 Disclosure Schedule, as applicable, and except as specifically contemplated by this Agreement, from March 31, 1998 until the Effective Time, each of COMNET and Group 1 has not done, and shall not do, and shall not permit their respective Subsidiaries to do, any of the following without the prior written consent of the other:

     (a) adjust, split, combine or reclassify any capital stock, declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for semi-annual dividends on the Preferred Stock;

     (b) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations, (ii) effect any reorganization or recapitalization, (iii) purchase or otherwise acquire any assets or stock of any corporation or other business for consideration which in the aggregate exceeds $10 million, or (iv) liquidate, sell, dispose of or encumber any assets for consideration, which in the aggregate exceeds $25 million;

     (c) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares;

     (d) propose or adopt any amendments to its articles of incorporation or By-Laws;

     (e) change any of its methods of accounting in effect at December 31, 1997, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1997, except as may be required by law or generally accepted accounting principles;

     (f) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than (x) short-term indebtedness incurred to refinance short-term indebtedness or (y) indebtedness among its corporate affiliates), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

     (g) except for transactions in the ordinary course of business consistent with past practice, enter into or terminate any material contract or agreement, or make any change in any of its material leases or material contracts, other than renewals of such contracts and leases without material adverse changes of terms;

     (h) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowances not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than, in each case, in the ordinary course of business consistent with past practice, or accelerate the vesting of any stock options or other stock-based compensation;

     (i) settle any claim, action or proceeding involving money damages, except in the ordinary course of business consistent with past practices;

     (j) take any action that would prevent or impede the Merger from qualifying as a tax free reorganization within the meaning of Section 368 of the Code;

     (k) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, except, in each case, as may be required by applicable law;

     (l) take any action or fail to take any action which individually or in the aggregate can be reasonably expected to have a Material Adverse Effect; or

     (m) agree in writing or otherwise to do any of the foregoing.


                                    ARTICLE V

                              Additional Agreements

     Section 5.01 Registration Statement. (a) As promptly as practicable after the execution of this Agreement, (i) COMNET and Group 1 shall prepare and file with the SEC preliminary proxy materials which shall constitute the joint proxy statement of COMNET and Group 1 (such joint proxy statement as amended or supplemented is referred to herein as the "Joint Proxy Statement") and (ii) COMNET shall prepare and file a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement"), in which the Joint Proxy Statement shall be included as a prospectus, with the SEC with respect to the registration of the COMNET Common Stock to be issued in the Merger. COMNET and Group 1 shall each use its reasonable best efforts to cause the Registration Statement to become effective as soon as reasonably practicable. COMNET shall also take any action required to be taken under any applicable Blue Sky Laws in connection with the issuance of the shares of COMNET Common Stock to be issued as set forth in this Agreement.

     (b) The Joint Proxy Statement shall include the recommendation of the Board of Directors of Group 1 in favor of approval and adoption of this Agreement and approval of the Merger. The Joint Proxy Statement shall include the recommendations of the Board of Directors of COMNET in favor of approval and adoption of this Agreement and approval of the Merger.

     (c) No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by COMNET or Group 1 without the approval of the other party (which will not be unreasonably withheld). COMNET and Group 1 each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the COMNET Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement, or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     (d) COMNET shall promptly prepare and submit to the Nasdaq a listing application covering the shares of COMNET Common Stock issuable in the Merger, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such COMNET Common Stock, subject to official notice of issuance and Group 1 shall cooperate with COMNET with respect to such listing.

     Section 5.02 Meetings of Stockholders.

     (a) Group 1 and its directors shall (i) cause a meeting of Group 1's stockholders to consider the Merger (the "Group 1 Meeting") to be duly called and held as soon as practicable to consider and vote upon the plan of Merger and any related matters in accordance with the applicable provisions of applicable law, (ii) submit this Agreement and the plan of Merger to Group 1's stockholders together with, subject to the fiduciary duties of Group 1's Board of Directors under applicable law as advised by counsel, a recommendation for approval by the Board of Directors of Group 1, (iii) solicit the approval thereof by Group 1's stockholders by mailing or delivering to each shareholder a Joint Proxy Statement, and (iv) subject to the fiduciary duties of the Group 1's Board of Directors under applicable law as advised by counsel, use their reasonable efforts to obtain the approval of the plan of Merger by the requisite percentage of Group 1's stockholders.

     (b) COMNET and its directors shall (i) cause a meeting of COMNET's stockholders to be held to consider and vote on approval of the Merger and the authorization of additional shares of COMNET Common Stock and the issuance of shares of COMNET and Common Stock in connection with the Merger (the "COMNET Meeting" and together with the Group 1 Meeting, the "Stockholders' Meetings") to be duly called and held as soon as practicable to consider and vote upon approval of the Merger and the issuance of additional shares of COMNET Common Stock in connection with the Merger and any related matters in accordance with the applicable provisions of applicable law, (ii) submit such proposal to COMNET's stockholders together with, subject to the fiduciary duties of COMNET's Board of Directors under applicable law as advised by counsel, a recommendation for approval by the Board of Directors of COMNET, (iii) solicit the approval thereof by COMNET's stockholders by mailing or delivering to each shareholder a Joint Proxy Statement, and (iv) subject to the fiduciary duties of COMNET's Board of Directors under applicable law as advised by counsel, use their reasonable efforts to obtain the approval of the Merger by the requisite percentage of COMNET's stockholders.

     Section 5.03 Appropriate Action; Consents; Filings. COMNET and Group 1 shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws and (B) any other applicable law (including, without limitation, any applicable state insurance laws).

     Section 5.04 Indemnification of Group 1 Directors. From and after the Effective Time, COMNET shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Group 1 (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of COMNET (which approval shall not be unreasonably withheld), of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Group 1 or any subsidiary thereof, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), in each case to the full extent Group 1 would have been permitted under Delaware law and its Certificate of Incorporation and Bylaws to indemnify such person and COMNET shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking required by Section 145(e) of the DGGL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified party (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to COMNET, (ii) after the Effective Time, COMNET shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) after the Effective Time, COMNET will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that COMNET shall not be liable for any settlement of any claim effected without its written consent, which consent shall not unreasonably be withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.04, upon learning of any such claim, action, suit, proceeding or investigation, shall notify COMNET (but the failure so to notify COMNET shall not relieve it from any liability which it may have under this
Section 5.04 except to the extent such failure materially prejudices COMNET), and shall deliver to COMNET the undertaking, if any, required by Section 145(e) of the DGGL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The provisions of this Section 5.04 are intended to be for the sole benefit of, and shall be enforceable only by, each Indemnified Party, and each Indemnified Party's heirs and representatives. No other persons or parties shall have any rights hereunder. In addition to the foregoing, COMNET agrees (i) to assume all obligations and responsibilities of Group 1 under and pursuant to the Indemnification Agreement entered into between Group 1 and its directors and officers, the form of which agreement is attached hereto and incorporated herein by reference and (ii) to maintain in full force and effect for a period ending three years following the Effective Date its directors and officers' liability insurance policy (Contract Number 961009) covering the Indemnified Parties.

     Section 5.05 Executive Agreements. COMNET agrees to honor, without modifications the contracts, plans and arrangements listed in Section 5.05 of Group 1 Disclosure Schedule. This Section 5.05(b) is intended to be for the benefit of, and shall be enforceable by, the individuals their heirs, and personal representatives, and shall be binding on COMNET and Group 1 and its successors and assigns.

     Section 5.06  Expenses.

     (a) All Expenses (as defined below) incurred by COMNET and Group 1 shall be borne by the party, which has incurred the same, except that the parties shall share equally in the cost of printing and filing the Registration Statement and the Joint Proxy Statement with the SEC and all other regulatory filing fees incurred in connection with this Agreement.

     (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.


                                   ARTICLE VI

                              Conditions of Merger

     Section 6.01 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of COMNET and Group 1, threatened by the SEC. COMNET shall have received all other federal or state securities permits and other authorizations necessary to issue COMNET Common Stock in exchange for Group 1 Common Stock and to consummate the Merger.

     (b) Stockholder Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of COMNET and Group 1.

     (c) Nasdaq Listing. The shares of COMNET Common Stock that are to be issued to the stockholders of Group 1 upon consummation of the Merger shall have been authorized for listing on the National Market of the Nasdaq Stock Market, subject to notice of issuance.

     (d) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

     (e) No Challenge. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by COMNET, Group 1, all or any portion of the their respective businesses or assets or any respective Subsidiary, which in either case has or would have a Material Adverse Effect on COMNET or Group 1 (and their Subsidiaries, taken as a whole) as the case may be.

     (f) COMNET Tax Opinion. COMNET and Group 1 shall have received an opinion of PricewaterhouseCoopers LLP, independent auditors for COMNET and Group 1 to the effect that the Merger will be treated for federal income tax purposes as a tax free reorganization within the meaning of Section 368(a) of the Code, and that COMNET, Merger Sub and Group 1 will each be a party to that reorganization within the meaning of Section 368(b) of the Code, dated the date of the Effective Time, shall have been delivered and shall not have been withdrawn or modified.

     Section  6.02   Additional   Conditions  to  Obligations  of  COMNET.   The
obligations of COMNET to effect the Merger are also subject to the following conditions:

     (a) Representation and Warranties. Each of the representations and warranties of Group 1 set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (as defined in Section 8.01) (except to the extent such representations and warranties speak only as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such date) as though made as of the Closing Date. COMNET shall have received a certificate of the Chief Executive Officer of Group 1 dated the Closing Date to that effect.

     (b) Agreements and Covenants. Group 1 shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement on or prior to the Effective Time. COMNET shall have received a certificate of the Chief Executive Officer of Group 1 dated the Closing Date to that effect.

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by Group 1 for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Group 1, except when the failure to obtain or make the same, individually or in the aggregate, would not have a Material Adverse Effect on Group 1 and Group 1 Subsidiaries, taken as a whole, or the COMNET and the COMNET Subsidiaries, taken as a whole.

     Section  6.03  Additional   Conditions  to  Obligations  of  Group  1.  The
obligation of Group 1 to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of COMNET set forth in this Agreement shall be true and correct in all material respects as of the Closing Date (except to the extent such representation and warranties speak as of an earlier date, in which case such representation and warranties shall be true and correct in all material respects as of such earlier date) as though made at the Closing Date. Group 1 shall have received a certificate of the President of COMNET dated the Effective Time to that effect.

     (b) Agreements and Covenants. COMNET shall have performed or complied in all material respects with all obligations required to be performed by it under this Agreement on or prior to the Effective Time. Group 1 shall have received a certificate of the President of COMNET dated the Closing Date to that effect.

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by COMNET for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by COMNET, except when the failure to obtain or make the same, individually or in the aggregate, would not have a Material Adverse Effect on Group 1 and Group 1 Subsidiaries, taken as a whole, or the COMNET and the COMNET Subsidiaries, taken as a whole.


                                   ARTICLE VII

                        Termination, Amendment and Waiver

     Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Group 1 and
COMNET:

     (a) by mutual written consent duly authorized by the Boards of Directors of each of COMNET and Group 1;

     (b) by COMNET, if there has been a breach of any material representation, warranty, covenant or agreement on the part of Group 1 set forth in this Agreement, or if any representation or warranty of Group 1 shall have become untrue, in either case such that the conditions set forth in Section 6.02(a) or
Section 6.02(b) would not be satisfied and such breach is not cured within 30 days after written notice thereof to Group 1 by COMNET;

     (c) by Group 1, if there has been a breach of any material representation, warranty, covenant or agreement on the part of COMNET set forth in this Agreement, or if any representation or warranty of COMNET shall have become untrue, in either case such that the conditions set forth in Section 6.03(a) or
Section 6.03(b) would not be satisfied and such breach is not cured within 30 days after written notice thereof to COMNET by Group 1;

     (d) by either COMNET or Group 1, if at a duly called and held stockholders' meeting therefor, this Agreement and the transactions contemplated hereby shall fail to receive the requisite vote for approval and adoption by their respective stockholders;

     (e) by either COMNET or Group 1, if at a duly called and held stockholders' meeting therefor, the authorization of additional shares of COMNET Common Stock and the issuance of shares of COMNET Common Stock in connection with the Merger pursuant to this Agreement shall fail to receive the requisite vote for approval by COMNET's stockholders;

     Section 7.02 Effect of Termination. Except as provided in Section 8.02, in the event of termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of COMNET, Group 1 or any of their respective officers or directors and all rights and obligations of each party hereto shall cease; provided that notwithstanding anything to the contrary in this Agreement, neither COMNET nor Group 1 shall be released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

     Section 7.03 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of by the Group 1 stockholders no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 7.04 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE VIII

                               General Provisions

     Section 8.01 Closing. Subject to the terms and conditions of this Agreement, the closing (the "Closing") of the Merger will take place at 10:00 a.m. on a date and place specified by the parties, which shall be no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VI unless extended by mutual agreement of the parties (the "Closing Date").

     Section 8.02 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VII, except that the agreements set forth in Article I shall survive the Effective Time indefinitely and those set forth in Section 5.04, 7.02 and
Article VIII hereof shall survive termination indefinitely.

     Section 8.03 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified or overnight mail (postage prepaid, return receipt requested) to the parties at the following addresses (or such other address for a party as shall be specified by like changes of address) and shall be effective upon receipt:

          If to COMNET, to it at:

          COMNET Corporation
          4200 Parliament Place, Suite 600
          Lanham, Maryland  20706
          Attention: Linda K. Chapman, Assistant Secretary

          With a copy to:

          Cadwalader, Wickersham & Taft
          100 Maiden Lane
          New York, New York  10038
          Attention: Louis J. Bevilacqua, Esq.

          If to Group 1, to it at:

          Group 1 Software, Inc.
          4200 Parliament Place, Suite 600
          Lanham, Maryland 20706
          Attention: Ronald F.  Friedman, President

          With a copy to:

          Arent, Fox, Kintner, Plotkin & Kahn LLP
          1050 Connecticut Avenue, 6th Floor
          Washington, D.C.  20036
          Attention: Arnold Westerman, Esq.

     Section 8.04 Certain Definitions. For purposes of this Agreement, the term:

     (a) "beneficial owner" with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

     (b) "business day" means any day other than a day on which banks in Delaware are required or authorized to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

     Section 8.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 8.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 8.07 Entire Agreement. This Agreement, together with the Disclosure Schedules and Exhibits hereto, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

     Section 8.08 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     Section 8.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under of by reason of this Agreement.

     Section 8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, COMNET and Group 1 have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.


                                  COMNET Corporation, a Delaware corporation


                                  By: ________________________________
                                      Name:
                                      Title:


                                  Group 1 Software, Inc., a Delaware corporation


                                  By: ________________________________
                                      Name:
                                      Title:

                                    EXHIBIT B

August 5, 1998


COMNET Corporation
4200 Parliament Place, Suite 600
Lanham, Maryland 20706-1844

          Re: COMNET Corporation Registration Statement on Form S-4 (File No. 333-58043)

Gentlemen:

     We have acted as tax advisors to COMNET Corporation, a Delaware corporation ("COMNET"), in connection with the proposed merger (the "Merger") of Group 1 Software, Inc., a Delaware corporation ("Group 1"), pursuant to the terms of the Agreement and Plan of Merger, dated as of June 23, 1998 (hereinafter referred to as the "Agreement") by and between COMNET and Group 1, as described in the Registration Statement on Form S-4 (File No. 333-58043), as filed with the Securities and Exchange Commission on June 29, 1998 (the "Registration Statement"). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt by us, prior to the Effective Date of certain written representations and covenants of COMNET and Group 1.

     Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "The Proposed Merger--Certain Tax Consequences of the Merger," except as otherwise indicated, expresses our opinion as to the certain Federal income tax consequences applicable to holders of Group 1 Common Stock. You should be aware, however, that the discussion under the caption "The Proposed Merger--Certain Tax Consequences of the Merger" in the Prospectus represents our conclusion as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to PricewaterhouseCoopers L.L.P. under the heading "The Proposed Merger--Tax Consequences of the Merger" in the Registration Statement and the Prospectus.

                                              Very truly yours,


                                              -----------------------------
                                              PricewaterhouseCoopers LLP

                                    EXHIBIT C

June 8, 1998


The Special Committee of the Board of Directors
Group 1 Software, Inc.
4200 Parliament Place
Lanham, Maryland 20706

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Group 1 Software, Inc., a Delaware corporation ("Group 1") of the consideration to be paid by Comnet Corporation, a Delaware corporation ("Comnet") pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger between Group 1 and Comnet (the "Merger Agreement"). As more fully described in the Merger Agreement, Comnet proposes to acquire all of the outstanding capital stock of Group 1 not already owned by Comnet, by means of a merger, subsequent to which Comnet will change its name to Group 1 Software, Inc. Each outstanding share of the Common Stock, par value $0.01 per share, of Group 1 (the "Group 1 Common Stock") will be converted into the right to receive 1.15 (the "Exchange Ratio") shares of the Common Stock, par value $0.50 per share, of Comnet (the "Comnet Common Stock"). Subsequent to the merger and the name change, the Comnet Common Stock will be known as the "New Group 1 Common Stock."

     Comnet owns 81.16% of the Group 1 Common Stock, which is Comnet's sole operation. It holds no other operating businesses, and its other assets or investments are insignificant. Further, we have been advised that there are no separate liabilities at Comnet or Group 1 other than those specifically discussed below. For this reason, we believe that independent valuation of the individual businesses of Comnet and Group 1 is not required. In arriving at our opinion, we first determined a ratio which would maintain the percentage ownership relationship which exists in the market prior to the merger. This ratio was then adjusted for the substantive differences in financial position between Comnet and Group 1, namely that Comnet has 147,500 shares of 6% Cumulative Preferred Stock, par value $0.25 per share (the "Preferred Stock") outstanding, and has numerous option grants outstanding (the "Comnet Options"), while Group 1 has a debt obligation to Comnet.

     Since neither the Preferred Stock nor the Comnet Options are traded in the marketplace, we appraised their fair market values. The exchange ratio was then adjusted upward for the fair market values of the Preferred Stock and the Comnet Options and adjusted downward for the stated debt owed by Group 1 to Comnet.

     In addition to the aforementioned, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Comnet and certain and other representatives and advisors of Group 1 concerning the businesses of Comnet and Group 1. We examined certain publicly available business and financial information relating to Comnet and Group 1 as well as certain other information and data for Comnet and Group 1 which were provided to or otherwise discussed with us by the management of Comnet and Group 1. We reviewed the terms of the merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Comnet Common Stock and Group 1 Common Stock; the historical earnings and other operating data of Comnet and Group 1; the capitalization and financial condition of Comnet and Group 1. We considered to the extent publicly available, the financial terms of certain other exchange transactions recently effected which we considered relevant in evaluating the Merger. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Comnet and Group 1 that such information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Comnet and Group 1 as to the strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated to result from the Merger. Our opinion as set forth herein relates to the relative values of Comnet and Group 1. We are not expressing any opinion as to what the value of Comnet Common Stock actually will be when issued to Group 1 shareholders pursuant to the Merger or the price at which the New Group 1 Common Stock will trade subsequent to the Merger.

     We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Comnet and Group 1 nor have we made any physical inspection of the properties or assets of Comnet and Group 1, except as may be stated in the second paragraph of this letter. We were not requested to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Group 1 or the effect of any other transaction in which Group 1 might engage. With the exception of reviewing the final draft of the Merger Agreement and verifying that the exchange ratio offered by Comnet was within the range determined by us to be fair, we concluded our work in connection with this matter on April 17, 1998. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of this date.

     We are acting as financial advisors to Group 1 in connection with the proposed Merger and will receive a fee for our services, which is not contingent upon consummation of the Merger.

     Our advisory services and the opinion expressed herein are provided for the information of the Special Committee of the Board of Directors of Group 1 in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter relating to the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Valuation Research Corporation be made, without our prior consent, which will not be unreasonably withheld.

     Based upon and subject to the foregoing, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof and pursuant to the Merger Agreement, the Exchange Ratio is fair, from a financial point of view, to Group 1 and the holders of Group 1 Common Stock.

                                             Very truly yours,


                                             ------------------------------
                                             VALUATION RESEARCH CORPORATION

                                    EXHIBIT D

                 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     1.  Definitions.  The terms below shall be defined as indicated.

     1.1 Administrator means the Board or any executive officer or officers of the Company designated by the Board.

     1.2 Board means the Board of Directors of the Company, including any directors who may be Optionees.

     1.3 Change in Control means the occurrence of and of the following:

     (i) Any "person," as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
Section 13(d) of the Exchange Act (but excluding the Company and any successor to the Company which became a successor of the Company in a transaction that did not involve a Change in Control, any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary, including any trustee of any such plan acting as trustee), becomes directly or indirectly the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of, or makes an offer to purchase, securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities with respect to the election of directors.

     (ii) During any period of twelve (12) consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 12-month period shall be deemed to have satisfied such requirement and be an Incumbent Director if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors of the Company who then qualified as Incumbent Directors either because they were directors at the beginning of such 12-month period or by operation of this clause (ii).

     (iii) The stockholders of the Company approve a merger or consolidation of the Company or a reclassification of its voting stock without the consent or approval of a majority of the Incumbent Directors.

     (iv) The stockholders of the Company approve a sale or other disposition of all or substantially all of the Company's assets.

     (v) The stockholders of the Company approve or adopt a plan of liquidation, dissolution or winding up.

     1.4 Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereof.

     1.5 Common Stock means the Company's common stock, par value $.50, subject to the provisions of Section 9.

     1.6 Company means COMNET Corporation, a Delaware corporation, and any successor corporation which adopts the Plan.

     1.7 Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereof.

     1.8 Fair Market Value means, on a specified date, the last sales price of a Share traded on the over-the-counter market, as reported on the NASDAQ National Market System, or the last closing price for a Share on the stock exchange, if any, on which Shares are primarily traded (or if no Shares were traded on such date, then on the last previous date on which any Shares were so traded), or if none of the above is applicable, the value of a Share for such date as established by a nationally recognized appraisal firm or investment bank, using any reasonable method of valuation.

     1.9 Non-Employee Director means a director of the Company who is not an officer or employee of the Company or any subsidiary.

     1.10 Option means an option to purchase Shares granted by the Company pursuant to the Plan.

     1.11 Option Agreement means a written agreement as described in Section 7 between the Company and the Optionee evidencing an option.

     1.12 Option Period means the period from the date of the granting of an Option to the date on which that Option terminates pursuant to Section 5.2 hereof.

     1.13 Option Price means the price to be paid for the Shares purchased pursuant to an Option.

     1.14 Optionee means any person who is granted an Option under the Plan.

     1.15 Plan means the Company's 1995 Non-Employee Directors' Stock Option Plan, as adopted by the Board in substantially the form set forth herein and as the same may be amended or otherwise modified from time to time.

     1.16 Shares means shares of Common Stock.

     1.17 Subsidiary means a subsidiary of the Company as defined under Section 424 of the Code.

     2.  Purpose; Construction.

     2.1 The Plan is intended to encourage ownership of Common Stock by directors of the Company, upon whose judgment and interest the Company is dependent for its successful operation and growth, in order to increase their proprietary interest in the Company's success and to encourage them to serve as directors of the Company.

     2.2 The Plan is intended to comply with the terms and provisions of Rule 16b-3 promulgated under the Exchange Act. Any provision of the Plan or any option Agreement inconsistent with the terms of such Rule in effect on such date shall be inoperative and shall not affect the validity of the Plan, such Option Agreement or any other provision thereof.

     3. Administration and Interpretation. The terms and conditions under which options shall be granted under the Plan are set forth in Section 5. Subject to the provisions of Section 12, the Administrator shall have authority to interpret the provisions of the Plan, to establish such rules and procedures as may be necessary or advisable to administer the Plan and to make all determinations necessary or advisable for the administration of the Plan; provided, however, that no such interpretation or determination shall change or affect the selection of participants eligible to receive grants under the Plan, the number of shares covered by or the timing of any grant of Options under the Plan or the terms and conditions thereof. The interpretation and construction by the Administrator of any provision of the Plan or of any Option Agreement shall be final and conclusive.

     4. Eligible Persons. Options shall be granted pursuant to the provisions hereof to persons who are Non-Employee Directors at the time of grant.

     5.  Grant of Options.

     5.1 Procedure. Subject to the provisions of Section 8.1 limiting the maximum number of Shares subject to purchase under Options, (a) each Non-Employee Director whose initial term commences after the date of adoption of the Plan by the Board shall be granted an option as of the date such director is first elected to the Board of Directors to purchase 5,000 Shares, and (b) on the first day of each fiscal year of the Company, each Non-Employee Director (including Non-Employee Directors whose initial terms commenced on or before the date of adoption of the Plan by the Board) shall be granted an option to purchase 5,000 Shares. Each such Option shall become exercisable as to 20% of the Shares covered thereby on each of the first five successive anniversaries of the date of grant; provided, however, that upon the occurrence of a Change in Control any portion of each such Option not then exercisable shall immediately and automatically (without notice) become fully exercisable. The Option Price for each option shall be the Fair Market Value of a Share on the date of grant. No Option shall be granted under the Plan except as provided in this Section 5.1.

     5.2 Termination. The unexercised portion of each Option (both vested and non-vested) shall automatically and without notice terminate and become null and void upon the earlier of the following:

     (i) The fifteenth anniversary of the date of grant; or

     (ii) Subject to the provisions of this Section 5.2, thirty (30) days following the date of termination of the Optionee's status as a director of the Company.

     Notwithstanding the foregoing, if an Optionee ceases to be a director of the Company due to retirement on or after attaining the age of 65 (or such earlier date as such Optionee shall be permitted to retire under the Company's retirement policy then in effect) or due to disability (the existence of which disability shall be determined by the Administrator in its sole discretion, which determination shall be conclusive), any unexercised portion of the Option that was otherwise exercisable on the date such Optionee ceases to be a director of the Company shall be exercisable by the Optionee at any time within the 30 day period following the date of termination of such Optionee's status as a director, and if an Optionee dies while a director of the Company or within 30 days following the date of termination of such Optionee's status as a director, any unexercised portion of the Option that was otherwise exercisable on the date of such Optionee's death shall be exercisable by the Optionee's personal representatives or heirs at law if no personal representative is required by the governing state law, at any time within the one (1) year period from the date of such Optionee's death; provided, however, that notwithstanding anything to the contrary contained herein, in no event shall any option be exercisable following the fifteenth anniversary of the date of grant.

     5.3 Additional Grants. Nothing contained in the Plan shall be construed to preclude the granting of an Option or Options pursuant to Section 5.1 to an Optionee in addition to an Option or options for the purchase of Shares already held by that Optionee or the granting of more than one option pursuant to
Section 5.1 to an Optionee at the same time.

     5.4 Subject to Exchange Rules. Any and all grants of Options shall be subject to all applicable rules and regulations of any exchange on which the Company's Common Stock may then be listed.

     6. Effective and Expiration Dates of Plan. The Plan shall be effective on September 12, 1995, after approval by the Company's stockholders at the 1995 annual meeting of stockholders. No Option shall be granted after September 10, 2005.

     7. Option Agreements. Option Agreements shall be in such form as the Administrator shall approve or determine; provided, however, that all Option Agreements shall comply with and be subject to the following terms and conditions.

     7.1 Manner, Time, and Medium of Payment. An Option shall be exercised in the manner set forth in the Option Agreement relating thereto and payment in full of the Option Price for all Shares shall be made at the time of exercise. Payment shall be in United States dollars in the form of cash, certified check or bank draft, or by delivery of fully paid Shares valued at their Fair Market Value on the date of exercise, or, if the Option Agreement so provides (subject to compliance with any applicable rules promulgated under Section 16 of the Exchange Act requiring elections to be made six (6) months in advance or during a window period or as may otherwise hereafter be required), by withholding Shares with respect to which the Optionee has exercised such Option having a Fair Market Value on the date of exercise equal to the sum of the Option Price for the withheld Shares and the remaining shares with respect to which the Optionee has exercised such option, or any combination of such methods of payment.

     7.2 Number of Shares. Subject to Section 9, the Option Agreement shall state the number of Shares to which it pertains.

     7.3 Date of Exercise. An Option may be exercised, to the extent vested, in whole or in part from time to time during the Option Period. Notwithstanding anything in this Plan or any Option Agreement to the contrary, no Option shall be exercisable prior to the approval of this Plan by the stockholders of the Company.

     7.4 Reorganization. In case the Company is merged or consolidated with another corporation, or in case of a reorganization, separation or liquidation of the Company, the Board or the board of directors of any corporation assuming the obligations of the Company hereunder shall either (i) make appropriate provisions for the protection of any outstanding options by the substitution on an equitable basis of appropriate securities of the Company, or appropriate shares or other securities of the merged, consolidated, or otherwise reorganized corporation, or the appropriate adjustment in the Option Price, or both, or (ii) give written notice to Optionees that their Options must be exercised, to the extent then exercisable after giving due effect to Section 7.3, within 60 days of the date of such notice or they will terminate, and to the extent that such Options are not exercised within such 60-day period they shall terminate and be of no further effect.

     7.5 Assignability. No option shall be assignable or transferable except by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code), and no option may be exercised other than by an Optionee or, after the death of an Optionee, by that Optionee's personal representatives, heirs, or legatees.

     7.6 No Right to Continue as Director. Nothing in the Plan nor in any option granted under the Plan shall confer (or be deemed to confer) any right on any Optionee to continue as a director of the Company or any Subsidiary or shall interfere in any way with the right of the Board or the stockholders of the Company, or the board of directors or stockholders (including the Company) of any subsidiary, to terminate such status at any time, with or without cause and with or without notice except as otherwise provided by the certificate of incorporation or by laws of the Company or such Subsidiary or applicable law.

     7.7 Rights as a Stockholder. An Optionee shall have no rights as a stockholder with respect to Shares covered by any Option until the date the Company has issued or delivered such Shares to the Optionee, and then only as to such Shares as are actually issued and delivered to the Optionee.

     7.8 Other Provisions. Option Agreements shall contain such other terms and conditions not inconsistent with the Plan as the Administrator shall deem advisable.

     7.9 Compliance with Law. Notwithstanding any provision of the Plan or any Option Agreement to the contrary, no option may be granted or exercised at any time when such Option or the granting or exercise thereof or payment therefor may result in the violation of any law or governmental order or regulation.

     7.10 Securities Laws. The Company intends to register the Shares issuable pursuant to exercise of Options under the Securities Act of 1933, as amended, and to effect similar compliance under applicable state laws, but shall be under no obligation to do so. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing Shares issuable pursuant to exercise of Options, that the Optionee make such covenants, agreements and representations, including, without limitation, as to compliance with applicable securities laws, and that such certificates bear such legends, as the Administrator in its sole discretion deems necessary or desirable.

     8.  Shares Available for Option.

     8.1 Maximum. Subject to Sections 7.4 and 9, no more than 300,000 Shares shall be subject to purchase pursuant to options granted under the Plan, which Shares may be either Shares held in treasury or authorized but unissued Shares. At all times during the term of the Plan, the Company shall have reserved that number of Shares less an amount equal to the number of Shares held in treasury and the number of Shares which have been issued pursuant to the exercise of Options. At all times after termination of the Plan the Company shall have reserved for issuance a number of Share; equal to the aggregate number of Shares subject to outstanding options less the number of Shares held in treasury.

     8.2 Expiration or Termination. If any outstanding option under the Plan expires for any reason or is terminated prior to the expiration date of the Plan as set forth in Section 6, the Shares allocable to any unexercised portion of such Option may again be subject to an option.

     9. Recapitalization or Change in Par Value of Common Stock. The aggregate number of Shares purchasable under options granted and which may be granted pursuant to the Plan and the option Price for Shares covered by each outstanding option shall all be proportionately adjusted, as deemed appropriate by the Administrator, if the Shares are split up, converted, exchanged, reclassified or in any way substituted for. The Administrator shall provide for appropriate adjustments of the numbers of shares purchasable under the Plan and of outstanding options in the event of stock dividends or distributions of assets or securities of other companies owned by the Company to stockholders relating to Common Stock for which the record date is prior to the date the Shares purchased by exercise of an Option are issued or transferred, except that no such adjustment shall be made for cumulative stock dividends of ten percent (10%) or less (in the aggregate) or cash dividends. Any such adjustment may include an adjustment of the Option Price or the number of Shares for which an Option may be exercised, or may provide for an escrow of assets or securities so distributed to be available upon future exercise. In the event of a change in the Company's presently authorized Common Stock which is limited to a change of all of its presently authorized Shares of Common Stock with par value into the same number of shares without par value, or any change of the then authorized Shares of Common Stock with par value into the same number of shares of Common Stock with a different par value, the shares resulting from any such change shall be deemed to be Shares as defined in Section 1, and no change in the number of Shares covered by each option or in the Option Price shall take place.

     10. Indemnification; Reliance; Exculpation.

     10.1 Indemnification. Each person who is or shall have been a member of the Board of the Company shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof (with the Company's written approval) or paid by such person in satisfaction of a judgment in any such action, suit, or proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject, however, to the condition that upon the institution of any such claim, action, suit, or proceeding such person shall in writing give the Company an opportunity to intervene at the Company's expense on his or her behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify such person or hold his or her harmless.

     10.2 Reliance. Each member of the Board and each officer and employee of the Company in performing duties under the Plan shall be entitled to rely upon information and reports furnished in connection with the administration of this Plan by any duly authorized officer or agent of the Company.

     10.3 Exculpation. No a member of the Board and no officer or employee of the Company shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under the Plan.

     11. Income Tax Withholding. Any Option Agreement may include provisions that if the Company or a Subsidiary shall be required to withhold any amounts by reason of any federal, state or local tax rules or regulations in respect of the issuance of Shares pursuant to the exercise of an Option, the Company or the Subsidiary shall be entitled to deduct and to withhold such amount from any cash payments to be made to the Optionee. The Administrator may establish such rules and procedures, including, without limitation, any rules or procedures necessary to comply with Rule 16b-3, as it may deem necessary or advisable in connection with the withholding taxes relating to the exercise of any option.

     12. Amendment or Termination of Plan. The Plan may be terminated and may be modified or amended by the Board at any time and from time to time; provided, however, that (i) no modification or amendment increasing the aggregate number of Shares which may be issued under Options, materially increasing benefits accruing to Optionees, or materially modifying the requirements as to eligibility to receive options hereunder shall be effective without stockholder approval, (ii) no such termination, modification, or amendment of the Plan shall alter or affect the terms of any then outstanding Options previously granted hereunder without the consent of the holder thereof and (iii) the provisions of
Section 5 with respect to the number of Shares for which Options shall be granted, the timing of such grants and the Option Price for such Options shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     13. Set-Off. If at any time an Optionee is indebted to or otherwise obligated to make any payment to the Company or any Subsidiary, the Company may
(a) withhold from the Optionee (i) following the exercise by the Optionee of an Option, Shares issuable to the Optionee having a Fair Market Value on the date of exercise up to the amount of indebtedness to the Company or (ii) following the sale by an Optionee of Shares received pursuant to the exercise of an Option amounts due to an Optionee in connection with the sale of such Shares up to the amount of the indebtedness to the Company, or (b) take any substantially similar action. The Company may establish such rules and procedures as it may deem necessary or advisable in connection with the taking of any action contemplated by this Section 13.

     14. Headings. The section headings contained herein have no substantive meaning or content and are not part of this Plan.

                                Part II - Page 2

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Sixteenth of the COMNET Certificate eliminates the monetary liability of directors to COMNET or its stockholders for breach of fiduciary duty as a director, with the following exceptions, as required by the
DGCL: (i) breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) payment of unlawful dividends or making unlawful stock purchases or redemption's; or (iv) transactions from which the director derived an improper personal benefit.

     In addition, under Section 145 of the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article VII of the COMNET By-laws provides for indemnification of its directors, officers, employees, and other agents to the fullest extent permitted by the DGCL.

     COMNET has obtained director and officer liability insurance, which provides for indemnification of its directors and officers under the foregoing provisions of the COMNET Certificate and the COMNET By-laws up to an aggregate of $10,000,000.

Item 21.  Exhibits and Financial Data Schedule

            (a) Exhibits

      2.     Agreement  and  Plan  of  Merger,   dated  June  23,  1998  between
             Registrant and Group 1 Software, Inc. (incorporated by reference to Exhibit A to the Proxy Statement Prospectus included herein).*

      3.1    Articles of Incorporation and Bylaws, as amended - 1985.(1)

      3.2    Bylaws - Amended as of January 22, 1993.(2)

      4.1 Purchase Agreement between the Registrant and Medco Containment Services, Inc., dated as of January 28, 1992.(14)

      4.2 Agreement Regarding Satisfaction of Debt, Release of Pledge and Issuance of Stock between Group 1 and Robert S. Bowen, dated as of January 28, 1992.(3)

      4.3 Agreement Regarding Satisfaction of Debt, Release of Pledge and Issuance of Stock between Group 1 and Dr. Milton Kaplan, dated as of January 28, 1992.(3)

      4.4 Agreement Regarding Satisfaction of Debt, Release of Pledge and Issuance of Stock between Group 1 and John Spohler, dated as of January 28, 1992.(3)

      4.5 Agreement Regarding Satisfaction of Debt, Release of Pledge and Issuance of Stock between the Registrant and Leonard J. Smith, dated as of January 28, 1992.(3)

      4.6 Stock Option Agreement between the Registrant and James V. Manning, dated as of August 16, 1992.(3)

      4.7 Stock Option Agreement between the Registrant and James Marden, dated as of August 16, 1992.(3)

      4.8 Stock Option Agreement between the Registrant and Robert S. Bowen, dated as of August 16, 1991.(3)

      4.9 Stock Option Agreement between the Registrant and Ronald F. Friedman, dated as of August 16, 1991.(3)

      4.10 Stock Option Agreement between the Registrant and Charles A. Crew, dated as of August 16, 1991.(3)

      4.11 Stock Option Agreement between the Registrant and Charles J. Sindelar, dated as of August 16, 1991.(3)

      4.12 Agreement among the Registrant and Robert S. Bowen, Milton Kaplan, Leonard J. Smith and John Spohler regarding certain registration rights, dated as of January 28, 1992.(3)

      4.13 Certificate of Designation of 6% Convertible Preferred Stock, filed January 22, 1993.(3)

      4.14 1995 Incentive Stock Option, Non-Qualified Stock Option and Stock Appreciation Unit Plan.(13)

      4.15   1995 Non-Employee Directors' Stock Option Plan.(14)

      5. Opinion of Cadwalader, Wickersham and Taft as to the legality of the securities issued in connection with the Merger.*

      8.     Opinion of PricewaterhouseCoopers LLP as to certain tax matters.*

      10.1 Technology Purchase Agreement between COMNET Corporation and Andy Bellinghieri - 1985, as amended and restated in May, 1994.(14)

      10.2 Employment agreement between Ronald F. Friedman and Group 1 Software, Inc. dated October 31, 1990.(14)

      10.3 Management and Service Agreement between Group 1 Software, Inc. and COMNET Corporation dated April 1, 1994.(5)

      10.4   Tax  Sharing  Agreement  among  Group  1  Software,  Inc.,  COM_MED
             Systems, Inc., ADMS, Inc. and COMNET Corporation, dated April 1, 1991.(5)

      10.5 First Amendment to Employment Agreement by and between Group 1 Software, Inc. and Ronald F. Friedman dated June 24, 1991.(14)

      10.6   Amendment to the Management and Services  Agreement as of August 1,
             1991  by  and   between   Group  1   Software,   Inc.   and  COMNET
             Corporation.(14)

      10.7 Amended and Restated Employment Agreement dated January 28, 1992 by and between Group 1 Software, Inc., and Robert S. Bowen.(14)

      10.8 Fee Agreement between the Company and James V. Manning, dated as of January 28, 1992.(14)

      10.9 Fee Agreement between the Company and Robert S. Bowen, dated as of January 28, 1992.(14)

      10.10  Fee Agreement between the Registrant and James V. Manning.(14)

      10.11 Indemnification Agreement between the Registrant and James V. Manning.(14)

      10.12 Indemnification Agreement between the Registrant and James P. Marden.(14)

      10.13 Indemnification Agreement between the Registrant and Ronald F. Friedman.(14)

      10.14 Indemnification Agreement between the Registrant and Charles A. Crew.(14)

      10.15 Indemnification Agreement between the Registrant and Robert S. Bowen.(14)

      10.16 Stockholder Voting Agreement among Medco Containment Services, Inc. and Robert S. Bowen, Charles A. Crew, Ronald F. Friedman, Milton Kaplan, Perry E. Morrison, Leonard J. Smith and John Spohler, dated as of January 28, 1992.(14)

      10.17 Advisory Committee Agreement between the Registrant and Leonard J. Smith, dated as of January 28, 1992.(14)

      10.18 Advisory Committee Agreement between the Registrant and Milton Kaplan, dated as of January 28, 1992.(14)

      10.19 Advisory Committee Agreement between the Registrant and Perry E. Morrison, dated as of January 28, 1992.(14)

      10.20 Agreement between the Registrant and Robert S. Bowen, dated as of January 23, 1992.(14)

      10.21 Loan Agreement and three notes in the amount of $78,334 each between the Company as Holder and Robert S. Bowen as Maker, dated as of January 23, 1992.(14)

      10.22 Amended and Restated Employment Agreement between Robert S. Bowen and the Registrant, dated as of January 28, 1992.(14)

      10.23 Amended and Restated Employment Agreement between Robert S. Bowen and Group 1 Software, Inc., dated as of January 28, 1992.(14)

      10.24  Indemnification   Agreement,   dated  January  22,  1993,   between
             Registrant and Carl I. Kanter.(3)

      10.25  Loan Agreement,  dated March 1, 1993, between Registrant and Ronald
             F. Friedman.(5)

      10.26  Indemnification   Agreement,   dated  February  24,  1992,  between
             Registrant Corporation and Charles A. Mele.(5)

      10.27  Indemnification   Agreement  between   Registrant  and  Charles  J.
             Sindelar.(5)

      10.28  Lease  covering  Registrant's  office  facilities  in Lanham,  MD -
             1993.(5)

      10.29 Agreement between Group 1 Software, Inc., and Archetype Systems, Ltd., for acquisition of the entire share capital of Archetype Systems, Ltd., dated as of December 30, 1994.(4)

      10.30 Fourth Amendment to Employment agreement, dated as of March, 1994, by and between Group 1 Software, Inc., and Ronald F. Friedman.(4)

      10.31 Sublease, dated March 1, 1994, by and between Registrant and Group 1 Software, Inc.(4)

      10.32 Agreement to Extend Management and Services Agreement, dated April 1, 1994, by and between Registrant and Group 1 Software, Inc.(4)

      10.33  Sales Agreement for COM MED Systems, Inc.(4)

      10.34  Letter  of  Agreement  between  Group  1  and  MEDCOM   Acquisition
             Corporation, dated May 8, 1995.(4)

      10.35 Amended Letter of Agreement between Group 1 and MEDCOM Acquisition Corporation, dated June 9, 1995.(4)

      10.36 Bill of Sale between Group 1 and MEDCOM Acquisition Corporation, dated March 31, 1995, for the sale of substantially all of the assets of COM-MED Systems, Inc. and CMEDS, Inc.(4)

      10.37 Line of Credit Agreement between Group 1 and MEDCOM Acquisition Corporation, dated March 31, 1995.(4)

      10.38 Fifth Amendment to Employment Agreement, dated as of April 1, 1995, by and between Group 1 Software, Inc. and Ronald F. Friedman.(12)

      10.39  COMNET Corporation, Deferred Compensation Plan.(12)

      10.40 Definitive Agreement for purchase of assets of DataDesigns, Inc., dated August 23, 1995.(12)

      10.41  Definitive   Agreement  for  purchase  of  assets  of  Premier  One
             Consultants, Inc., dated November 22, 1995.(12)

      10.42 Agreement between Sidco, Inc., and CMEDS, Inc., dated November 14, 1995.(12)

      10.43 Third Amendment to Lease, dated April 15, 1994, by and between COMNET Corporation and Quadrangle Development Corporation.(12)

      10.44 First Amendment to Sublease, dated April 15, 1994, by and between COMNET Corporation and Group 1 Software, Inc.(12)

      10.45 First Amendment to Loan Agreement with Ronald F. Friedman, dated as of January 15, 1996.(12)

      10.46 Line of Credit Loan Agreement with Crestar Bank, dated October 10, 1996.(12)

      10.47 Agreement to Extend Management and Services Agreement, dated April 1, 1997, by and between the Registrant and Group 1 Software, Inc.(12)

      10.48  Computation of earnings per share.(12)

      10.49 First Amendment to Employment Agreement by and between Robert S. Bowen and COMNET Corporation, dated August 15, 1997.(15)

      10.50 Second Amendment to Employment Agreement by and between Robert S. Bowen and COMNET Corporation, dated January 12, 1998.(15)

      10.51 Third Amendment to Employment Agreement by and between Robert S. Bowen and Group 1 Software, Inc., dated August 15, 1997.(15)

      10.52 Fourth Amendment to Employment Agreement by and between Robert S. Bowen and Group 1 Software, Inc., dated January 12, 1998.(15)

      10.53 Fifth Amendment to Employment Agreement by and between Robert S. Bowen and Group 1 Software, Inc., dated May 11, 1998.(15)

      10.54  Agreement for Purchase and Sale of Assets by and between  Intertrak
             Corporation  and  Group  1  Software,   Inc.,  dated  September  4,
             1997.(15)

      16. Change in Registrant's Independent Accountant on Form 8-K dated January 26, 1990.(6)

      21.    Subsidiaries of Registrant.(13)

      23.1   Consent of Independent Accountants.*

      23.2 Consent of Cadwalader, Wickersham & Taft (incorporated by reference to Exhibit 5 to this Registration Statement).*

      24.1 Power of Attorney (included in signature page of Registration Statement).**

--------------------
*Filed herewith.
**Previously filed.
(1) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1991.
(2) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1991.
(3) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1993.
(4) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1995.
(5) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1994.
(6) Previously filed as an exhibit to the Registrant's Annual report on Form 10-K for the year ended March 30, 1991.
(7) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1991.
(8) Previously filed as an exhibit to Group 1's Quarterly Report on Form 10-Q for the quarter ended December 31, 1991.
(9) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992.
(10) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended December 31, 1994.
(11) Previously filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.
(12) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1997.
(13) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1996.
(14) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1998.
(15) Previously filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended March 31, 1998.

     (b) Financial Statement Schedules

     None

     (c) Opinions

          (i) Opinion of PricewaterhouseCoopers LLP (incorporated by reference to Exhibit B to the Proxy Statement Prospectus included herein).

          (ii)  Opinion  of  Valuation  Research,   Inc.,  dated  June  8,  1998
     (incorporated by reference to Exhibit C to the Proxy Statement Prospectus included herein).

Item 22. Undertakings

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (d) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (ss. 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is again public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lanham, State of Maryland on August 6, 1998.

                                       COMNET CORPORATION


                                       By:  /s/ Mark D. Funston
                                            -------------------------------
                                            Name:   Mark D. Funston
                                            Title:  Vice President and
                                                    Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1. to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                          TITLE                        DATE
       ---------                          -----                        ----

/s/          *              Chairman of the Board, President,     August 6, 1998
------------------------    Chief Executive Officer
      Robert S. Bowen       and Director

/s/   Mark D. Funston       Vice President, and                   August 6, 1998
------------------------    Chief Financial Officer
      Mark D. Funston       and Director

/s/          *              Director                              August 6, 1998
------------------------
     James V. Manning

/s/          *              Director                              August 6, 1998
------------------------
   Richard A. Eisenberg

/s/          *              Director                              August 6, 1998
------------------------
      Charles A. Mele

/s/          *              Director                              August 6, 1998
------------------------
      James P. Marden

/s/          *              Director                              August 6, 1998
------------------------
    Charles J. Sindelar

/s/          *              Director                              August 6, 1998
------------------------
     Bruce J. Spohler

/s/          *              Chief Operating Officer               August 6, 1998
------------------------    and Director
    Ronald F. Friedman

/s/   Mark D. Funston
------------------------
*By:  Mark D. Funston
      Attorney-in-Fact
      pursuant to Power
      of Attorney previously
      filed